Exhibit 2.10
Share Purchase Agreement
by and among
NuVasive, Inc.,
and
The Stockholders of Cervitech Inc.
April 22, 2009

-i-

-ii-

-iii-

Exhibits

Exhibit A	-	Schedule of Sellers
Exhibit B	-	Form of Escrow Agreement
Exhibit C-1	-	Form of Company Legal Opinion
Exhibit C-2	-	Form of Purchaser Legal Opinion
Exhibit D	-	Form of IRS Notice
Exhibit E	-	Form of FIRPTA Notice
Exhibit F	-	Rights Clarification Agreement
Exhibit G	-	Supply Agreement
Exhibit H	-	Claims Waiver
Exhibit I-1	-	License Agreement for Ceramic Technology
Exhibit I-2	-	License Agreement for Bone Separator Instrument Set
Exhibit J-1	-	Trademark Assignment Agreement
Exhibit J-2	-	Patent Assignment Agreement
Exhibit J-3	-	Link and McAfee Assignment Agreement
Exhibit K	-	*** Waiver
Exhibit L	-	*** Agreement

***	Portions of this page have been omitted pursuant to a request for Confidential Treatment filed separately with the Commission.

iv

Share Purchase Agreement
     This SHARE PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of April 22, 2009 (the “Agreement Date”), by and among NuVasive, Inc., a Delaware corporation (“Purchaser”), on the one hand, and the stockholders of Cervitech, Inc., a Delaware corporation (the “Company”), as listed on Exhibit A hereto (each, a “Seller”, and collectively, the “Sellers”), on the other hand.
Recitals
     The Board of Directors or a duly authorized committee of the Board of Directors of Purchaser has determined that it would be advisable and in the best interests of the securityholders of Purchaser to purchase all of the outstanding shares of the Company (the “Share Purchase”), with the Company to become a wholly-owned subsidiary of Purchaser, on the terms and subject to the conditions set forth in this Agreement, and, in furtherance thereof, have approved the Share Purchase, this Agreement and the other transactions contemplated by this Agreement.
     Sellers collectively are the owners and holders of record of an aggregate of 10,000 shares of Common Stock of the Company (the “Shares”), constituting all of the issued and outstanding shares of capital stock of the Company.
     Each Seller desires to sell to Purchaser the number of Shares set forth opposite such Seller’s name on the Exhibit A, collectively aggregating to all of the Shares, on the terms and conditions hereinafter set forth.
     Pursuant to the Share Purchase, among other things, the Purchaser shall purchase the Shares in exchange for cash and Purchaser common stock, in the manner set forth herein.
     The Sellers and Purchaser desire to make certain representations, warranties, covenants and other agreements in connection with the Share Purchase as set forth herein.
     Concurrently with the execution of this Agreement and as a material inducement to the willingness of Purchaser to enter into this Agreement, certain stockholders (the “Key Stockholders”) of the Company identified on Schedule 6.3(f) hereto are entering into non-competition agreements with Purchaser (each, a “Non-Competition Agreement”), in each case to become effective upon the Closing.
     NOW, THEREFORE, in consideration of the representations, warranties, covenants and other agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:
ARTICLE I
The Share Purchase
     1.1 Certain Definitions. As used in this Agreement, the following terms shall have the meanings indicated below. Unless indicated otherwise, all mathematical calculations contemplated hereby shall be rounded to the tenth decimal place.
     “Affiliate” has the meaning set forth in Rule 144 promulgated under the Securities Act.

     “Business Day” means a day (A) other than Saturday or Sunday and (B) on which commercial banks are open for business in San Diego, California.
     “Closing” has the meaning given to it in Section 1.3.
     “Closing Date” has the meaning given to it in Section 1.3.
     “Closing Expenses Certificate” means a certificate executed by the President of the Company and the Sellers’ Agent dated as of the Closing Date, certifying the amount of Transaction Expenses (including an itemized list of each Transaction Expense with a description of the nature of such expense and the Person to whom such expense was or is owed). The Closing Expenses Certificate shall include a representation of the Sellers’ Agent and the Company, certified by the Sellers’ Agent and the President of the Company, respectively, that such certificate includes all of the Transaction Expenses paid or payable at any time prior to, at or following the Closing Date, it being the expressed intent of the Sellers and Purchaser that to the maximum extent possible all of the Transaction Expenses be included in the calculation of the Initial Share Purchase Consideration and that there be no Indemnifiable Transaction Expenses.
     “Code” shall mean the Internal Revenue Code of 1986, as amended.
     “Company Capital Stock” means the Company Common Stock and Company Preferred Stock.
     “Company Common Stock” means the Common Stock, par value of $0.01 per share, of the Company.
     “Company Debt” has the meaning given to it in Section 2.6(d).
     “Company Employee Plan” has the meaning given to it in Section 2.15(a).
     “Company IP Rights” has the meaning given to it in Section 2.12(a).
     “Company Net Working Capital” means (A) the Company’s consolidated total current assets as of the Closing Date (as defined by and determined in accordance with GAAP), less (B) the Company’s consolidated total current liabilities and total accounts payable as of the Closing Date (as defined by and determined in accordance with GAAP). For purposes of calculating Company Net Working Capital, the Company’s current liabilities shall include, without limitation (1) all Company Debt as of the Closing Date whether or not such Company Debt would be treated as a current liability under GAAP, (2) all Transaction Expenses as of the Closing Date less $ *** , and (3) the *** Holdback. The Company Net Working Capital shall be calculated using the same methodology and procedures as was used in the estimate of Company Net Working Capital delivered by Sellers’ Agent to Purchaser immediately prior to signing the Purchase Agreement.
     “Company Net Working Capital Certificate” means a certificate executed by the Sellers’ Agent and the President of the Company dated as of the Closing Date, certifying the amount of Company Net Working Capital (including (i) an itemized list of each Company Debt with a description of the nature of such Company Debt and the Person to whom such Company Debt is owed, (ii) an itemized list of each element of the Company’s current assets, and (iii) an itemized list of each element of the Company’s current liabilities and accounts payable).

***	Portions of this page have been omitted pursuant to a request for Confidential Treatment filed separately with the Commission.

     “Company Preferred Stock” means preferred stock of the Company.
     “Company Products” has the meaning given to it in Section 2.12(a).
     “Company Securityholders” means the Company Stockholders.
     “Company Stockholders” means the holders of shares of outstanding Company Capital Stock.
     “Confidentiality Agreement” has the meaning given to it in Section 5.1(a).
     “Contract” means any written or oral legally binding contract, agreement, instrument, commitment or undertaking of any nature (including leases, licenses, mortgages, notes, guarantees, sublicenses, subcontracts, letters of intent and purchase orders) as of the Agreement Date.
     “Delaware Law” means the Delaware General Corporation Law.
     “Device” means the Company’s porous coated motion PCM and PCM-V cervical disc device meeting the description in the Investigational Plan submitted to and approved by FDA under 21 C.F.R. §§ 812.20(b)(2) and 812.25(d) as part of the Company’s IDE Number *** with respect to each important component, ingredient, property, and principle of operation of the device; provided that such definition shall also include the Company’s porous coated motion PCM and PCM-V cervical disc device as modified prior to the date hereof to the extent that such modifications were made consistent with the Design Control requirements in 21 C.F.R. § 820.30, and provided that with respect to such prior modifications to the device or the device manufacturing process (within the meaning of the FDA Guidance Document entitled “Changes or Modifications During the Conduct of a Clinical Investigation; Final Guidance for Industry and CDRH Staff” (May 29, 2001):
     (a) the Company conducted a thorough risk analysis and, based on credible information (as defined in 21 C.F.R. § 812.35(a)(3)(iii)(A)), determined that:
(i)	such modifications to the device were developmental and did not constitute a significant change in design or basic principles of operation, and

(ii)	such modifications were made in response to information gathered during the course of the an investigation, and the Company properly notified FDA within 5 working days of making such modifications and FDA did not object or inform the company of concerns related to such modifications; or
     (b) such modifications were submitted to FDA and approved prior to implementation into the Investigational Plan.
Provided further that the Company also notified or obtained approval from Institutional Review Board(s) as appropriate based on such modifications, consistent with 21 C.F.R. Part 56. The definition of “Device” will also include all improvements or modifications made after Closing.
     “*** Contracts” means the contracts listed on Schedule 1.4(b)(xviii).

***	Portions of this page have been omitted pursuant to a request for Confidential Treatment filed separately with the Commission.

     “ *** Holdback” means an amount equal to $ *** , which will be used by Purchaser to pay the *** Payments.
     “ *** Payments” means all costs, expenses and fees (except in the case of that certain *** Agreement between the Company and *** , dated as of *** (as amended *** , the “ *** Contract”), which shall be half the costs, expenses and fees) relating to the termination of any of the *** Contracts incurred on or after the Closing Date, including all (half, in the case of the *** Contract) costs, expenses or fees, whether arising contractually or under Legal Requirements, and including but not limited to costs associated with repurchasing inventory or payments based on a percentage of sales or profits; provided, however, that the *** Payments will also include any amount by which (i) the accounts receivable reflected in the Company Net Working Capital Certificate that are collected by the Company or Purchaser within six (6) months of the Closing Date are less than (ii) the difference between the accounts receivable reflected in the Company Net Working Capital Certificate and the amount of the allowance for uncollectible accounts receivable reflected in the Company Net Working Capital Certificate (such difference in subsection (ii), the “A/R Difference”).
     “Encumbrance” means, with respect to any asset, any mortgage, deed of trust, lien, pledge, charge, security interest, title retention device, conditional sale or other security arrangement, collateral assignment, charge, or adverse claim of title, ownership or right to use, restriction or other encumbrance of any kind in respect of such asset (including any restriction on (i) the voting of any security or the transfer of any security or other asset, (ii) the receipt of any income derived from any asset, (iii) the use of any asset, and (iv) the possession, exercise or transfer of any other attribute of ownership of any asset).
     “ERISA Affiliate” means any trade or business (whether or not incorporated) which is treated as a single employer with the Company within the meaning of Section 414(b), (c), (m) or (o) of the Code.
     “Escrow Consideration” means an amount equal to $4,700,000.
     “Escrow Agent” has the meaning given to it in Section 8.1.
     “Escrow Agreement” has the meaning given to it in Section 1.4(a)(ii).
     “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules promulgated thereunder.
     “FDA” means the United States Food and Drug Administration.
     “FDA Approval of the Device” means the issuance by the FDA of an approval order allowing commercial distribution of the Device in the United States with an intended use for treatment of degenerative disc disease at a single level in the cervical spine *** and without material limitations or material conditions. *** .
     “FDCA” has the meaning given to it in Section 2.12(bb).
     “GAAP” means United States generally accepted accounting principles applied on a consistent basis.
     “Governmental Entity” means any supranational, national, state, municipal, local or foreign government, any court, tribunal, arbitrator, administrative agency, commission or other governmental

***	Portions of this page have been omitted pursuant to a request for Confidential Treatment filed separately with the Commission.

official, authority or instrumentality, in each case whether domestic or foreign, any stock exchange or similar self-regulatory organization or any quasi-governmental or private body exercising any regulatory, Taxing or other governmental or quasi-governmental authority.
     “Group” has the meaning given to it in Section 1.1.
     “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.
     “Indemnifiable Transaction Expenses” means any Transaction Expenses which have not been taken into account in the calculation of the Initial Share Purchase Consideration. All Indemnifiable Transaction Expenses shall constitute “Indemnifiable Damages” for purposes of Article VIII without regard to the Threshold.
     “Initial Amount Per Common Share” means (A) the Initial Share Purchase Consideration divided by (B) the Total Stock.
     “Initial Share Purchase Consideration” means (A) $47,000,000 less (B) the amount, if any, by which the Company Net Working Capital is less than $0 as of immediately prior to the Closing.
     “Intellectual Property” has the meaning given to it in Section 2.12(a)(i).
     “knowledge” means, (A) with respect to the Company or the Sellers, the actual knowledge of *** and the knowledge that a prudent individual in such individuals’ position with the Company would be expected to discover or otherwise become aware of in the course of conducting a comprehensive investigation concerning the existence of a fact or other matter, which investigation, without limitation, shall include consultation with the Company’s experts who have reasonable expertise in the relevant field; *** .
     “Legal Requirements” means any federal, state, foreign, local, municipal or other law, statute, constitution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity and any orders, writs, injunctions, awards, judgments and decrees applicable to the Company or to any of its assets, properties or businesses.
     “Material Adverse Effect” with respect to any entity means any change, event, violation, inaccuracy, circumstance or effect (each, an “Effect”) that, individually or taken together with all other Effects, and regardless of whether or not such Effect constitutes a breach of the representations or warranties made by such entity in this Agreement, is, or is reasonably likely to, (i) be or become materially adverse in relation to the financial condition, properties, assets (including intangible assets), liabilities, business, capitalization, operations or results of operations of such entity and its subsidiaries, taken as a whole, or (ii) materially impede or delay such entity’s ability to consummate the transactions contemplated by this Agreement in accordance with its terms and applicable Legal Requirements; provided, however, that any change, event, violation, inaccuracy, circumstance or effect arising out of or relating to the following shall not be taken into account in determining whether a Material Adverse Effect shall have occurred: (A) changes in general U.S. and/or global economic conditions, except to the extent it disproportionately affects the entity, (B) changes affecting generally the industry in which such entity conducts its business or in which such entity’s customers or suppliers conduct their businesses, except to the extent it disproportionately affects the entity, (C) the public announcement of the execution of this Agreement, (D) any action taken or omitted to be taken by such entity pursuant to the express terms of

***	Portions of this page have been omitted pursuant to a request for Confidential Treatment filed separately with the Commission.

this Agreement, (E) any action taken at, and in accordance with, the written request of Purchaser, and (F) any change in applicable Legal Requirements after the date of this Agreement.
     “Material Contract” has the meaning given to it in Section 2.20(a).
     “Permitted Encumbrances” means: (A) statutory liens for taxes that are not yet due and payable or liens for taxes being contested in good faith by any appropriate proceedings for which adequate reserves have been established; (B) statutory liens to secure obligations to landlords, lessors or renters under leases or rental agreements; (C) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance or similar programs mandated by applicable law; (D) statutory liens in favor of carriers, warehousemen, mechanics and materialmen, to secure claims for labor, materials or supplies and other like liens; (E) liens in favor of customs and revenue authorities arising as a matter of Legal Requirements to secure payments of customs duties in connection with the importation of goods; (F) such imperfections of title and non-monetary Encumbrances as do not and will not detract from or interfere with the use of the properties subject thereto or affected thereby, or otherwise materially impair business operations involving such properties; (G) Encumbrances securing the Debt and other indebtedness that is reflected on the Company Balance Sheet; (H) Encumbrances resulting from the license of Company Products to its customers and distributors in the ordinary course of its business; and (I) Encumbrances reflected on the Sellers’ Disclosure Letter.
     “Person” means any natural person, company, corporation, limited liability company, general partnership, limited partnership, trust, proprietorship, joint venture, business organization or Governmental Entity.
     “Pro Rata Share” means, with respect to a particular Seller, the amount of consideration such Seller is entitled to receive pursuant to Section 1.5 with respect to its Company Capital Stock relative to the amount of consideration all Sellers are entitled to receive pursuant to Section 1.5 with respect to their Company Capital Stock.
     “Purchaser Common Stock” means the Common Stock, par value $0.001 per share, of Purchaser.
     “SEC” means the Securities and Exchange Commission.
     “Securities Act” means the Securities Act of 1933, as amended, and the rules promulgated thereunder.
     “Sellers’ Agent” has the meaning given to it in Section 8.7(a).
     “Share Purchase Consideration” has the meaning given to it in Section 1.5(d).
     “Spreadsheet” has the meaning given to it in Section 5.7.
     “Subsidiary” means any corporation, association, business entity, partnership, limited liability company or other Person of which the Company, either alone or together with one or more Subsidiaries or by one or more other Subsidiaries (i) directly or indirectly owns or controls securities or other interests representing more than 50% of the voting power of such Person, or (ii) is entitled, by Contract or otherwise, to elect, appoint or designate directors constituting a majority of the members of such Person’s board of directors or other governing body.

     “Tax” (and, with correlative meaning, “Taxes” and “Taxable”) means (i) any net income, alternative or add-on minimum tax, gross income, estimated, gross receipts, sales, use, ad valorem, value added, transfer, franchise, capital stock, profits, license, registration, withholding, payroll, social security (or equivalent), employment, unemployment, disability, excise, severance, stamp, occupation, premium, property (real, tangible or intangible), environmental or windfall profit tax, custom duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount (whether disputed or not) imposed by any Governmental Entity responsible for the imposition of any such tax (domestic or foreign) (each, a “Tax Authority”), (ii) any liability for the payment of any amounts of the type described in clause (i) of this sentence as a result of being a member of an affiliated, consolidated, combined, unitary or aggregate group for any Taxable period, and (iii) any liability for the payment of any amounts of the type described in clause (i) or (ii) of this sentence as a result of being a transferee of or successor to any Person or as a result of any express or implied obligation to assume such Taxes or to indemnify any other Person.
     “Tax Return” means any return, statement, declaration, claim for refund, report or form (including estimated Tax returns and reports, withholding Tax returns and reports, any Schedule or attachment, and information returns and reports) required to be filed with respect to Taxes, including any amendment thereof.
     “Threshold” has the meaning given to it in Section 8.3(a).
     “Total Stock” means the sum, without duplication, of the aggregate number of shares of Company Capital Stock that are issued and outstanding immediately prior to the Closing.
     “Transaction Expenses” means (A) all third party fees and expenses incurred by the Company in connection with the Share Purchase and this Agreement and the transactions contemplated hereby whether or not billed or accrued (including any fees and expenses of legal counsel, financial advisors, investment bankers, brokers and accountants of the Company and any such fees incurred by Company Securityholders paid for or to be paid for by the Company), and (B) any employee severance, benefits or integration fee, cost, expense, payment or expenditure payable or accrued in connection with the Share Purchase or as a result of terminating the employment of the Company employees immediately prior to the Closing.
     “Unvested Company Shares” means any Company Capital Stock that is not vested under the terms of any Contract with the Company (including any restricted stock grant agreement).
     “WKSI” means a “well-known seasoned issuer” within the meaning of Section 405 of the Securities Act.
     Other capitalized terms defined elsewhere in this Agreement and not defined in this Section 1.1 shall have the meanings assigned to such terms in this Agreement.
     1.2 Purchase and Sale of Shares. At the Closing, on the terms and subject to the conditions set forth in this Agreement, each Seller shall sell, transfer and deliver to Purchaser, and Purchaser shall purchase and acquire from each Seller, the number of Shares set forth opposite such Seller’s name on Exhibit A, free and clear of any and all Encumbrances, for the consideration set forth herein.
     1.3 Closing. Unless this Agreement is earlier terminated in accordance with Section 7.1, the closing of the transactions contemplated hereby (the “Closing”) shall take place on May 8, 2009 or on any date thereafter when each of the conditions set forth in Article VI have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions) or at such other time as the parties hereto agree. The Closing shall take place at the offices of DLA Piper LLP (US) located at 1251 Avenue of the Americas, New York, New York, or at such other location as the parties hereto agree. The date on which the Closing occurs is herein referred to as the “Closing Date.”
     1.4 Closing Deliveries.
          (a) Purchaser Deliveries. Purchaser shall deliver to the Sellers’ Agent, at or prior to the Closing, each of the following:
               (i) a certificate, dated as of the Closing Date, executed on behalf of Purchaser by a duly authorized officer of Purchaser, to the effect that each of the conditions set forth in clause (a) of Section 6.2 has been satisfied;
               (ii) an Escrow Agreement, in substantially the form attached hereto as Exhibit B (the “Escrow Agreement”), dated as of the Closing Date and executed by Purchaser and the Escrow Agent;
               (iii) a written opinion from the Purchaser’s legal counsel, covering the matters set forth on Exhibit C-2, dated as of the Closing Date and addressed to the Sellers’ Agent and the Sellers; and
               (iv) a *** Agreement in substantially the form attached hereto as Exhibit L (subject only to the *** reasonable comments) dated as of the Closing Date and executed by Purchaser and the *** .
          (b) Sellers’ Deliveries. The Seller’s shall deliver to Purchaser, at or prior to the Closing, each of the following:
               (i) certificates representing the Shares (the “Certificates”), free and clear of all Encumbrances, along with share assignments duly endorsed in blank;
               (ii) a certificate, dated as of the Closing Date and executed on behalf of the Sellers by the Sellers’ Agent and on behalf of the Company by its President, to the effect that each of the conditions set forth in clauses (a) and (d) of Section 6.3 has been satisfied;
               (iii) a certificate, dated as of the Closing Date and executed on behalf of the Company by its Secretary, certifying the Company’s (A) Certificate of Incorporation, and (B) bylaws;
               (iv) a written opinion from the Company’s legal counsel, covering the matters set forth on Exhibit C-1, dated as of the Closing Date and addressed to Purchaser;
               (v) the Escrow Agreement, dated as of the Closing Date and executed by the Sellers’ Agent;
               (vi) a Non-Competition Agreement executed by each of the individuals set forth on Schedule 6.3(f) hereto;

***	Portions of this page have been omitted pursuant to a request for Confidential Treatment filed separately with the Commission.

               (vii) evidence satisfactory to Purchaser of the resignation of each of the directors and each of the officers of the Company in office immediately prior to the Closing as directors and/or officers, as applicable, of the Company, effective no later than immediately prior to the Closing;
               (viii) Intentionally omitted;
               (ix) evidence satisfactory to Purchaser of the termination of service with the Company of each independent contractor, consultant and/or advisory board member of the Company listed on Schedule 1.4(b)(ix) effective no later than immediately prior to the Closing;
               (x) unless otherwise requested by Purchaser in writing, no less than five Business Days prior to the Closing Date, a true, correct and complete copy of resolutions adopted by the Board of Directors of the Company, certified by the Secretary of the Company: (A) authorizing the transfer of sponsorship of each of the Company welfare plans within the meaning of Section 3(1) of ERISA and a reciprocal resolution accepting the sponsorship of such welfares plans, to be effective on the date immediately preceding the Closing Date and contingent upon the Closing, and (B) authorizing withdrawal of the Company’s participation in each employee pension benefit plan within the meaning of Section 3(2) of ERISA, and a reciprocal resolution by the Board of Directors of LinkBio Corp., certified by the Secretary of the LinkBio Corp. accepting the Company’s withdrawal from participation in pension plans, to be effective on the date immediately preceding the Closing Date and contingent upon the Closing;
               (xi) a certificate from the Secretary of State of the States of New Jersey and Delaware and each other State or other jurisdiction in which the Company is qualified to do business as a foreign corporation dated within three days prior to the Closing Date certifying that the Company is in good standing and that all applicable Taxes and fees required to maintain the Company in good standing through and including the Closing Date have been paid;
               (xii) evidence satisfactory to Purchaser of (A) the novation or consent to assignment of any Person whose novation or consent to assignment, as the case may be, may be required in connection with the Share Purchase or any other transaction contemplated by this Agreement under the contracts listed or described on Schedule 1.4(b)(xii) hereto, and (B) the termination or waiver of any rights of first refusal, rights to any liquidation preference or redemption rights of any Company Stockholder, effective as of and contingent upon the Closing;
               (xiii) the Spreadsheet completed to include all of the information specified in Section 5.7 in a form reasonably acceptable to Purchaser and a certificate executed by the Sellers’ Agent and the President of the Company, dated as of the Closing Date, certifying that such Spreadsheet is true, correct and complete;
               (xiv) the Closing Expenses Certificate, which certificate shall be accompanied by such supporting documentation, information and calculations as are necessary for Purchaser to verify and determine the amount of Transaction Expenses;
               (xv) the Company Net Working Capital Certificate, which certificate (a) shall be accompanied by such supporting documentation, information and calculations as are necessary for Purchaser to verify and determine the amount of Company Net Working Capital and Company Debt, (b) shall include a calculation of Net Working Capital using the same methodology and procedures as was used in the estimate of Company Net Working Capital delivered by Sellers’ Agent to Purchaser immediately prior to signing the Purchase Agreement, and (c) the form of such certificate and the methods and procedures used to calculate the Company Net Working Capital reflected in the certificate shall be reasonably acceptable to Purchaser;
               (xvi) letters executed by each Person holding a security interest in any assets of the Company authorizing Purchaser to file UCC termination statements terminating any and all such security interests and evidence reasonably satisfactory to Purchaser that all Encumbrances on assets of the Company shall have been released prior to or shall be released simultaneously with or immediately following the Closing upon payment of all amounts owing to such Person;
               (xvii) FIRPTA documentation, including (A) a notice to the Internal Revenue Service, in accordance with the requirements of Treasury Regulation Section 1.897-2(h)(2), in substantially the form attached hereto as Exhibit D, dated as of the Closing Date and executed by the Company, together with written authorization for Purchaser to deliver such notice form to the Internal Revenue Service on behalf of the Company after the Closing, and (B) a FIRPTA Notification Letter, in substantially the form attached hereto as Exhibit E, dated as of the Closing Date and executed by the Company;
               (xviii) evidence reasonably satisfactory to Purchaser of the termination of each *** Contract or, if such *** Contracts require prior written notice to terminate such *** Contracts, then evidence reasonably satisfactory to Purchaser that the Company has sent the termination notices required to terminate such *** Contracts in accordance with the terms of such *** Contracts; and
               (xix) a *** Agreement in substantially the form attached hereto as Exhibit L (subject only to the *** reasonable comments) dated as of the Closing Date and executed by *** .
     1.5 Purchase Price. On the terms and subject to the conditions set forth in this Agreement, subject to Section 1.6:
          (a) Each share of Company Capital Stock issued and outstanding immediately prior to the Closing (other than shares owned by the Company) shall be sold, transferred and delivered to Purchaser upon payment of a fraction of the Initial Share Purchase Consideration which equals the amount obtained by dividing (i) the Initial Share Purchase Consideration by (ii) the Total Stock.
          (b) Adjustments. In the event of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into capital stock), reorganization, reclassification, combination, recapitalization or other like change with respect to the Company Capital Stock or Purchaser Common Stock occurring after the Agreement Date and prior to the Closing, all references in this Agreement to specified numbers of shares of any class or series affected thereby, and all calculations provided for that are based upon numbers of shares of any class or series (or trading prices therefor) affected thereby, shall be equitably adjusted to the extent necessary to provide the parties the same economic effect as contemplated by this Agreement prior to such stock split, reverse stock split, stock dividend, reorganization, reclassification, combination, recapitalization or other like change.
          (c) Milestone. In addition to the amounts set forth in Section 1.5(a), each share of Company Capital Stock issued and outstanding immediately prior to the Closing (other than shares owned by the Company), subject to, and contingent upon achievement of the post-Closing performance milestone of the Company set forth below, shall be entitled to receive a fraction of the Milestone Payment (defined below) equal to the amount obtained by dividing: (i) the Milestone Payment by (ii) the Total Stock. As used herein, the “Milestone” means the Company shall have received FDA Approval of the

***	Portions of this page have been omitted pursuant to a request for Confidential Treatment filed separately with the Commission.

Device at any time following the Closing Date. Within thirty (30) days of the achievement of the Milestone, Purchaser shall make an aggregate payment of $33,000,000 (the “Milestone Payment”, and the date of any such payment, a “Milestone Closing Date”) to the Sellers pro rata in accordance with each Seller’s Pro Rata Share.
The obligations of Purchaser under this Section 1.5(c) are subject to the provisions of Section 8.3(b) below regarding the right of the Set-Off Amount.
The Company and Purchaser acknowledge that (i) Purchaser has no obligation to operate its business in order to achieve the Milestone, and (ii) there is no assurance that the Milestone will be achieved. The Company hereby waives, on its behalf and on behalf of any of its successors and assigns, any fiduciary duty (but, for avoidance of doubt, not any implied covenant of good faith and fair dealing) of Purchaser to the Company, with respect to the matters contemplated by this Section 1.5(c).
***
          (d) Form of Consideration. The Initial Share Purchase Consideration and the Milestone Payment (collectively, the “Share Purchase Consideration”), shall be paid in cash, provided that up to one-half of the Share Purchase Consideration in the aggregate may be paid in Purchaser Common Stock, at Purchaser’s election; provided, however, that only Deru GmbH and Massimo Calafiore shall be eligible to receive, and each agrees to receive if elected by Purchaser, Purchaser Common Stock pursuant to this Section 1.5(d), provided that they are “accredited investors” as defined under the Securities Act. If Purchaser elects to pay a portion of the Initial Share Purchase Consideration or the Milestone Payment in Purchaser Common Stock, the Purchaser Common Stock shall be valued at the average closing price of Purchaser Common Stock on the NASDAQ Global Select Market on the five (5) trading days ending one trading day prior to the Closing Date and the Milestone Closing Date, respectively. If Purchaser elects to use Purchaser Common Stock as Share Purchase Consideration, then for purposes of exempting the issuance of such shares from the registration requirements of the Securities Act, Purchaser shall be relying on the representations and warranties in Section 2.25 for purposes of confirming the availability of such exemption. Any Purchaser Common Stock issued pursuant to this Agreement shall hereinafter be referred to as the “Purchaser Shares.”
If the Purchaser issues Purchaser Shares at the initial Closing (the “Initial Closing”), then:
               (i) Purchaser agrees to file and cause to become effective with the SEC within three (3) Business Days following the Closing Date an automatic shelf registration statement on Form S-3ASR with respect to at least the number of Purchaser Shares to be issued on the Closing Date (including the prospectus, amendments and supplements required to be included in such registration statement, including pre- and post-effective amendments, all exhibits thereto and all material incorporated by reference or deemed to be incorporated by reference, if any, required to be included in such registration statement, the “Initial Closing Registration Statement”), in order to register the Sellers’ resale of the Purchaser Shares under the Securities Act.
Purchaser may not pay any portion of the Milestone Payment in Purchaser Common Stock unless either:
               (ii) The Purchaser Shares issued at the Milestone Closing Date are covered by the Initial Closing Registration Statement, as may be amended; or

***	Portions of this page have been omitted pursuant to a request for Confidential Treatment filed separately with the Commission.

               (iii) Purchaser is not a WKSI as of the Milestone Closing Date, but agrees to file and cause to become effective with the SEC within thirty (30) days after the Milestone Closing Date a shelf registration statement on Form S-3 covering the Purchaser Shares to be issued on the Milestone Closing Date (including the prospectus, amendments and supplements to such registration statement or prospecting, including pre and post effective amendments, all exhibits thereto and all material incorporated by reference or deemed to be incorporated by reference, if any, in such registration statement, (the “Shelf Registration Statement”); or
               (iv) Purchaser is a WKSI as of the Milestone Closing Date and agrees to file and cause to become effective with the SEC within three (3) Business Days following the Milestone Closing Date an automatic shelf registration statement on Form S-3ASR covering the Purchaser Shares to be issued on the Milestone Closing Date (including the prospectus, amendments and supplements to such registration statement or prospectus, including pre- and post-effective amendments, all exhibits thereto and all material incorporated by reference or deemed to be incorporated by reference, if any, in such registration statement) (the “Milestone Closing Registration Statement”, and each of the Initial Closing Registration Statement, Milestone Closing Registration Statement and Shelf Registration Statement, a “Registration Statement”); or
               (v) The Purchaser Common Stock issued in connection with the Milestone Closing Date is freely tradable under Rule 144 of the Securities Act and Purchaser agrees for a period of one (1) year following the Milestone Closing Date to (a) continue to be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act and to file all required reports under Section 13 or 15(d) of the Exchange Act (and to satisfy any future criteria under Rule 144(c)(1) of the Securities Act or its successor provisions), (b) maintain the listing and trading of the Purchaser Common Stock on the NASDAQ Global Select Market or other recognized trading market in the United States, and (c) to deliver all certificates and to instruct outside legal counsel to issue all legal opinions reasonably requested by a Seller or the Exchange Agent or the Purchaser’s transfer agent and registrar in order remove any restrictive legends from the certificates representing such Purchaser Shares so that the Sellers can sell the Purchaser Shares without restriction pursuant to Rule 144 of the Securities Act.
     Upon issuance of Purchaser Shares on the Milestone Closing Date, the Purchaser shall deliver to the Sellers an opinion of counsel with respect to such Purchaser Shares in substantially the form attached hereto as Exhibit C-2.
     Purchaser shall maintain the effectiveness of Initial Closing Registration Statement until the earlier of (a) the time when Seller’s have sold their Purchaser Shares issued in connection with the Initial Closing (including Purchaser Shares deposited with the Escrow Agent on behalf of the Sellers), and (b) the time when the Purchaser Shares are freely tradable under Rule 144 of the Securities Act. Until the earlier of (x) one year after the date the Initial Closing Registration Statement becomes effective with the SEC, and (y) the date when the Sellers no longer own any Purchaser Shares issued in connection with the Initial Closing (including Purchaser Shares deposited with the Escrow Agent on behalf of the Sellers), the Purchaser agrees to (i) continue to be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act and to file all required reports under Section 13 or 15(d) of the Exchange Act (and to satisfy any future criteria under Rule 144(c)(1) of the Securities Act or its successor provisions), (ii) maintain the listing and trading of the Purchaser Common Stock on the NASDAQ Global Select Market or other recognized trading market in the United States, and (iii) deliver all certificates and to instruct outside legal counsel to issue all legal opinions reasonably requested by a Seller or the Exchange Agent or the Purchaser’s transfer agent and registrar in order remove any restrictive legends from the certificates representing such Purchaser Shares so that the Sellers can sell the Purchaser Shares without restriction pursuant to Rule 144 of the Securities Act.

     Purchaser shall maintain the effectiveness of the Shelf Registration Statement, the Milestone Closing Registration Statement, or the Initial Closing Registration Statement (to the extent used to cover Purchaser Shares issued at the Milestone Closing Date), if any, until the earlier of (a) the time when Seller’s have sold their Purchaser Shares issued in connection with the Milestone Closing Date, and (b) the time when the Purchaser Shares are freely tradable under Rule 144 of the Securities Act. Beginning on the date Purchaser first issues any Purchaser Shares in connection with the Milestone Closing Date, until the earlier of (x) one year after the date such registration statement becomes effective with the SEC, and (y) the date when the Sellers no longer own any Purchaser Shares issued on the Milestone Closing Date, the Purchaser shall (i) continue to be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act and to file all required reports under Section 13 or 15(d) of the Exchange Act (and to satisfy any future criteria under Rule 144(c)(1) of the Securities Act or its successor provisions), (ii) maintain the listing and trading of the Purchaser Common Stock on the NASDAQ Global Select Market or other recognized trading market in the United States, and (iii) to deliver all certificates and to instruct outside legal counsel to issue all legal opinions reasonably requested by a Seller or the Exchange Agent or the Purchaser’s transfer agent and registrar in order remove any restrictive legends from the certificates representing such Purchaser Shares so that the Sellers can sell the Purchaser Shares without restriction pursuant to Rule 144 of the Securities Act.
     In all cases, Purchaser will cause all Purchaser Shares to be listed on the NASDAQ Global Select Market no later than the effective date of the registration statement relating to such Purchaser Shares or, in the case of paragraph (v) above, no later than the issuance date of such Purchaser Shares. The Purchaser will (x) keep the Sellers’ Agent advised in writing as to the initiation of the registration and as to the completion thereof, (y) give the Sellers’ Agent and it’s counsel the opportunity to review and comment on the registration statements, each prospectus included therein or filed with the SEC, and each amendment thereof or supplement thereto, and (z) furnish to the Sellers’ Agent a copy of all documents filed with and all correspondence from or to the SEC in connection with the registration statements. The Purchaser shall pay all fees and expenses in connection with the filing of the registration statements, the registering of the Purchaser Shares, the maintenance of the effectiveness of the registration statements, and the listing of the Purchaser Shares on the NASDAQ Global Select Market, including, without limitation, all registration, filing, qualification, printing and accounting fees. Purchaser will furnish the Sellers *** with such number of prospectuses and other documents incident thereto, including supplements and amendments, as the Sellers may reasonably request. For purposes of this Section 1.5(d), “Purchaser Shares” shall include all Purchaser Shares deposited with the Escrow Agent and all shares issued as a dividend or in exchange for or in replacement of the Purchaser Shares.
               (vi) Until the Purchaser Shares become registered or otherwise transferable pursuant to an exemption from such registration the Purchaser Shares shall be characterized as “restricted securities” under the Securities Act and shall bear the following legend:
“THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933. SUCH SHARES MAY NOT BE SOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION WITHOUT AN EXEMPTION UNDER THE SECURITIES ACT.”
               (vii) Each Seller receiving Purchaser Shares agrees that it will not, on any of the three (3) trading days following the Closing Date and Milestone Closing Date, as applicable, sell an aggregate number of shares, when taken together with other sales of Purchaser Shares on behalf of the

***	Portions of this page have been omitted pursuant to a request for Confidential Treatment filed separately with the Commission.

other Sellers on such trading day, that exceeds one-third (1/3rd) of the aggregate number of Purchaser Shares issued on either the Closing Date or the Milestone Closing Date, as applicable.
          (e) Rights Not Transferable. The rights of the Company Securityholders as of immediately prior to the Closing are personal to each such securityholder and shall not be transferable for any reason otherwise than by operation of law, will or the laws of descent and distribution. Any attempted transfer of such right by any holder thereof (otherwise than as permitted by the immediately preceding sentence) shall be null and void.
          (f) Revocation of Claims Waiver. Notwithstanding anything in this Agreement to the contrary, any Seller that revokes his or her Claims Waiver shall, upon such revocation, be entitled to receive only one-half of such Seller’s Pro Rata Share and shall return to Purchaser one-half of such Seller’s Pro Rata Share to the extent already received by such Seller.
     1.6 Surrender of Certificates.
          (a) Certificates. On the Closing Date, Sellers will deliver to Purchaser the Certificate free and clear of all Encumbrances, along with share assignments duly endorsed in blank.
          (b) Exchange Agent. Purchaser’s transfer agent, Computershare, shall act as exchange agent (the “Exchange Agent”) in the Share Purchase.
          (c) Purchaser to Cause Deposit of Purchaser Common Stock with the Exchange Agent. On the Closing Date, Purchaser or a direct or indirect subsidiary of Purchaser shall make available to the Exchange Agent for exchange in accordance with this Article I (or take such other steps as is necessary in order for the Exchange Agent to be able to issue Purchaser Shares that the Sellers have the right to receive at the Initial Closing pursuant to Section 1.5), through such reasonable procedures as Purchaser may adopt, the portion of the Initial Share Purchase Consideration less the Escrow Consideration to be paid in Purchaser Shares, plus an amount in Purchaser Shares necessary to satisfy the portion of the Company’s accounts payable, the Company Debt and the Transaction Expenses (as set forth on the Company’s Net Working Capital Certificate) to be paid in Purchaser Shares.
          (d) Purchase Procedures.
               (i) On the Closing Date, Purchaser shall wire to each Seller the cash amount that such Seller has the right to receive pursuant to Section 1.5 in respect of such Seller’s Shares via wire transfer of immediately available funds (less such Seller’s Pro Rata Share of the Escrow Consideration to the extent the Escrow Consideration is comprised of cash), and no later than the effectiveness of the Initial Closing Registration Statement, the Purchaser shall cause the Exchange Agent to deliver to each Seller a stock certificate representing the Purchaser Shares that such Seller has the right to receive pursuant to Section 1.5 in respect of such Seller’s Shares (less such Seller’s Pro Rata Share of the Escrow Consideration to the extent the Escrow Consideration is comprised of Purchaser Common Stock). In addition, (A) on the Closing Date, Purchaser shall wire transfer an amount in immediately available funds equal to the portion of the accounts payable, the Company Debt and the Transaction Expenses (in the amounts and to the persons set forth on the Company Net Working Capital Certificate) to be paid in cash, and (B) no later than the effectiveness of the Initial Closing Registration Statement, the Purchaser shall cause the Exchange Agent to deliver to Deru GmbH and Waldemar Link GmbH & Co. KG stock certificates representing the Purchaser Shares necessary to satisfy the portion of the Company Debt and accounts payable (as set forth on the Company Net Working Capital Certificate) to be paid in Purchaser Common Stock. After delivery of the cash and Purchaser Common Stock in accordance with this paragraph, the Shares shall be canceled.

               (ii) As soon as reasonably practicable after the Closing Date, Purchaser shall cause to be deposited with the Escrow Agent the Escrow Consideration. The Escrow Consideration shall be withheld from the Initial Share Purchase Consideration payable pursuant to Section 1.5 to the Sellers according to each Seller’s Pro Rata Share. The Escrow Consideration shall constitute partial security for the indemnification obligations of such Sellers pursuant to Article VIII, and shall be held in and distributed in accordance with the provisions of the Escrow Agreement. Notwithstanding the foregoing, to the extent Purchaser elects to pay a portion of the Initial Share Purchase Consideration in Purchaser Common Stock, Purchaser Shares shall be deposited in Escrow (dated as of the Closing Date) for the Sellers receiving Purchaser Shares to satisfy the Escrow Consideration amount to be deposited by Purchaser on behalf of such Sellers before any cash is used to satisfy the Escrow Consideration amount from such Sellers.
               (iii) The *** Holdback has been deducted from the Initial Share Purchase Consideration and shall constitute partial security for the indemnification obligations of the Sellers pursuant to Article VIII for Indemnifiable Damages relating to the *** Payments. During the three (3) months following the Closing Date, Purchaser hereby appoints the Sellers’ Agent as Purchaser’s agent and as the Company’s agent for the sole purpose of negotiating the settlement of any obligations arising out of or related to the termination of the *** Contracts (other than the *** Contract) on the Company’s behalf, and Deru GmbH agrees to be solely responsible for making any *** Payments negotiated by Sellers’ Agent (other than any *** Payment with respect to the *** Contract), and Purchaser hereby grants the Sellers’ Agent full discretion and authority to negotiate and determine the amount of the *** Payments (other than any *** Payment with respect to the *** Contract) up to an aggregate total of $ *** ; provided, however, that with respect to each *** Contract that is terminated with respect to which a *** Payment is made, Sellers’ Agent shall obtain from such *** a written release of claims in substantially the form attached hereto as Exhibit J (the “*** Waiver”). Beginning three (3) months following Closing Date, Purchaser shall have full discretion and authority to negotiate and determine the amount of the *** Payments and such *** Payments shall be made by Deru GmbH. Upon (a) any failure by Deru GmbH to make a *** Payment negotiated in accordance with this paragraph or (b) the negotiation of a *** Payment with respect to the *** Contract, Purchaser shall use the *** Holdback to satisfy the *** Payments (and Purchaser shall be solely responsible for paying the other half of the *** Payment with respect to the *** Contract (for purposes of clarity, it is understood by the parties that neither Deru GmbH nor the Sellers shall be responsible for making any payment with respect to the *** Contract in excess of the *** Payment with respect to such contract)). Upon the expiration of the six (6) month period following the Closing Date, provided Purchaser has no pending claims for Indemnifiable Damages relating to *** Payments and Deru GmbH is in compliance with its obligations under this paragraph, Purchaser shall distribute first to Deru GmbH, to the extent of any *** Payments made by Deru GmbH, and then to the Sellers, pro rata in accordance with each Seller’s Pro Rata Share, an amount equal to (i) the unused portion of the *** Holdback, plus (ii) any amount of the accounts receivable reflected in the Company Net Working Capital Certificate collected by the Company or Purchaser within six (6) months of the Closing Date that is in excess of the A/R Difference, less (iii) any amount by which the accounts receivable reflected in the Company Net Working Capital Certificate collected by the Company or Purchaser within six (6) months of the Closing Date is less than the A/R Difference.
               (iv) Within forty-five (45) calendar days following the Closing Date, Purchaser shall review the Company Net Working Capital calculation and deliver to Sellers’ Agent Purchaser’s calculation of the Company Net Working Capital, as of the Closing Date, calculated by Purchaser using the same methodology and procedures as were used in the Company Net Working Capital Certificate delivered by Sellers’ Agent to Purchaser on the Closing Date, provided that any

***	Portions of this page have been omitted pursuant to a request for Confidential Treatment filed separately with the Commission.

instruments reflected as assets in the Company Net Working Capital and not within the possession of the Company or Purchaser at Closing or delivered to the Company or Purchaser within forty-five (45) days following the Closing Date will be valued at zero (such calculation, the “Purchaser Net Working Capital”). If the Company Net Working Capital exceeds the Purchaser Net Working Capital, the parties will negotiate in good faith for up to twenty (20) Business Days, or such other period of time as the parties mutually agree, to agree on the correct calculation. If the parties are unable to agree on the calculation within the twenty (20) Business Day negotiation period specified in the preceding sentence, then the matter shall be immediately submitted to Grant Thornton LLP (the “Auditor”). Any decision of the Auditor with respect to the calculation shall be final and binding on the parties hereto. To the extent the Company Net Working Capital is greater than the Purchaser Net Working Capital (or, if submitted to an Auditor, such Auditor’s determination of the Purchaser Net Working Capital), Purchaser shall be entitled to receive such excess amount plus the Auditor’s fee (if any) from the Escrow Fund. To the extent the Company Net Working Capital does not exceed the Purchaser Net Working Capital (or, if submitted to an Auditor, such Auditor’s determination of the Purchaser Net Working Capital), Purchaser shall be solely responsible for paying the Auditor’s fee. Notwithstanding Article VIII, this Section 1.6(d)(iv) shall be the exclusive means by which disputes with respect to the calculation of the Company Net Working Capital are resolved.
          (e) No Interest. No interest shall accumulate on any cash payable in connection with the Share Purchase (other than interest accrued on the Escrow Consideration according to the Escrow Agreement).
          (f) Transfers of Ownership. If any cash amount payable pursuant to Section 1.5 is to be paid to a Person other than the Person to which the Certificate surrendered in exchange therefor is registered, it shall be a condition of the payment thereof that the Certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange shall have paid to Purchaser or any agent designated by it any transfer or other Taxes required by reason of the payment of cash in any name other than that of the registered holder of the Certificate surrendered, or established to the satisfaction of Purchaser or any agent designated by it that such Tax has been paid or is not payable.
          (g) No Liability. Notwithstanding anything to the contrary in this Section 1.6, none of the Exchange Agent, the Company or any party hereto shall be liable to any person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.
     1.7 No Further Ownership Rights in the Company Capital Stock. All consideration paid or payable following the surrender for exchange of shares of Company Capital Stock, in accordance with the terms hereof shall be so paid or payable in full satisfaction of all rights pertaining to such shares of Company Capital Stock.
     1.8 Lost, Stolen or Destroyed Certificates. In the event any Certificate shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such Certificate, following the making of an affidavit of that fact by the record holder thereof, such consideration as may be required pursuant to Section 1.5 in respect of such Certificate; provided, however, that Purchaser or the Exchange Agent may, in its discretion and as a condition precedent to the issuance thereof, require the record holder of such Certificate to deliver a bond in such sum or execute an indemnification agreement as Purchaser or the Exchange Agent may reasonably direct as indemnity against any claim that may be made against Purchaser, the Company, the Exchange Agent and/or any of their respective representatives or agents with respect to such Certificate.

     1.9 Tax Consequences. The parties do not intend that that Share Purchase will qualify as a reorganization within the meaning of Section 368(a) of the Code. Purchaser makes no representations or warranties to the Company or to any holder of Company Capital Stock regarding the Tax treatment of the Share Purchase, or any of the Tax consequences to the Company or any holder of Company Capital Stock of this Agreement, the Share Purchase or any of the other transactions or agreements contemplated hereby. The Sellers acknowledge that the Company and the Sellers are relying solely on their own Tax advisors in connection with this Agreement, the Share Purchase and the other transactions and agreements contemplated hereby. The Sellers shall be responsible for the payment of any and all income taxes (including any penalties and interest) incurred by them in connection with their sale of Shares under this Agreement. The Sellers shall also be responsible for the payment of any and all transfer, documentary, sales, use, stamp, registration and other similar Taxes and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with their sale of Shares under this Agreement.
     1.10 Withholding Rights. Prior to the Closing, each Seller shall provide the Escrow Agent and the Purchaser with appropriate Internal Revenue Service Forms W-9 (in the case of U.S. persons) or W-8 (in the case of non-U.S. persons) and other forms and documents that Purchaser or Escrow Agent may reasonably request. Purchaser, the Company and the Exchange Agent shall be entitled to deduct and withhold from the cash otherwise deliverable under this Agreement, and from any other payments otherwise required pursuant to this Agreement, to any holder of any shares of Company Capital Stock or any Certificates such amounts in cash or shares as Purchaser, the Company or the Exchange Agent is required to deduct and withhold with respect to any such deliveries and payments under the Code or any provision of state, local, provincial or foreign Tax law. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been delivered and paid to such holders in respect of which such deduction and withholding was made.
     1.11 Taking of Necessary Action; Further Action. If, at any time after the Closing, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Company with full right, title and interest in, to and under, and/or possession of, all assets, property, rights, privileges, powers and franchises of the Company, the officers and directors of the Company are fully authorized in the name and on behalf of the Company or otherwise, to take all lawful action necessary or desirable to accomplish such purpose or acts, so long as such action is not inconsistent with this Agreement.
ARTICLE II
Representations and Warranties of the Sellers
     Subject to the disclosures set forth in the disclosure letter of the Sellers’ Agent delivered to Purchaser concurrently with the parties’ execution of this Agreement (the “Sellers’ Disclosure Letter”) (each of which disclosures shall indicate the Section and, if applicable, the Subsection of this Article II to which it relates (provided that such disclosure shall be deemed to be included in all Sections of the Sellers’ Disclosure Letter to the extent the relevance to other representations and warranties is readily apparent from the actual text of the disclosures, and provided further that inclusion of any information in any Section of the Sellers’ Disclosure Letter shall not be deemed an admission or acknowledgment that such information is material or outside the ordinary course of business)), the Sellers hereby make the following representations and warranties, which representations and warranties are made severally and not jointly in the case of Sections 2.1, 2.2, and 2.25 and are made jointly but not severally, in the case of all other Sections of this Article II:

     2.1 Authority; Execution and Delivery; Enforceability; Noncontravention by Sellers.
          (a) Each Seller has full power, authority and capacity to execute and deliver this Agreement and to perform such Seller’s respective obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by such Seller and constitutes the legal, valid and binding obligation of such Seller enforceable against such Seller in accordance with its terms, subject only to the effect, if any, of (i) applicable bankruptcy and other similar laws affecting the rights of creditors generally and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies. Each Seller that is an entity has been duly organized and is validly existing. Each Seller that is an entity has the requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. Each Seller that is an entity is not in violation of any of the provisions of its Certificate of Incorporation or Bylaws or equivalent organizational or governing documents.
          (b) The execution and delivery of this Agreement by such Seller does not, and the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation of or default under (with or without notice or lapse of time, or both), or require any consent, approval or waiver from any Person pursuant to, (A) any provision of the Certificate of Incorporation or Bylaws or other equivalent organizational or governing documents of such Seller, in each case as amended to date, (B) any Contract of such Seller, or (C) any Legal Requirements applicable to such Seller, except where such conflict, violation, or failure to obtain a consent, approval or waiver, individually or in the aggregate, would not be material to such Seller’s ability to consummate the Share Purchase or to perform his or its obligations under this Agreement.
          (c) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to such Seller in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for such consents, authorizations, filings, approvals, notices and registrations which, if not obtained or made, would not be material to such Seller’s ability to consummate the Share Purchase or to perform his or its obligations under this Agreement.
          (d) There is no private or governmental action, suit, proceeding, claim, mediation, arbitration or investigation pending before any Governmental Entity, or threatened against or affecting such Seller that could reasonably be expected to affect such Seller’s ability to consummate the transactions contemplated hereby.
     2.2 Title to Shares.
          (a) Each Seller is and will be on the Closing Date the holder and beneficial owner of the Shares owned by such Seller. Each Seller has good and valid title to the Shares owned by such Seller as set forth on Exhibit A, free and clear of all Encumbrances, and such Shares constitute the entire interest of each such Seller in the issued and outstanding capital stock or voting securities of the Company. At the Closing, each Seller will transfer legal and beneficial, good and valid title to each of the Shares, free and clear of all Encumbrances. No Seller is currently bound by any contract, agreement, arrangement, commitment or understanding (written or oral) with, and has not granted any option or right currently in effect or which would arise after the date hereof to, any Person other than Purchaser with respect to the acquisition of any of such Seller’s Shares.
          (b) Such Seller does not hold shares of capital stock of the Company that are non transferable and subject to a substantial risk of forfeiture within the meaning of Section 83 of the Code. Such Seller has provided Purchaser with true, correct and complete copies of all election statements timely filed under Section 83(b) of the Code with respect to any securities or other property issued by the Company or any Affiliate as consideration for services rendered by Company employees, non-employee directors, consultants or other service providers and such Seller has listed such elections on Schedule 2.2(b).
     2.3 Organization, Standing and Power. The Company is a corporation duly organized, validly existing and in good standing under the laws of Delaware. The Company has the corporate power to own its properties and to conduct its business as now being conducted and as currently proposed by it to be conducted and is duly qualified to do business and is in good standing in each jurisdiction in which it is necessary for the Company to be qualified. The Company is not in violation of any of the provisions of its Certificate of Incorporation or Bylaws or equivalent organizational or governing documents. The Company does not have (and never has had) any Subsidiaries and does not directly or indirectly own any equity or similar interest in, or any interest convertible or exchangeable or exercisable for, any equity or similar interest in, any Person.
     2.4 Capital Structure.
          (a) The authorized capital stock of the Company consists solely of (i) 20,000 shares of Company Common Stock, 10,000 of which are issued and outstanding and (ii) 10,000 shares of Company Preferred Stock, none of which are issued and outstanding. The Company holds no treasury shares. As of the Agreement Date, there are no other issued and outstanding shares of capital stock or other securities of the Company and, other than as set forth on Exhibit A, no outstanding commitments or Contracts to issue any shares of capital stock or other securities of the Company. Exhibit A accurately sets forth, as of the Agreement Date, the name of each Person that is the registered owner of any shares of Company Capital Stock and the number of such shares so owned by such Person. All issued and outstanding shares of Company Capital Stock are duly authorized, validly issued, fully paid and non-assessable and are free of any Encumbrances, preemptive rights, rights of first refusal or “put” or “call” rights created by statute, the Certificate of Incorporation or Bylaws of the Company or any Contract to which the Company is a party or by which the Company is bound. All issued and outstanding shares of Company Capital Stock were issued in compliance with all applicable Legal Requirements and all requirements set forth in applicable Contracts. There is no liability for dividends accrued and unpaid by the Company. The Company is not under any obligation to register under the Securities Act any shares of Company Capital Stock or any other securities of the Company, whether currently outstanding or that may subsequently be issued. To the Company’s knowledge, no entity that is a Company Stockholder has any limited partners who are employees of Purchaser.
          (b) Other than as set forth on Exhibit A, as of the Agreement Date, no Person has any right to acquire any shares of Company Capital Stock or any options, warrants or other rights to purchase shares of Company Capital Stock or other securities of the Company, from the Company or any stockholder of the Company.
          (c) No bonds, debentures, notes or other indebtedness of the Company or any of its Subsidiaries (i) having the right to vote on any matters on which stockholders may vote (or which is convertible into, or exchangeable for, securities having such right) or (ii) the value of which is any way based upon or derived from capital or voting stock of the Company, is issued or outstanding as of the Agreement Date (collectively, “Company Voting Debt”).
          (d) There are no options, warrants, calls, rights or Contracts of any character to which the Company is a party or by which it is bound obligating the Company to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of any Company Capital Stock, options, warrants or other rights to purchase shares of Company Capital Stock or other securities of the Company, or any Company Voting Debt, or obligating the Company to grant, extend, accelerate the vesting and/or repurchase rights of, change the price of, or otherwise amend or enter into any such option, warrant, call, right or Contract. There are no Contracts relating to voting, purchase or sale of any Company Capital Stock (i) between or among the Company and any Company Securityholders, and (ii) between or among any of the Company’s Securityholders.
          (e) The Spreadsheet will accurately set forth, as of the Closing, the name of each Person that is the registered owner of any shares of Company Capital Stock, the number and kind of such shares so owned by such Person, and the percentage of total Company Capital Stock held by such Person. As of the Closing, no other Person not disclosed in the Spreadsheet will have a right to acquire any shares of Company Capital Stock from the Company. In addition, the shares of Company Capital Stock disclosed in the Spreadsheet will be, as of the Closing, free and clear of any Encumbrances created by the Certificate of Incorporation or Bylaws of the Company or any Contract to which the Company is a party or by which it is bound.
     2.5 Authority; Noncontravention by the Company.
          (a) The execution and delivery of this Agreement by each Seller does not, and the consummation of the transactions contemplated hereby will not, (i) result in the creation of any Encumbrance on any of the properties or assets of the Company or any of the shares of Company Capital Stock or (ii) conflict with, or result in any violation of or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit under, or require any consent, approval or waiver from any Person pursuant to, (A) any provision of the Certificate of Incorporation or Bylaws or other equivalent organizational or governing documents of the Company, in each case as amended to date, (B) any Contract of the Company or any Contract applicable to any of its properties or assets, or (C) any Legal Requirements applicable to the Company or any of its properties or assets, except where such Encumbrance, conflict, violation, default, termination, cancellation, acceleration or failure to obtain a consent, approval or waiver, individually or in the aggregate, would not be material to the Sellers’ ability to consummate the Share Purchase or to perform their obligations under this Agreement.
          (b) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to the Company in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for such filings and notifications as may be required to be made by the Company in connection with the Share Purchase under the HSR Act and applicable foreign antitrust laws and the expiration or early termination of applicable waiting periods under the HSR Act and applicable foreign antitrust laws, except for such consents, authorizations, filings, approvals, notices and registrations which, if not obtained or made, would not be material to the Sellers ability to consummate the Share Purchase or to perform his or its obligations under this Agreement.
     2.6 Financial Statements.
          (a) The Company has delivered to Purchaser its audited consolidated financial statements for the fiscal years 2005, 2006, 2007 and 2008 and unaudited consolidated financial statements for the three-months ended March 31, 2009 (including, in each case, balance sheets, statements of operations and statements of cash flows) (collectively, the “Financial Statements”), which are included as Schedule 2.6(a) of the Sellers’ Disclosure Letter. The Financial Statements (i) are derived from and in accordance with the books and records of the Company, (ii) complied in all material respects as to form with applicable accounting requirements with respect thereto as of their respective dates, (iii) have been prepared in accordance with GAAP (except as may otherwise be specified in such Financial Statements or the notes thereto and except that the unaudited Financial Statements do not contain footnotes) applied on a consistent basis throughout the periods indicated, (iv) fairly present in all respects the consolidated financial condition of the Company at the dates therein indicated and the consolidated results of operations and cash flows of the Company for the periods therein specified (subject, in the case of unaudited financial statements, to normal year-end audit adjustments, none of which individually or in the aggregate will be material in amount), and (v) are true, complete and correct. The Company does not have any liabilities (contingent or otherwise) other than (i) those set forth or adequately provided for in the Balance Sheet included in the Financial Statements as of December 31, 2008 (the “Company Balance Sheet”), (ii) those incurred in the conduct of the Company’s business since December 31, 2008 (the “Company Balance Sheet Date”) in the ordinary course, consistent with past practice, (iii) those incurred by the Company in connection with the execution of this Agreement, and (iv) liabilities not required to be reflected in the Company’s financial statements pursuant to GAAP. Except for obligations and liabilities reflected in the Financial Statements, the Company has no off balance sheet obligation or liability of any nature (matured or unmatured, fixed or contingent) to, or any financial interest in, any third party or entities, the purpose or effect of which is to defer, postpone, reduce or otherwise avoid or adjust the recording of debt expenses incurred by the Company. All reserves that are set forth in or reflected in the Company Balance Sheet have been established in accordance with GAAP consistently applied.
          (b) The Company has established and maintains a system of internal accounting controls sufficient to provide reasonable assurances (i) that transactions, receipts and expenditures of the Company are being executed and made only in accordance with appropriate authorizations of management and the Board of Directors of the Company, (ii) that transactions are recorded as necessary (A) to permit preparation of financial statements in conformity with GAAP and (B) to maintain accountability for assets, (iii) regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Company, and (iv) that the amount recorded for assets on the books and records of the Company is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Neither the Company nor, to the Company’s knowledge, any director, officer, auditor, accountant or representative of the Company has received or otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether written or oral, in each case, regarding deficient accounting or auditing practices, procedures, methodologies or methods of the Company or its internal accounting controls or any inaccuracy in the Company’s financial statements.
          (c) Schedule 2.6(c) of the Sellers’ Disclosure Letter sets forth the names and locations of all banks, trust companies, savings and loan associations and other financial institutions at which the Company maintains accounts of any nature and the names of all persons authorized to draw thereon or make withdrawals therefrom.
          (d) Schedule 2.6(d) of the Sellers’ Disclosure Letter accurately lists all indebtedness for borrowed money of the Company, including, without limitation, any interest, prepayment or similar fees or charges related to the retirement or termination of such indebtedness of the Company (“Company Debt”), including, for each item of Company Debt, the agreement governing such Company Debt and the interest rate, maturity date and any assets or properties securing such Company Debt.
     2.7 Absence of Certain Changes. Since the Company Balance Sheet Date, the Company has conducted its business only in the ordinary course consistent with past practice and (a) there has not occurred a Material Adverse Effect on the Company, (b) the Company has not made or entered into any Contract or letter of intent with respect to any acquisition, sale or transfer of any asset of the Company (other than the sale or nonexclusive license of Company Products to its customers in the ordinary course of its business consistent with its past practice), (c) except as required by GAAP, there has not occurred any change in accounting methods or practices (including any change in depreciation or amortization policies or rates or revenue recognition policies) by the Company or any revaluation by the Company of any of its assets, (d) there has not occurred any declaration, setting aside, or payment of a dividend or other distribution with respect to any securities of the Company, or any direct or indirect redemption, purchase or other acquisition by the Company of any of its securities, or any change in any rights, preferences, privileges or restrictions of any of its outstanding securities, (e) the Company has not entered into, amended or terminated any Material Contract, and there has not occurred any default by the Company under any Material Contract to which the Company is a party or by which it is, or any of its assets and properties are, bound, (f) there has not occurred any amendment or change to the Certificate of Incorporation or Bylaws or other equivalent organizational or governing documents of the Company, (g) there has not occurred any increase in or modification of the compensation or benefits payable or to become payable by the Company to any of its directors, officers, employees or consultants (other than previously contemplated increases described in the existing written agreements with such directors, officers, employees or consultants and other increases in the base salaries of employees who are not officers in an amount that does not exceed 10% of such base salaries), any modification of any “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code and Internal Revenue Service Notice 2005-1, or any new loans or extension of existing loans to any such Persons (other than routine expense advances to employees of the Company consistent with past practice), and the Company has not entered into any Contract to grant or provide (nor has granted any) severance, acceleration of vesting or other similar benefits to any such Persons, (h) there has not occurred the execution of any employment agreements or service Contracts or the extension of the term of any existing employment agreement or service Contract with any Person in the employ or service of the Company, (i) there has not occurred any change in title, office or position, or reduction in the responsibilities of, or change in identity with respect to the management, supervisory or other key personnel of the Company, any termination of employment of any such employees, or any labor dispute or claim of unfair labor practices involving the Company, (j) the Company has not incurred, created or assumed any Encumbrance (other than a Permitted Encumbrance) on any of its assets or properties, any liability or obligation for borrowed money or any liability or obligation as guaranty or surety with respect to the obligations of any other Person (other than under the Company’s existing line of credit), (k) the Company has not paid or discharged any Encumbrance or liability which was not shown on the Company Balance Sheet or incurred in the ordinary course of business consistent with past practice since the Company Balance Sheet Date, (l) the Company has not incurred any liability to its directors, officers or stockholders (other than liabilities under the Company’s existing line of credit and liabilities to pay compensation or benefits in connection with services rendered in the ordinary course of business, consistent with past practice), (m) the Company has not made any deferral of the payment of any accounts payable other than in the ordinary course of business, consistent with past practice, or in an amount in excess of $10,000, or given any discount, accommodation or other concession other than in the ordinary course of business, consistent with past practice, in order to accelerate or induce the collection of any receivable, (n) the Company has not made any change in the manner in which it extends discounts, credits or warranties to customers or otherwise deals with its customers, (o) there has been no damage, destruction or loss, whether or not covered by insurance, affecting the assets, properties or business of the Company, (p) the Company has not sold, disposed of, transferred or licensed to any Person any rights to any Company IP Rights other than in the ordinary course of business consistent with past practice, or has acquired or licensed from any Person any Intellectual Property (other than nonexclusive licenses from its vendors in the ordinary course of business), and (q) there has not occurred any announcement of, any negotiation by or any entry into any Contract by the Company to do any of the things described in the preceding clauses (a) through (p) (other than negotiations and agreements with Purchaser and its representatives regarding the transactions contemplated by this Agreement).
     2.8 Litigation. There is no private or governmental action, suit, proceeding, claim, mediation, arbitration or investigation pending before any Governmental Entity, or, to the knowledge of the Company, threatened against the Company or any of its assets or properties or, to the knowledge of the Company, against any of its directors, officers or employees (in their capacities as such or relating to their employment, services or relationship with the Company). There is no judgment, decree, injunction or order against the Company, any of its assets or properties or, to the knowledge of the Company, against any of its directors, officers or employees (in their capacities as such or relating to their employment, services or relationship with the Company). To the knowledge of the Company, there is no reasonable basis for any Person to assert a claim against the Company based upon the Company entering into this Agreement or any of the other transactions or agreements contemplated hereby. The Company does not have any action, suit, proceeding, claim, mediation, arbitration or investigation pending against any other Person.
     2.9 Restrictions on Business Activities. There is no Contract, judgment, injunction, order or decree binding upon the Company which has or would reasonably be expected to have, whether before or after consummation of the Share Purchase, the effect of prohibiting or impairing any current or presently proposed business practice of the Company, any acquisition of property by the Company or the conduct of business by the Company as currently conducted or as presently proposed to be conducted by the Company. To the knowledge of the Company, the employment of any employee of the Company or the use by the Company of the services of any consultant or independent contractor does not subject the Company to any liability to any third party for improperly soliciting such employee, consultant or independent contractor to work for the Company, whether such liability is based on contractual or other legal obligations to such third party.
     2.10 Compliance with Laws; Governmental Permits.
          (a) Except with respect to the matters that are specifically covered by the representations and warranties in Sections 2.12, 2.13, 2.14, 2.15, and 2.21, the Company has complied in all respects with, is not in violation of, and has not received any written notices of violation with respect to, any Legal Requirement with respect to the conduct of its business, or the ownership or operation of its business. Neither the Company, nor to the knowledge of the Company, any director, officer, Affiliate or employee thereof (in their capacities as such or relating to their employment, services or relationship with the Company), has given, offered, paid, promised to pay or authorized payment of any money, any gift or anything of value, with the purpose of influencing any act or decision of the recipient in his or her official capacity or inducing the recipient to use his or her influence to affect an act or decision of a government official or employee, to any (i) governmental official or employee, (ii) political party or candidate thereof, or (iii) Person while knowing that all or a portion of such money or thing of value would be given or offered to a governmental official or employee or political party or candidate thereof.
          (b) Except with respect to the matters that are specifically covered by the representations and warranties in Section 2.12(bb), the Company has obtained each federal, state, county, local or foreign governmental consent, license, permit, grant, or similar authorization of a Governmental Entity (i) pursuant to which the Company currently operates or holds any interest in any of its assets or properties or (ii) that is required for the operation of the Company’s business as currently conducted or the holding of any such interest (all of the foregoing consents, licenses, permits, grants, and other authorizations, collectively, the “Company Authorizations”), and all of such Company Authorizations are in full force and effect. The Company has not received any written notice or other written communication from any Governmental Entity regarding (i) any actual or possible violation of law or any Company Authorization or any failure to comply with any term or requirement of any Company Authorization or (ii) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any Company Authorization. To the knowledge of the Company, none of the Company Authorizations will be terminated or impaired, or will become terminable, in whole or in part, as a result of the consummation of the transactions contemplated by this Agreement.

     2.11 Title to Property and Assets. The Company has good and valid title to all of its properties, and interests in properties and assets, real and personal, reflected on the Company Balance Sheet or acquired after the Company Balance Sheet Date (except Intellectual Property (which is covered by the representations and warranties in Section 2.12) and properties and assets, or interests in properties and assets, sold or otherwise disposed of since the Company Balance Sheet Date in the ordinary course of business consistent with past practice), or, with respect to leased properties and assets, valid leasehold interests in such properties and assets which afford the Company valid leasehold possession of the properties and assets that are the subject of such leases, in each case, free and clear of all Encumbrances, except Permitted Encumbrances. The plant, property and equipment of the Company that are used in the operations of its business are (i) in good operating condition and repair, subject to normal wear and tear and (ii) not obsolete, dangerous or in need of renewal or replacement, except for renewal or replacement in the ordinary course of business, consistent with past practice. All properties used in the operations of the Company are reflected on the Company Balance Sheet to the extent required under GAAP to be so reflected. Schedule 2.11 of the Sellers’ Disclosure Letter identifies each parcel of real property leased by the Company. The Company has adequate rights of ingress and egress into any real property used in the operation of its business. The Company has heretofore provided to Purchaser’s counsel true, correct and complete copies of all leases, subleases and other agreements under which the Company uses or occupies or has the right to use or occupy, now or in the future, any real property or facility, including all modifications, amendments and supplements thereto. The Company does not currently own any real property.
     2.12 Intellectual Property; Regulatory Matters.
          (a) As used in this Agreement, the following terms shall have the meanings indicated below:
               (i) “Intellectual Property” means any and all worldwide intellectual property rights, including all patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof, all inventions (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary information, know how, technology, technical data, proprietary processes, formulae, algorithms, specifications, customer lists and supplier lists, all industrial designs and any registrations and applications therefor, all trade names, logos, common law trademarks and service marks, trademark and service mark registrations and applications therefor, Internet domain names, Internet and World Wide Web URLs or addresses, all copyrights, copyright registrations and applications therefor, all mask works, mask work registrations and applications therefor, all computer software, including all source code, object code, firmware, all databases and data collections and all rights therein, and all moral and economic rights of authors and inventors, however denominated, and any similar or equivalent rights to any of the foregoing.
               (ii) “Company IP Rights” means (A) any and all Intellectual Property used in the conduct of the business of the Company as currently conducted or as currently proposed to be conducted by the Company; and (B) any and all Company-Owned IP Rights.
               (iii) “Company-Owned IP Rights” means Intellectual Property title to which is owned or purportedly owned by the Company.
               (iv) “Company Registered Intellectual Property” means, of the Company-Owned IP Rights, all United States, international and foreign: (A) patents and patent applications (including provisional applications); (B) registered trademarks, applications to register trademarks, intent-to-use applications; (C) registered Internet domain names; (D) registered copyrights and applications for copyright registration; and (E) any other Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued, filed with, or recorded by any governmental authority owned by, registered or filed in the name of, the Company.
               (v) “Exclusively Licensed Rights” means Company IP Rights that are exclusively licensed to the Company other than Company-Owned IP Rights.
               (vi) “Third Party Intellectual Property Rights” means any Intellectual Property owned by a third party.
               (vii) “Company Products” means all products or services produced, marketed, licensed, sold, distributed or performed by or on behalf of the Company and all products or services currently under material development by the Company.
          (b) The Company (i) owns and has independently developed or acquired all Company-Owned IP Rights, or (ii) to the knowledge of the Company, has the valid right or license to all Exclusively Licensed Rights. To the knowledge of the Company, the Company IP Rights are sufficient for the conduct of the business of the Company as currently conducted and as currently determined to be conducted by the Company.
          (c) The Company has not transferred ownership of any Intellectual Property that is or was material Company Registered Intellectual Property, to any third party; or, except in the ordinary course of business, knowingly permitted the Company’s rights in any Intellectual Property that is or was Company-Owned IP Rights to enter the public domain or, with respect to any Intellectual Property for which the Company has submitted an application or obtained a registration, lapse (other than through the expiration of registered Intellectual Property at the end of its maximum statutory term).
          (d) To the knowledge of the Company, the Company owns and has good and exclusive title to each item of Company-Owned IP Rights and each item of Company Registered Intellectual Property, free and clear of any Encumbrances (other than Permitted Encumbrances and nonexclusive licenses of Company Products to its customers, end users and distributors in the ordinary course of its business). The right, license and interest of the Company in and to all Third Party Intellectual Property Rights licensed by the Company from a third party are free and clear of all Encumbrances (excluding restrictions contained in the applicable license agreements with such third parties and Permitted Encumbrances).
          (e) Neither the execution and delivery or effectiveness of this Agreement nor the performance of the Company’s obligations under this Agreement will cause the forfeiture or termination of, or give rise to a right of forfeiture or termination of any Company-Owned IP Right or Exclusively Licensed Rights, or impair the right of the Company, or Purchaser to use, possess, sell or license any Company-Owned IP Right, Exclusively Licensed Rights or portion thereof.
          (f) Schedule 2.12(f) of the Company Disclosure Letter lists all Company Products by name and version number.
          (g) Schedule 2.12(g) of the Company Disclosure Letter lists all Company Registered Intellectual Property including the jurisdictions in which each such item of Intellectual Property has been issued or registered or in which any application for such issuance and registration has been filed. Schedule 2.12(g) of the Company Disclosure Letter sets forth a list of all actions that to the knowledge of the Company are required to be taken by the Company within 120 days of the Agreement Date with respect to any of the Company Registered Intellectual Property in order to avoid prejudice to, impairment or abandonment of such Company Registered Intellectual Property.

          (h) To the knowledge of the Company, each item of Company Registered Intellectual Property is valid and subsisting (or in the case of applications, applied for), and all registration, maintenance and renewal fees currently due in connection with such Company Registered Intellectual Property have been paid and all documents, recordations and certificates in connection with such Company Registered Intellectual Property currently required to be filed have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of prosecuting, maintaining and registering such Company Registered Intellectual Property and recording the Company’s ownership interests therein.
          (i) The Company will not be as a result of the execution and delivery or effectiveness of this Agreement or the performance of the Company’s obligations under this Agreement, in breach of any Contract governing any Company IP Rights (the “Company IP Rights Agreements”) and the consummation of the transactions contemplated by this Agreement will not result in the modification, cancellation, termination, suspension of, or acceleration of any payments with respect to the Company IP Rights Agreements, or give any non-Company party to any Company IP Rights Agreement the right to do any of the foregoing. Following the Closing, the Surviving Corporation (as wholly-owned by Purchaser) will be permitted to exercise all of the Company’s rights under the Company IP Rights Agreements to the same extent the Company would have been able to had the transactions contemplated by this Agreement not occurred and without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which the Company would otherwise be required to pay.
          (j) Except to the extent set forth in the distribution agreements listed on Schedule 2.20, none of the Company IP Rights Agreements grants any third party exclusive rights to or under any Company IP Rights or grants any third party the right to sublicense any Company IP Rights.
          (k) There are no royalties, honoraria, fees or other payments payable by the Company to any Person (other than salaries payable to employees, consultants and independent contractors not contingent on or related to use of their work product) as a result of the ownership, use, possession, license-in, license-out, sale, marketing, advertising or disposition of any Company-Owned IP Rights by the Company.
          (l) To the knowledge of the Company, there is no unauthorized use, unauthorized disclosure, infringement or misappropriation of any Company-Owned IP Rights or Exclusively Licensed Rights, by any third party, including any employee or former employee of the Company. The Company has not brought any action, suit or proceeding for infringement or misappropriation of any Intellectual Property or breach of any Company IP Rights Agreement.
          (m) The Company has not been sued in any suit, action or proceeding (or received any written notice or, to the knowledge of the Company, threat) which involves a claim of infringement or misappropriation of any Intellectual Property right of any third party or which contests the validity, ownership or right of the Company to exercise any Intellectual Property right. The Company has not received any written communication that involves an offer to license or grant any other rights or immunities under any Third Party Intellectual Property Right.
          (n) To the knowledge of the Company, the operation of the business of the Company as such business is currently conducted and as currently determined to be conducted by the Company, including (i) the design, development, manufacturing, reproduction, marketing, licensing, sale, offer for sale, importation, distribution, provision and/or use of any Company Product and (ii) the Company’s use of any product, device or process used in the business of the Company as currently conducted and as currently determined to be conducted by the Company, does not infringe or misappropriate the

Intellectual Property of any third party and does not constitute unfair competition or unfair trade practices under the laws of any jurisdiction.
          (o) None of the Company-Owned IP Rights, the Company Products, or the Company is subject to any proceeding or outstanding order, Contract or stipulation (A) restricting in any manner the use, transfer, or licensing by the Company of any Company-Owned IP Right or any Company Product, (B) except in connection with any procedure for the registration of any Company-Owned IP Rights, affecting the validity, use or enforceability of any such Company-Owned IP Right or Company Product, or (C) restricting the conduct of the business of the Company in order to accommodate third party Intellectual Property rights.
          (p) The Company has not received any written opinion of counsel that any Company Product or the operation of the business of the Company, as previously or currently conducted, or as currently proposed to be conducted by the Company, infringes or misappropriates any Third Party Intellectual Property Rights.
          (q) To the maximum extent permitted by applicable law, the Company has secured from all of its consultants, employees and independent contractors who independently or jointly contributed to the conception, reduction to practice, creation or development of any Company-Owned IP Rights unencumbered and unrestricted exclusive ownership of, all such third party’s Intellectual Property in such contribution that the Company does not already own by operation of law and such third party has not retained any rights or licenses with respect thereto. Without limiting the foregoing, the Company has obtained proprietary information and invention disclosure and assignment agreements from all current and former employees and consultants of the Company.
          (r) To the knowledge of the Company, no current or former employee, consultant or independent contractor of the Company: (i) is in violation of any term or covenant of any Contract between the Company and such current or former employee, consultant or independent contractor relating to employment, invention disclosure, invention assignment, non-disclosure or non-competition or any other Contract between the Company and any other party by virtue of such employee’s, consultant’s or independent contractor’s being employed by, or performing services for, the Company, by using trade secrets or proprietary information of such other party without permission; or (ii) has developed any technology, software or other copyrightable, patentable or otherwise proprietary work for the Company that is subject to any agreement under which such employee, consultant or independent contractor has assigned or otherwise granted to any third party any rights (including Intellectual Property rights) in or to such technology, software or other copyrightable, patentable or otherwise proprietary work.
          (s) To the extent that any Intellectual Property that is or was Third Party Intellectual Property Right is incorporated into, integrated or bundled with, or used by the Company in the development, manufacture or compilation of any of, the Company Products, the Company has a written agreement with such third party with respect thereto pursuant to which the Company either (i) has obtained complete, unencumbered and unrestricted ownership of, and are the exclusive owners of such Intellectual Property by operation of law or by valid assignment, or (ii) has obtained perpetual, non terminable (other than for breach) licenses (sufficient for the conduct of its business as currently conducted by the Company and as currently proposed to be conducted by the Company) to all such Third Party Intellectual Property Rights.
          (t) The Company has taken all commercially reasonable steps to protect and preserve the confidentiality of all confidential or non-public information included in the Company IP Rights (“Confidential Information”). All use, disclosure or appropriation of Confidential Information owned by the Company by or to a third party has been pursuant to the terms of a written Contract between the Company and such third party. All use, disclosure or appropriation of Confidential Information by the Company not owned by the Company has been pursuant to the terms of a written agreement between the Company and the owner of such Confidential Information, or is otherwise lawful. All current and former employees and consultants of the Company (except clerical and bookkeeping employees) having access to Confidential Information or proprietary information of any of its customers or business partners have executed and delivered to the Company an agreement regarding the protection of such Confidential Information or proprietary information (in the case of proprietary information of the Company’s customers and business partners, to the extent required by such customers and business partners).
          (u) The Company has provided Purchaser with all documentation and notes relating to the testing of all Company Products. The Company has documented all complaints and corrective actions in all the Company Products previously discovered by the Company, and such documentation is retained and is available internally at the Company.
          (v) The Company is not now nor has ever been a member or promoter of, or a contributor to, any industry standards body or any similar organization that could reasonably be expected to require or obligate any of the Company to grant or offer to any other Person any license or right to any Company-Owned IP Rights.
          (w) No (i) government funding; (ii) facilities of a university, college, other educational institution or research center; or (iii) funding from any Person (other than funds received in consideration for the Company Capital Stock) was used in the development of the Company-Owned IP Rights. To the knowledge of the Company, no current or former employee of the Company, who was involved in, or who contributed to, the creation or development of any Company-Owned IP Rights, has performed services for any government, university, college or other educational institution or research center during a period of time during which such employee was also performing services for the Company.
          (x) The Company has complied in all material respects with all applicable Legal Requirements relating to, and has complied in material respects with its internal privacy policies relating to, the use, collection, storage, disclosure and transfer of any individually identifiable health information (as defined in 42 C.F. R. §160.103) collected by the Company or, to the Company’s knowledge, by third parties having authorized access to the records of the Company. The execution, delivery and performance of this Agreement by the Company will not result in any material violation by the Company of any applicable Legal Requirements or Company policies relating to the privacy of individually identifiable health information. The Company has not received any written complaint alleging violations of Legal Requirements or Company policies regarding the Company’s collection, use or disclosure of individually identifiable health information.
          (y) The Company has implemented and maintains a security plan that meets all applicable Legal Requirements and that includes reasonable measures to (i) identify reasonably foreseeable internal and external risks to the security of individually identifiable health information; (ii) implement and monitor administrative, electronic and physical safeguards to control those reasonably foreseeable risks; and (iii) provide notifications in compliance in all material respects with applicable Legal Requirements in the case of any breach of security compromising unencrypted data containing individually identifiable health information. To the Company’s knowledge, the Company has not experienced any breach of security or otherwise unauthorized access by third parties to the individually identifiable health information in the Company’s possession, custody or control.
          (z) The Company has never been, and to the Company’s knowledge, none of its employees or other agents engaged by the Company have ever, (a) been debarred (under the provisions of the Generic Drug Enforcement Act of 1992, 21 U.S.C. §335a (a) and (b)), (b) received a written threat of debarment from the FDA, (c) been convicted of a crime for which debarment is mandated, or (d) been indicted for a crime or otherwise engaged in conduct for which debarment is mandated. No employees or agents of the Company have made an untrue statement of material fact to the United States Food and Drug Administration or any other governmental or regulatory authority in any country (collectively, “Regulatory Authority(ies)”) with respect to any Company Product, or failed to disclose a material fact required to be disclosed to any Regulatory Authority.
          (aa) (a) The Company has complied in all material respects with all applicable Legal Requirements of the Federal Food, Drug and Cosmetics Act of 1938, as amended (including the rules and regulations promulgated thereunder, the “FDCA”), and similar non-U.S. Legal Requirements relating to the pre-clinical and clinical development, regulatory approval, promotion, marketing and sale of the Company Products outside of the United States, and (b) no Regulatory Authority has at any time challenged in writing or questioned in writing the legal right of the Company to market or sell any of the Company Products in the jurisdictions where it currently markets or sells such Company Products (it being acknowledged that the Company is not currently marketing or selling any Company Products in the United States).
          (bb) (a) With respect to the Company Products, (i) (A) the Company has obtained all necessary approvals, clearances, authorizations, licenses and registrations required by the Regulatory Authorities to permit the design, development, pre-clinical and clinical testing, manufacture, labeling, promotion, marketing and sale of Company Products in all jurisdictions where it currently conducts such activities with respect to the Company Products (collectively, the “Product Licenses”); (B) the Company is in compliance in all material respects with all terms and conditions of each Product License and with all applicable requirements under the FDCA and similar Legal Requirements pertaining to each Company Product which is not the subject of a Product License; (C) the Company is in compliance in all material respects with all applicable requirements under the FDCA and similar Legal Requirements regarding registration, license, and certification for each site at which a Company Product is manufactured, labeled, or distributed; and (D) to the extent that any Company Product has been sold outside of the United States, the Company has sold such Company Product in compliance in all material respects with the Legal Requirements of the applicable jurisdiction; (ii) all manufacturing operations performed by or on behalf of the Company have been and are being conducted in all material respects in compliance with all applicable requirements under the FDCA and similar Legal Requirements; (iii) all non-clinical laboratory studies of Company Products under development, sponsored by Company and intended to be used to support regulatory clearance or approval, have been and are being conducted in compliance in all material respects with all applicable requirements under the FDCA and similar Legal Requirements; and (iv) the Company is in compliance in all material respects with all applicable reporting requirements under the FDCA and similar Legal Requirements for all Product Licenses or plant registrations described in clause (i) above, including, but not limited to, applicable adverse event reporting requirements pursuant to 21 CFR 812.150 as required through the date of the Company’s most recent annual IDE progress report, and to the extent that the Company has been notified in writing of such adverse events. (b) To the Company’s knowledge, the Company is in compliance in all material respects with all Legal Requirements applicable to the maintenance, compilation and filing of reports, including medical device reports, with regard to the Company Products. (c) The Company has not received any written notice or other written communication from the FDA or any other Regulatory Authority (i) contesting the pre-market clearance or approval of, the uses of or the labeling and promotion of any of the Company Products, or (ii) otherwise alleging any violation by the Company of any applicable requirements under the FDCA or similar Legal Requirements. (d) There have been no recalls, field notifications or seizures ordered or adverse regulatory actions taken or, to the knowledge of the Company, threatened by the FDA or any other Regulatory Authority with respect to any of the Company Products, including with respect to any facilities where any such Company Products are produced, processed, packaged or stored, and the

Company has not, within the last three (3) years, either voluntarily or at the request of any Regulatory Authority, initiated or participated in a recall of any Company Product or provided post-sale warnings regarding any Company Product. (e) The Company has conducted all of its clinical trials with reasonable care and, to the Company’s knowledge, such trials (i) have been conducted in all material respects in accordance with all applicable requirements under the FDCA or similar Legal Requirements, and (ii) have been conducted in all material respects in accordance with the stated protocols for such clinical trials and the respective clinical trial agreement except to the extent that (A) such deviations have previously been reported to the FDA in accordance with 21 CFR 812.150 and FDA policy regarding IDE Annual Reports, if occurring through the date of the Company’s most recent annual IDE progress report; or (B) if occurring since the most recent IDE Annual Report, such deviations have been documented in accordance with the Standard Operating Procedures for the monitoring of clinical studies applied by the Company’s delegated contract research organization (Pivotal Research Solutions), for inclusion in the next IDE Annual Report. There are no financial arrangements between the Company and the clinical trial sites, principal investigators, sub-investigators or other trial site personnel other than as set forth in the respective clinical trial agreement or that have not been disclosed in accordance with the applicable requirements of the FDCA or similar Legal Requirements. (f) To the Company’s knowledge, all filings with and submissions to any Regulatory Authority made by or on behalf of Company with regard to the Company Products, whether oral, written or electronically delivered, were true, accurate and complete in all material respects as of the date made, and, to the extent required to be updated, as so updated remain true, accurate and complete in all material respects as of the date hereof, and do not contain any untrue statements of a material fact included therein, or omit to state a material fact necessary to make the statements therein not misleading.
          (cc) Each of the Company Products sold by the Company: (i) is, and at all times up to and including the sale thereof has been, in compliance in all material respects with the applicable requirements of the FDCA or similar Legal Requirements outside the United States, and (ii) is distributed pursuant to an Investigative Device Exemption in the United States and is distributed outside the United States pursuant to applicable Legal Requirements in foreign jurisdictions. Except as set forth in the Sellers’ Disclosure Letter, there have been no concerns relating to protocol violations, informed consent failures or other Good Clinical Practices irregularities regarding the conduct of the Investigation expressed in writing to the Company by a regulator, auditor, investigator or study subject.
     2.13 Environmental Matters.
          (a) As used in this Agreement, the following terms shall have the meanings indicated below:
               (i) “Environmental and Safety Laws” shall mean any federal, state or local laws, ordinances, codes, regulations, rules, policies and orders that are intended to assure the protection of the environment, or that classify, regulate, call for the remediation of, require reporting with respect to, or list or define air, water, groundwater, solid waste, hazardous or toxic substances, materials, wastes, pollutants or contaminants, or which are intended to assure the safety of employees, workers or other persons, including the public.
               (ii) “Hazardous Materials” shall mean any toxic or hazardous substance, material or waste or any pollutant or contaminant, or infectious or radioactive substance, material or waste defined in or regulated under any Environmental and Safety Laws, but excludes office and janitorial supplies properly and safely maintained.
               (iii) “Property” shall mean all real property leased or owned by the Company either currently or in the past.

               (iv) “Facilities” shall mean all buildings and improvements on the Property.
          (b) (i) All Hazardous Materials and wastes of the Company have been disposed of in accordance in all respects with all Environmental and Safety Laws; (ii) the Company has not received any notice of any noncompliance of the Facilities or its past or present operations with Environmental and Safety Laws; (iii) no notices, administrative actions or suits are pending or threatened relating to an actual or alleged violation of any applicable Environmental and Safety Laws by the Company; (iv) the Company is not a potentially responsible party under the federal Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or any analogous state, local or foreign laws arising out of events occurring prior to the Closing Date; (v) to the Company’s knowledge, there have not been in the past, and are not now, any Hazardous Materials on, under or migrating to or from any of the Facilities or any Property; (vi) to the Company’s knowledge, there have not been in the past, and are not now, any underground tanks or underground improvements at, on or under any Property, including treatment or storage tanks, sumps, or water, gas or oil wells; and (vii) to the Company’s knowledge, the Facilities and the Company’s uses and activities therein have at all times complied with all Environmental and Safety Laws.
     2.14 Taxes. Except as set forth on Schedule 2.14:
          (a) The Company has properly completed and timely filed all Tax Returns required to be filed by it and has timely paid all Taxes required to be paid by it whether or not shown on any Tax Return. All Tax Returns were complete and accurate and have been prepared in substantial compliance with all applicable Legal Requirements. The Company has delivered to Purchaser correct and complete copies of income Tax Returns filed by the Company for years after 2003 and of all examination reports, and statements of deficiencies assessed against or agreed to by the Company relating to the years after 2003.
          (b) The Company Balance Sheet reflects all liability for unpaid Taxes of the Company for periods (or portions of periods) through the Company Balance Sheet Date. The Company does not have any liability for unpaid Taxes accruing after the Company Balance Sheet Date except for Taxes arising in the ordinary course of business subsequent to the Company Balance Sheet Date. The Company will have no liability for unpaid Taxes as of the Closing Date that was not included in the calculation of Company Net Working Capital.
          (c) There is (i) no claim for Taxes being asserted against the Company that has resulted in a lien against the property of the Company other than liens for Taxes not yet due and payable, (ii) no audit or, to the knowledge of the Company, pending audit of, or Tax controversy associated with, any Tax Return of the Company being conducted by a Tax Authority, (iii) no extension of any statute of limitations on the assessment of any Taxes or power of attorney with respect to Taxes granted by the Company currently in effect, and (iv) no agreement to any extension of time for filing any Tax Return which has not been filed. No claim has ever been made in writing by a Tax Authority in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to taxation by that jurisdiction.
          (d) The Company has not been or will be required to include any adjustment in Taxable income for any Tax period (or portion thereof) pursuant to Section 481 or 263A of the Code or any comparable provision under state, local or foreign Tax laws as a result of transactions, events or accounting methods employed prior to the Share Purchase.

          (e) The Company is not a party to or bound by any Tax sharing, Tax indemnity, or Tax allocation agreement nor does the Company have any liability or potential liability to another party under any such agreement.
          (f) The Company has disclosed on its Tax Returns any Tax reporting position taken in any Tax Return which could result in the imposition of penalties under Section 6662 of the Code or any comparable provisions of state, local or foreign law.
          (g) The Company has not consummated, has not participated in, or is not currently participating in any transaction which was or is a “Tax shelter” transaction as defined in Sections 6662, 6011, 6012 or 6111 of the Code or the Treasury Regulations promulgated thereunder or which was or is a “Listed Transaction” or a “Reportable Transaction” as those terms are defined in the Code and the Treasury Regulations thereunder.
          (h) The Company has not ever been a member of a consolidated, combined, unitary or aggregate group (for Tax purposes) of which the Company was not the ultimate parent corporation.
          (i) The Company does not have any liability for the Taxes of any Person (other than the Company) under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or foreign law) as a transferee or successor, by Contract or otherwise.
          (j) The Company has disclosed in Schedule 2.14(j) of the Sellers’ Disclosure Letter the amount of any deferred gain or loss arising out of any intercompany transaction within the meaning of Section 1.1502-13 of the Treasury Regulations.
          (k) The Company will not be required to include in income, or exclude any item of deduction from, Taxable income for any Taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a Taxable period ending on or prior to the Closing Date; (ii) “closing agreement” described in Section 7121 of the Code (or any corresponding or similar provision of state, local, or foreign Tax law); (iii) intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local, or foreign Tax law); (iv) installment sale or open transaction disposition made on or prior to the Closing Date; or (v) prepaid amount received on or prior to the Closing Date.
          (l) The Company has not incurred a dual consolidated loss within the meaning of Section 1503 of the Code.
          (m) None of the Tax attributes (including net operating loss carry forwards and general business Tax credits) of the Company is currently limited by Sections 269, 382, 383, 384 or 1502 of the Code (or any corresponding or similar provision of state, local, or foreign Tax law); provided, however, that the Company makes no representation as to the applicability of any such limitation as a result of the consummation of the transactions contemplated by this Agreement.
          (n) The Company has in its possession official foreign government receipts for any Taxes paid by it to any foreign Tax Authorities.
          (o) The Company has not been the beneficiary of any Tax holiday since its inception.
          (p) The Company is not, nor has it ever been, a “United States real property holding corporation” within the meaning of Section 897 of the Code, and the Company has filed with the Internal

Revenue Service all statements, if any, which are required under Section 1.897-2(h) of the Treasury Regulations.
          (q) The Company has not constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for Tax-free treatment under Section 355 of the Code (i) in the two years prior to the date of this Agreement or (ii) in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the Share Purchase.
          (r) The Company has complied (and until the Closing will comply) with all applicable Legal Requirements relating to the payment, reporting and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442 and 1445 of the Code or similar provisions under any foreign law), has, within the time and in the manner prescribed by law, withheld from employee wages or consulting compensation and paid over to the proper governmental authorities (or is properly holding for such timely payment) all amounts required to be so withheld and paid over under all applicable Legal Requirements, including federal and state income Taxes, Federal Insurance Contribution Act, Medicare, Federal Unemployment Tax Act, relevant state income and employment Tax withholding laws, and has timely filed all withholding Tax Returns, for all periods through and including the Closing Date. The Company has complied with applicable information reporting and record maintenance requirements of Sections 6038A and 6038B of the Code and the Treasury Regulations thereunder.
          (s) There is no agreement, plan, arrangement or other Contract covering any current or former employee or other service provider of the Company or ERISA Affiliate to which the Company is a party or by which the Company is bound that, considered individually or considered collectively with any other such agreements, plans, arrangements or other Contracts, will, or could reasonably be expected to, as a result of the transactions contemplated hereby (whether alone or upon the occurrence of any additional or subsequent events), give rise directly or indirectly to the payment of any amount that could reasonably be expected to be characterized as a “parachute payment” within the meaning of Section 280G of the Code (or any corresponding or similar provision of state, local or foreign Tax law).
          (t) Schedule 2.14(t) to the Sellers’ Disclosure Letter lists all “nonqualified deferred compensation plans” (within the meaning of Section 409A of the Code) to which the Company is a party. Each such nonqualified deferred compensation plan to which the Company is a party complies with the requirements of paragraphs (2), (3) and (4) of Section 409A(a) by its terms and has been operated in accordance with such requirements.
          (u) The Company has never been a party to any joint ventures, partnership or other agreement that could be treated as a partnership for Tax purposes.
          (v) The Company has neither requested nor received any private letter ruling from the Internal Revenue Service or comparable rulings from any Governmental Entity or Tax Authority.
          (w) No adjustment has ever been made to any of the Company’s Tax Returns under Section 482 of the Code or corresponding provisions of state, local or foreign law.
          (x) Except as set forth on Schedule 2.14, no stockholder holds shares of capital stock of the Company that are non transferable and subject to a substantial risk of forfeiture within the meaning of Section 83 of the Code.

     2.15 Employee Benefit Plans and Employee Matters.
          (a) Schedule 2.15(a) of the Sellers’ Disclosure Letter lists (i) all “employee benefit plans” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) maintained by the Company, contributed to by the Company, or in which the Company’s employee’s participate, (ii) each loan to an employee of the Company in excess of $10,000, (iii) all stock option, stock purchase, phantom stock, stock appreciation right, supplemental retirement, severance, sabbatical, medical, dental, vision care, disability, employee relocation, cafeteria benefit (Section 125 of the Code), dependent care (Section 129 of the Code), life insurance or accident insurance plans, programs or arrangements maintained by the Company, contributed to by the Company, or in which the Company’s employee’s participate, (iv) all bonus, pension, profit sharing, savings, severance, retirement, deferred compensation or incentive plans, programs or arrangements maintained by the Company, contributed to by the Company, or in which the Company’s employee’s participate, (v) all other fringe or employee benefit plans, programs or arrangements that apply to senior management of the Company and that do not generally apply to all employees of the Company, and (vi) all employment or executive compensation or severance agreements, written or otherwise, as to which unsatisfied obligations of the Company of greater than $10,000 remain for the benefit of, or relating to, any present or former employee, consultant or non-employee director of the Company (all of the foregoing described in clauses (i) through (vi), collectively, the “Company Employee Plans”).
          (b) The Company has furnished to Purchaser’s counsel a true, correct and complete copy of each of the Company Employee Plans and related plan documents (including trust documents, insurance policies or Contracts, employee booklets, summary plan descriptions and other authorizing documents, and any material employee communications relating thereto) and has, with respect to each Company Employee Plan which is subject to ERISA reporting requirements, provided to Purchaser’s counsel true, correct and complete copies of the Form 5500 reports filed for the last three plan years. Any Company Employee Plan intended to be qualified under Section 401(a) of the Code has either obtained from the Internal Revenue Service a favorable determination letter as to its qualified status under the Code, including all amendments to the Code effected by the Tax Reform Act of 1986 and subsequent legislation, or has applied (or has time remaining in which to apply) to the Internal Revenue Service for such a determination letter prior to the expiration of the requisite period under applicable Treasury Regulations or Internal Revenue Service pronouncements in which to apply for such determination letter and to make any amendments necessary to obtain a favorable determination or has been established under a standardized prototype plan for which an Internal Revenue Service opinion letter has been obtained by the plan sponsor and is valid as to the adopting employer. The Company has also provided to Purchaser a true, correct and complete copy of the most recent Internal Revenue Service determination or opinion letter issued with respect to each such Company Employee Plan, and nothing has occurred since the issuance of each such letter which would reasonably be expected to cause the loss of the Tax-qualified status of any Company Employee Plan subject to Section 401(a) of the Code. The Company has also provided to Purchaser all registration statements and prospectuses prepared in connection with each Company Employee Plan. All individuals who, pursuant to the terms of any Company Employee Plan, are entitled to participate in any Company Employee Plan, are currently participating in such Company Employee Plan or have been offered an opportunity to do so and have declined in writing. No employee of the Company and no person subject to any health plan of the Company has made medical claims through any such health plan during the 12 months preceding the Agreement Date for more than $25,000 in the aggregate for which the Company is responsible. For the purposes of the forgoing sentence, any exception to such representation and warranty set forth in the Disclosure Letter shall be stated generally and shall not identify any employee of the Company or person subject to any health plan of the Company who has made medical claims. Neither the Company nor ERISA Affiliate sponsors or maintains any self-funded employee benefit plan that is governed by ERISA.

          (c) None of the Company Employee Plans promises or provides retiree medical or other retiree welfare benefits to any person other than as required under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) or similar state law. To the knowledge of the Company, there has been no “prohibited transaction” (within the meaning of Section 406 of ERISA and Section 4975 of the Code and not exempt under Section 408 of ERISA and regulatory guidance thereunder) with respect to any Company Employee Plan. To the knowledge of the Company, each Company Employee Plan has been administered in accordance with its terms and in compliance with the requirements prescribed by any and all statutes, rules and regulations (including ERISA and the Code), and the Company have performed all obligations required to be performed by it under, is not in default under or in violation of, and has no knowledge of any default or violation by any other party to, any of the Company Employee Plans. The Company is not subject to any liability or penalty under Sections 4976 through 4980 of the Code or Title I of ERISA with respect to any of the Company Employee Plans. All contributions required to be made by the Company to any Company Employee Plan have been made on or before their due dates and a reasonable amount has been accrued for contributions to each Company Employee Plan for the current plan years (and no further contributions will be due or will have accrued thereunder as of the Closing Date, other than contributions accrued in the ordinary course of business, consistent with past practice, after the Company Balance Sheet Date as a result of the operations of Company after the Company Balance Sheet Date). In addition, with respect to each Company Employee Plan intended to include a Code Section 401(k) arrangement, the Company has at all times made timely deposits of employee salary reduction contributions and participant loan repayments, as determined pursuant to regulations issued by the United States Department of Labor. No Company Employee Plan is covered by, and the Company has not incurred or expects to incur any liability under Title IV of ERISA or Section 412 of the Code. Each Company Employee Plan can be amended, terminated or otherwise discontinued after the Closing in accordance with its terms, without liability to Purchaser and/or the Surviving Corporation (other than ordinary administrative expenses typically incurred in a termination event). With respect to each Company Employee Plan subject to ERISA as either an employee pension benefit plan within the meaning of Section 3(2) of ERISA or an employee welfare benefit plan within the meaning of Section 3(1) of ERISA, all requisite governmental reports (which were true, correct and complete as of the date filed) have been prepared in good faith and timely filed, including any required audit reports, and has properly and timely filed and distributed or posted all notices and reports to employees required to be filed, distributed or posted with respect to each such Company Employee Plan. No suit, administrative proceeding, action or other litigation has been brought, or to the knowledge of the Company, is threatened, against or with respect to any such Company Employee Plan, including any audit or inquiry by the Internal Revenue Service or United States Department of Labor.
          (d) With respect to each Company Employee Plan, the Company and ERISA Affiliate have complied with (i) the applicable health care continuation and notice provisions of COBRA and the regulations (including proposed regulations) thereunder, (ii) the applicable requirements of the Family Medical and Leave Act of 1993 and the regulations (including proposed regulations) thereunder, (iii) the applicable requirements of the Health Insurance Portability and Accountability Act of 1996 and the regulations (including proposed regulations) thereunder, (iv) the applicable requirements of the Americans with Disabilities Act of 1990, as amended and the regulations (including proposed regulations) thereunder, (v) the Age Discrimination in Employment Act of 1967, as amended, and (vi) the applicable requirements of the Women’s Health and Cancer Rights Act of 1998 and the regulations (including proposed regulations) thereunder.
          (e) There has been no amendment to, written interpretation or announcement (whether or not written) by the Company or any ERISA Affiliate relating to, or change in participation or coverage under, any Company Employee Plan which would increase the expense of maintaining such Company Employee Plan above the level of expense incurred with respect to such Company Employee Plan for the most recent fiscal year included in the Financial Statements. No Company Employee Plan

will be subject to any surrender fees or service fees upon termination other than the normal and reasonable administrative fees associated with the termination of benefit plans.
          (f) The Company nor any current or former ERISA Affiliate currently maintains, sponsors, participates in or contributes to, or has ever maintained, established, sponsored, participated in, or contributed to, any pension plan (within the meaning of Section 3(2) of ERISA) which is subject to Part 3 of Subtitle B of Title I of ERISA, Title IV of ERISA or Section 412 of the Code.
          (g) Neither the Company nor any ERISA Affiliate is a party to, or has made any contribution to or otherwise incurred any obligation under, any “multiemployer plan” as such term is defined in Section 3(37) of ERISA or any “multiple employer plan” as such term is defined in Section 413(c) of the Code.
          (h) Each compensation and benefit plan maintained or contributed to by the Company under the law or applicable custom or rule of the relevant jurisdiction outside of the United States (each such plan, a “Foreign Plan”) is listed in Schedule 2.15(h) of the Sellers’ Disclosure Letter. As regards each Foreign Plan, (i) such Foreign Plan is in compliance with the provisions of the Legal Requirements of each jurisdiction in which such Foreign Plan is maintained, to the extent those Legal Requirements are applicable to such Foreign Plan, (ii) all contributions to, and payments from, such Foreign Plan which may have been required to be made in accordance with the terms of such Foreign Plan, and, when applicable, the Legal Requirements of the jurisdiction in which such Foreign Plan is maintained, have been timely made or shall be made by the Closing Date, and all such contributions to such Foreign Plan, and all payments under such Foreign Plan, for any period ending before the Closing Date that are not yet, but will be, required to be made, are reflected as an accrued liability on the Company Balance Sheet, (iii) the Company, and each ERISA Affiliate has complied with all applicable reporting and notice requirements, and such Foreign Plan has obtained from the Governmental Entity having jurisdiction with respect to such Foreign Plan any required determinations, if any, that such Foreign Plan is in compliance with the Legal Requirements of the relevant jurisdiction if such determinations are required in order to give effect to such Foreign Plan, (iv) such Foreign Plan has been administered in all respects at all times in accordance with its terms and applicable Legal Requirements, (v) to the knowledge of the Company, there are no pending investigations by any governmental body involving such Foreign Plan, and no pending claims (except for claims for benefits payable in the normal operation of such Foreign Plan), suits or proceedings against such Foreign Plan or asserting any rights or claims to benefits under such Foreign Plan, (vi) the consummation of the transactions contemplated by this Agreement will not by itself create or otherwise result in any liability with respect to such Foreign Plan, and (vii) except as required by applicable Legal Requirements, no condition exists that would prevent the Company from terminating or amending any Foreign Plan at any time for any reason in accordance with the terms of each such Foreign Plan without the payment of any fees, costs or expenses (other than the payment of benefits accrued on the Company Balance Sheet and any normal and reasonable expenses typically incurred in a termination event). The benefits available under all Foreign Plans in the aggregate do not provide greater benefits to employees of the Company participating in such plans than the benefits available under the Company Employee Plans for employees of the Company in the United States. No Foreign Plan has unfunded liabilities that will not be offset by insurance or that are not fully accrued on the financial statements of the Company.
          (i) Schedule 2.15(i) of the Sellers’ Disclosure Letter lists as of the Agreement Date each employee of the Company who is not fully available to perform work because of disability or other leave and also lists, with respect to each such employee, the basis of such disability or leave and the anticipated date of return to full service.

          (j) None of the execution and delivery of this Agreement, the consummation of the Share Purchase or any other transaction contemplated hereby or any termination of employment or service in connection therewith or subsequent thereto will, individually or together with the occurrence of some other event, (i) result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any Person, (ii) increase or otherwise enhance any benefits otherwise payable by the Company, (iii) result in the acceleration of the time of payment or vesting of any such benefits, except as required under Section 411(d)(3) of the Code, (iv) increase the amount of compensation due to any Person, or (v) result in the forgiveness in whole or in part of any outstanding loans made by the Company to any Person.
          (k) The Company is in compliance in all respects with all currently applicable Legal Requirements respecting employment, discrimination in employment, terms and conditions of employment, worker classification (including the proper classification of workers as independent contractors and consultants), wages, hours and occupational safety and health and employment practices, including the Immigration Reform and Control Act, and is not engaged in any unfair labor practice. The Company has withheld all amounts required by law or by agreement to be withheld from the wages, salaries, and other payments to employees; and is not liable for any arrears of wages, compensation, Taxes, penalties or other sums for failure to comply with any of the foregoing. The Company has paid in full to all employees, independent contractors and consultants all wages, salaries, commissions, bonuses, benefits and other compensation due to or on behalf of such employees, independent contractors and consultants. The Company is not liable for any payment to any trust or other fund or to any Governmental Entity, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the normal course of business and consistently with past practice). There are no pending claims against the Company under any workers compensation plan or policy or for long term disability. The Company does not have any obligation under COBRA with respect to any former employees or qualifying beneficiaries thereunder. There are no controversies pending or, to the knowledge of the Company, threatened, between the Company and any of its employees, which controversies have or would reasonably be expected to result in an action, suit, proceeding, claim, arbitration or investigation before any Governmental Entity.
          (l) Schedule 2.15(l) of the Sellers’ Disclosure Letter sets forth a true, correct and complete list as of the Agreement Date of all severance Contracts and employment Contracts to which the Company is a party or by which the Company is bound. The Company does not have any obligation to pay any amount or provide any benefit to any former employee or officer, other than obligations (i) for which the Company has established a reserve for such amount on the Company Balance Sheet and (ii) pursuant to Contracts entered into after the Company Balance Sheet Date and disclosed on Schedule 2.15(l) of the Sellers’ Disclosure Letter. The Company is not a party to or bound by any collective bargaining agreement or other labor union Contract, no collective bargaining agreement is being negotiated by the Company and the Company does not have any duty to bargain with any labor organization. There is no pending demand for recognition or any other request or demand from a labor organization for representative status with respect to any Person employed by the Company. The Company does not have knowledge of any activities or proceedings of any labor union or to organize its employees. There is no labor dispute, strike or work stoppage against the Company pending or, to the knowledge of the Company, threatened which may interfere with the business activities of the Company. Neither the Company, nor to the knowledge of the Company, any of its representatives or employees, has committed any unfair labor practice in connection with the operation of the business of the Company, and there is no charge or complaint against the Company by the National Labor Relations Board or any comparable Governmental Entity pending or to the knowledge of the Company, threatened. No employee of the Company has been dismissed in the last 12 month period.

          (m) No employee of the Company is in violation of any term of any employment agreement, patent disclosure agreement, non-competition agreement, or any restrictive covenant to a former employer relating to the right of any such employee to be employed by the Company because of the nature of the business conducted or presently proposed to be conducted by the Company or to the use of trade secrets or proprietary information of others. Except as set forth on Schedule 2.15(m) of the Sellers’ Disclosure Letter, no employee of the Company has given notice to the Company, nor does the Company otherwise have knowledge, that any such employee intends to terminate his or her employment with the Company. The employment of each of the employees of the Company is “at will” (except for non-U.S. employees of the Company located in a jurisdiction that does not recognize the “at will” employment concept) and the Company does not have any obligation to provide any particular form or period of notice prior to terminating the employment of any of its employees, except as set forth on Schedule 2.15(m) of the Sellers’ Disclosure Letter. As of the Agreement Date, the Company has not, and to the knowledge of the Company, no other Person has, (i) entered into any Contract that obligates or purports to obligate Purchaser to make an offer of employment to any present or former employee or consultant of the Company and/or (ii) promised or otherwise provided any assurances (contingent or otherwise) to any present or former employee or consultant of the Company of any terms or conditions of employment with Purchaser following the Closing.
          (n) The Company has provided to Purchaser a true, correct and complete list of the names, positions and rates of compensation of all officers, directors, and employees of the Company, showing each such person’s name, position, annual remuneration, status as exempt/non-exempt, bonuses and fringe benefits for the current fiscal year and the most recently completed fiscal year. The Company has provided to Purchaser the additional following information for each of its international employees: city/country of employment, citizenship, date of hire, manager’s name and work location, date of birth, any material special circumstances (including pregnancy, disability or military service), and whether the employee was recruited from a previous employer.
          (o) The Company has provided to Purchaser a true, correct and complete list of all of its consultants, advisory board members and independent contractors and for each the initial date of the engagement and whether the engagement has been terminated by written notice by either party.
          (p) The Company has provided to Purchaser’s counsel true, correct and complete copies of each of the following: all forms of offer letters; all forms of employment agreements and severance agreements; all forms of services agreements and agreements with current and former consultants and/or advisory board members; all forms of confidentiality, non-competition or inventions agreements between current and former employees/consultants and the Company (and a true, correct and complete list of employees, consultants and/or others not subject thereto); the most current management organization chart(s); all agreements and/or insurance policies providing for the indemnification of any officers or directors of the Company; summary of liability for termination payments to current and former directors, officers and employees of the Company; and a Schedule of bonus commitments made to employees of the Company.
          (q) There are no performance improvement or disciplinary actions contemplated or pending against any of the Company’s current employees.
          (r) The Company is in compliance in all respects with the Worker Adjustment Retraining Notification Act of 1988, as amended (“WARN Act”), or any similar state or local law. In the past two years, (i) the Company has not effectuated a “plant closing” (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of its business; (ii) there has not occurred a “mass layoff” (as defined in the WARN Act) affecting any site of employment or facility of the Company; and (iii) the Company has not been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state, local or foreign law or regulation. The Company has not caused any of its employees to suffer an “employment loss” (as defined in the WARN Act) during the 90 day period prior to the Agreement Date.
     2.16 Interested Party Transactions. None of the officers and directors of the Company and, to the knowledge of the Company, none of the employees or stockholders of the Company, nor any immediate family member of an officer, director, employee or stockholder of the Company, has any direct or indirect ownership, participation, royalty or other interest in, or is an officer, director, employee of or consultant or contractor for any firm, partnership, entity or corporation that competes with, or does business with, or has any contractual arrangement with, the Company (except with respect to any interest in less than 5% of the stock of any corporation whose stock is publicly traded). None of said officers, directors, employees or stockholders or any member of their immediate families, is a party to, or to the knowledge of the Company, otherwise directly or indirectly interested in, any Contract to which the Company is a party or by which the Company or any of its assets or properties may be bound or affected, except for normal compensation for services as an officer, director, consultant or employee thereof. To the knowledge of the Company, none of said officers, directors, employees, stockholders or immediate family members has any interest in any property, real or personal, tangible or intangible (including any Intellectual Property) that is used in, or that relates to, the business of the Company, except for the rights of stockholders under applicable Legal Requirements.
     2.17 Insurance. The Company maintains the policies of insurance and bonds set forth in Schedule 2.17 of the Sellers’ Disclosure Letter, including all legally required workers’ compensation insurance and errors and omissions, casualty, fire and general liability insurance. Schedule 2.17 of the Sellers’ Disclosure Letter sets forth the name of the insurer under each such policy and bond, the type of policy or bond, the coverage amount and any applicable deductible and any other provisions as of the Agreement Date as well all claims made under such policies and bonds since the Company’s inception. The Company has provided to Purchaser true, correct and complete copies of all such policies of insurance and bonds issued at the request or for the benefit of the Company. There is no claim pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies and bonds have been timely paid and the Company is otherwise in compliance with the terms of such policies and bonds. All such policies and bonds remain in full force and effect, and the Company has no knowledge of any threatened termination of, or premium increase with respect to, any of such policies.
     2.18 Books and Records. The Company has provided to Purchaser or its counsel true, correct and complete copies of each document that has been requested in writing by Purchaser or its counsel in connection with their legal and accounting review of the Company (other than any such document that does not exist or is not in the Company’s possession or subject to its control). Without limiting the foregoing, the Company has provided to Purchaser or its counsel complete and correct copies of (a) all documents identified on the Sellers’ Disclosure Letter, (b) the Certificate of Incorporation and Bylaws or equivalent organizational or governing documents of the Company, each as currently in effect, (c) the minute books containing records of all proceedings, consents, actions and meetings of the Board of Directors, committees of the Board of Directors and stockholders of the Company, (d) the stock ledger, journal and other records reflecting all stock issuances and transfers and all stock option and warrant grants and agreements of the Company, and (e) all permits, orders and consents issued by any regulatory agency with respect to the Company, or any securities of the Company, and all applications for such permits, orders and consents. The minute books of the Company provided to Purchaser contain a complete and accurate summary of all meetings of directors and stockholders or actions by written consent since the time of incorporation of the Company through the date of this Agreement, and reflect all transactions referred to in such minutes accurately in all respects.

     2.19 Transaction Fees. Neither the Company nor any Affiliate of the Company, nor any Seller, is obligated for the payment of any fees or expenses of any investment banker, broker, advisor, finder or similar party in connection with the origin, negotiation or execution of this Agreement or in connection with the Share Purchase or any other transaction contemplated by this Agreement. Set forth in Schedule 2.19 to the Sellers’ Disclosure Letter is the Company’s good faith estimate of all Transaction Expenses (including Transaction Expenses reasonably anticipated to be incurred in the future).
     2.20 Material Contracts.
          (a) Except for this Agreement and the Contracts specifically identified in Schedule 2.20 of the Sellers’ Disclosure Letter, the Company is not a party to or bound by any of the following Contracts (each a “Material Contract”, it being understood that the use of the word “material” in this definition is not an admission that any of the individual contracts described below are in fact material to the business or operations of the Company):
               (i) any distributor, original equipment manufacturer, reseller, value added reseller, sales, advertising, agency or manufacturer’s representative Contract;
               (ii) any continuing Contract for the purchase, sale or license of materials, supplies, equipment, services, software, Intellectual Property or other assets involving in the case of any such Contract more than $10,000 over the life of the Contract;
               (iii) any Contract that expires or may be renewed at the option of any Person other than the Company so as to expire more than one year after the Agreement Date;
               (iv) any trust indenture, mortgage, promissory note, loan agreement or other Contract for the borrowing of money, any currency exchange, commodities or other hedging arrangement or any leasing transaction of the type required to be capitalized in accordance with GAAP;
               (v) any Contract for capital expenditures in excess of $10,000 in the aggregate;
               (vi) any Contract limiting the freedom of the Company to engage or participate, or compete with any other Person, in any line of business, market or geographic area, or to make use of any Intellectual Property, or any Contract granting most favored nation pricing, exclusive sales, distribution, marketing or other exclusive rights, rights of refusal, rights of first negotiation or similar rights and/or terms to any Person, or any Contract otherwise limiting the right of the Company to sell, distribute or manufacture any products or services or to purchase or otherwise obtain any software, components, parts, subassemblies or services;
               (vii) any Contract pursuant to which the Company is a lessor or lessee of any real property or any machinery, equipment, motor vehicles, office furniture, fixtures or other personal property involving in excess of $10,000 per annum;
               (viii) any Contract (A) with any of its officers, directors, employees or stockholders or any member of their immediate families or (B) with any Person with whom the Company does not deal at arm’s length;
               (ix) any Contract of guarantee, support, indemnification, assumption or endorsement of, or any similar commitment with respect to, the obligations, liabilities (whether accrued, absolute, contingent or otherwise) or indebtedness of any other Person;

               (x) all licenses, sublicenses and other Contracts as to which the Company is a party and pursuant to which any Person is authorized to use any Company IP Rights (excepting nonexclusive licenses of Company Products to its customers in the ordinary course of its business consistent with its past practices);
               (xi) other than “shrink wrap” and similar generally available commercial end-user licenses to software that is not redistributed with or used in the development or provisions of the Company Products that have an individual acquisition cost of $5,000 or less, all licenses, sublicenses and other Contracts to which the Company is a party and pursuant to which the Company acquired or is authorized to use any Third Party Intellectual Property Rights (excepting nonexclusive licenses from its vendors in the ordinary course of business);
               (xii) all licenses, sublicenses and other Contracts pursuant to which the Company has agreed to any restriction on the right of the Company to use or enforce any Company-Owned IP Rights or pursuant to which the Company agrees to encumber, transfer or sell rights in any Company-Owned IP Rights;
               (xiii) any Contract providing for the development of any software, content, technology or Intellectual Property, independently or jointly, by or for the Company;
               (xiv) any Contract to license or authorize any third party to manufacture or reproduce any of the products, services, technology or Intellectual Property of the Company;
               (xv) any Contracts relating to the mechanics of, or participation by, the Company in, or the affiliation of the Company with, any industry standards group or association;
               (xvi) (A) any joint venture Contract, (B) any Contract that involves a sharing of revenues, profits, cash flows, expenses or losses with other Persons or (C) any Contract that involves the payment of royalties to any other Person;
               (xvii) any agreement of indemnification or warranty or any Contract containing any support, maintenance or service obligation or cost on the part of the Company (other than under its unmodified form of standard customer or distributor agreement, the form of which has been made available to counsel to Purchaser);
               (xviii) any Contract for the employment of any director, officer, employee or consultant of the Company or any other type of Contract with any officer, employee or consultant of the Company that is not immediately terminable by the Company without cost or liability, including any Contract requiring it to make a payment to any director, officer, employee or consultant on account of the Share Purchase, any transaction contemplated by this Agreement or any Contract that is entered into in connection with this Agreement;
               (xix) any Contract or plan (including any stock option, merger and/or stock bonus plan) relating to the sale, issuance, grant, exercise, award, purchase, repurchase or redemption of any shares of Company Capital Stock or any other securities of the Company or any options, warrants, convertible notes or other rights to purchase or otherwise acquire any such shares of stock, other securities or options, warrants or other rights therefor, except for the repurchase rights disclosed on Schedule 2.4(a)-2 of the Sellers’ Disclosure Letter;
               (xx) any Contract under which the Company provides any advice or services to any third party, including any consulting Contract, professional Contract or software implementation,

deployment or development services Contract, or support services Contract (including, for each such contract, a description of the percentage of completion and expected additional hours, resources and costs necessary to complete such services);
               (xxi) any Contract with any labor union or any collective bargaining agreement or similar contract with its employees;
               (xxii) any Contract with any investment banker, broker, advisor or similar party, or any accountant, legal counsel or other Person retained by the Company, in connection with this Agreement and the transactions contemplated hereby;
               (xxiii) any Contract pursuant to which the Company has acquired a business or entity, or assets of a business or entity, whether by way of merger, consolidation, purchase of stock, purchase of assets, license or otherwise, or any contract pursuant to which it has any ownership interest in any other Person (other than its subsidiaries);
               (xxiv) any Contract with any Governmental Entity or any Company Authorization;
               (xxv) any confidentiality, secrecy or non-disclosure Contract other than any such Contract entered into with customers and distributors in the ordinary course of business pursuant to the Company’s standard unmodified form (a copy of which has been provided to counsel to Purchaser);
               (xxvi) any settlement agreement;
               (xxvii) any Contract pursuant to which rights of any third party are triggered or become exercisable, or under which any other consequence, result or effect arises, in connection with or as a result of the execution of this Agreement or the consummation of the Share Purchase or other transactions contemplated hereunder, either alone or in combination with any other event; or
               (xxviii) any other Contract or obligation not listed in clauses (i) through (xxiii) that individually had or has a value or payment obligation in excess of $10,000 over the life of the Contract or is otherwise material to the Company or its business, operations, financial condition, properties or assets.
          (b) Except as set forth on Schedule 2.20, all Material Contracts are in written form. The Company has performed in all respects all of the obligations required to be performed by it and is entitled to all benefits under, and has not received any written allegation of default in respect of, any Material Contract. Each of the Material Contracts is in full force and effect, subject only to the effect, if any, of applicable bankruptcy and other similar laws affecting the rights of creditors generally and rules of law governing specific performance, injunctive relief and other equitable remedies. There exists no default or event of default with respect to the Company or, to the Company’s knowledge, with respect to any other contracting party under any Material Contract. To the Company’s knowledge, there exists no other event, occurrence, condition or act with respect to the Company which would, with the giving of notice, the lapse of time or the happening of any other event or condition, reasonably be expected to (i) become a default or event of default under any Material Contract or (ii) give any third party (A) the right to declare a default or exercise any remedy under any Material Contract, (B) the right to a rebate, chargeback, refund, credit, penalty or change in delivery Schedule under any Material Contract, (C) the right to accelerate the maturity or performance of any obligation of the Company or any of its Subsidiaries under any Material Contract, or (D) the right to cancel, terminate or modify any Material Contract. The Company has not received any written notice or other communication regarding any actual or possible violation or breach of, default under, or intention to cancel or modify any Material Contract. The Company does not have any liability for renegotiation of government Contracts. True, correct and complete copies of all Material Contracts have been provided to Purchaser prior to the Agreement Date.
          (c) The Company has not entered into any Contract that restricts any area in which the Company can engage, participate or compete with any other Person, and that would be binding upon Purchaser after the Closing, including any restriction upon competing in the area of lumbar total disc replacement products.
     2.21 Export Control Laws. The Company has conducted its export transactions in accordance in all respects with applicable provisions of United States export control laws and regulations, including but not limited to the Export Administration Act and implementing Export Administration Regulations. Without limiting the foregoing:
          (a) the Company has obtained all export licenses and other approvals required for its exports of products, software and technologies from the United States;
          (b) the Company is in compliance with the terms of all applicable export licenses or other approvals;
          (c) there are no pending or, to the knowledge of the Company, threatened claims against the Company with respect to such export licenses or other approvals;
          (d) there are no actions, conditions or circumstances pertaining to the Company’s export transactions that would reasonably be expected to give rise to any future claims; and
          (e) no consents or approvals for the transfer of export licenses to Purchaser are required, except for such consents and approvals that can be obtained expeditiously without cost.
     2.22 Products and Suppliers.
          (a) The Company does not have any outstanding disputes concerning its products and/or services with any physician, clinical trial site, distributor or licensee who, in the year ended December 31, 2007, was one of the 10 largest sources of revenues for the Company, based on amounts paid or payable (each, a “Significant Customer”), and the Company has no knowledge of any dissatisfaction on the part of any Significant Customer. Each Significant Customer is listed on Schedule 2.22(a) of the Sellers’ Disclosure Letter. The Company has not received any information from any Significant Customer that such customer shall not continue to use the Company’s products or services (or the Surviving Corporation or Purchaser) after the Closing or that it intends to terminate or modify existing Contracts with the Company (or the Surviving Corporation or Purchaser). The Company has not had any of its products returned by a purchaser thereof except for normal warranty returns consistent with past history and those returns that would not result in a reversal of any revenue by the Company.
          (b) The Company does not have any outstanding dispute concerning products and/or services provided by any supplier who, in the year ended December 31, 2007, was one of the 6 largest suppliers of products and/or services to the Company, based on amounts paid or payable (each, a “Significant Supplier”), and the Company has no knowledge of any dissatisfaction on the part of any Significant Supplier. Each Significant Supplier is listed on Schedule 2.22(b) of the Sellers’ Disclosure Letter. The Company has not received any information from any Significant Supplier that such supplier shall not continue as a supplier to the Company (or the Surviving Corporation or Purchaser) after the Closing or that such supplier intends to terminate or modify existing Contracts with the Company (or the

Surviving Corporation or Purchaser). The Company has no knowledge of any reason why there would be a shortage of any products and services that are necessary to carry on its business as currently conducted.
          (c) All Company Products sold, licensed, leased or delivered by the Company to customers and all services provided by the Company to customers on or prior to the Closing Date conform in all respects to applicable contractual commitments, express and implied warranties (to the extent not subject to legally effective express exclusions thereof), and representations provided to customers, and conform in all respects to packaging, advertising and marketing materials and to applicable product or service specifications or documentation. The Company does not have any existing liability (and, to the knowledge of the Company, there is no threat of any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand against the Company giving rise to any liability) for replacement or repair of Company Products or other damages in connection therewith in excess of any reserves therefor reflected on the Company Balance Sheet.
     2.23 Accounts Receivable. The accounts receivable shown on the Company Balance Sheet arose in the ordinary course of business, consistent with past practices, and represented bona fide claims against debtors for sales and other charges. Allowances for doubtful accounts and warranty returns have been prepared in accordance with GAAP consistently applied and in accordance with the Company’s past practices and, to the knowledge of the Company, are sufficient to provide for any losses which may be sustained on realization of the receivables. The accounts receivable of the Company arising after the Balance Sheet Date and before the Closing Date arose or shall arise in the ordinary course of business, consistent with past practices, and represented or shall represent bona fide claims against debtors for sales and other charges. None of the accounts receivable of the Company is currently subject to any claim of offset, recoupment, setoff or counter-claim, and the Company has no knowledge of any specific facts or circumstances arising prior to the Closing Date (whether asserted or unasserted) that would reasonably be expected to give rise to any claim of offset, recoupment, setoff or counter-claim. No amount of accounts receivable is contingent upon the performance by the Company of any obligation or Contract other than normal warranty repair and replacement. No Person has any lien on any of such accounts receivable, and no agreement for deduction or discount has been made with respect to any of such accounts receivable. Schedule 2.23 of the Sellers’ Disclosure Letter sets forth an aging of the Company’s accounts receivable in the aggregate and by customer, and indicates the amounts of allowances for doubtful accounts and warranty returns. Schedule 2.23 of the Sellers’ Disclosure Letter sets forth such amounts of accounts receivable of the Company which are subject to asserted warranty claims by customers and reasonably detailed information regarding asserted warranty claims made within the last year, including the type and amounts of such claims.
     2.24 Inventory. The inventories shown on the Company Balance Sheet (net of any reserve on the Company Balance Sheet) and the inventories listed on Schedule 2.24 (the “Non-Balance Sheet Inventory”) or thereafter acquired by the Company, consists of items of a quantity and quality usable or salable in the ordinary course of business of the Company and Purchaser. Since the Company Balance Sheet Date, the Company has continued to replenish inventories in a normal and customary manner consistent with past practices. The Company has not received written, or to the knowledge of the Company, oral notice that it will experience in the foreseeable future any difficulty in obtaining, in the desired quantity and quality Company Products. The values at which inventories are carried reflect the inventory valuation policy of the Company, which is consistent with its past practices and in accordance with GAAP. Since the Company Balance Sheet Date, due provision was made on the books of the Company in the ordinary course of business consistent with past practices to provide for all slow-moving, obsolete, or unusable inventories to their estimated useful or scrap values and such inventory reserves are adequate to provide for such slow-moving, obsolete or unusable inventory and inventory shrinkage. As of the Agreement Date, the Company does not have any commitments to purchase inventory.

     2.25 Investment Representations. Each Seller that will receive Purchase Shares at the Initial Closing and the Milestone Closing understands that the Purchaser Shares have not been registered under the Securities Act. Each Seller that will receive Purchase Shares at the Initial Closing and the Milestone Closing also understands that the Purchaser Shares are being offered and sold pursuant to an exemption from registration contained in the Securities Act based in part upon such Seller’s representations contained in this Agreement. Each Seller that will receive Purchase Shares at the Initial Closing and the Milestone Closing hereby represents and warrants as follows:
          (a) Seller must bear the economic risk of this investment indefinitely unless the Purchaser Shares are registered pursuant to the Securities Act, or an exemption from registration is available. Seller understands that Purchaser has no present intention of registering the Purchaser Shares or any shares of its capital stock. Seller also understands that there is no assurance that any exemption from registration under the Securities Act will be available and that, even if available, such exemption may not allow Seller to transfer all or any portion of the Purchaser Shares under the circumstances, in the amounts or at the times Seller might propose.
          (b) Seller is acquiring the Purchaser Shares for Seller’s own account for investment only, and not with a view towards their distribution.
          (c) Seller represents that by reason of its business or financial experience, Seller has the capacity to protect its own interests in connection with the transactions contemplated in this Agreement. Further, Seller is aware of no publication of any advertisement in connection with the transactions contemplated in the Agreement.
          (d) Seller is an “accredited investor” as defined in Rule 501(a) of Regulation D promulgated under the Securities Act.
          (e) Seller has had an opportunity to review publicly available information regarding Purchaser, including information filed with the Securities and Exchange Commission, has had an opportunity to discuss Purchaser’s business, management and financial affairs with management of Purchaser and has had the opportunity to review the Purchaser’s operations and facilities. Seller has also had the opportunity to ask questions of and receive answers from Purchaser and its management regarding the terms and conditions of the acquisition of the Purchaser Shares.
          (f) Seller acknowledges and agrees that the Purchaser Shares are “restricted securities” as defined in Rule 144 promulgated under the Securities Act as in effect from time to time and must be held indefinitely unless they are subsequently registered under the Securities Act or an exemption from such registration is available. Seller has been advised or is aware of the provisions of Rule 144, which permits limited resale of shares purchased in a private placement subject to the satisfaction of certain conditions, including, among other things: the availability of certain current public information about the Purchaser, the resale occurring following the required holding period under Rule 144 and the number of shares being sold during any three-month period not exceeding specified limitations.
     2.26 Representations Complete. None of the representations or warranties made by the Company herein or in any exhibit or Schedule hereto, including the Sellers’ Disclosure Letter, or in any certificate furnished by the Sellers’ Agent or the Company pursuant to this Agreement, when all such documents are read together in their entirety, contains or will contain at the Closing any untrue statement of a material fact, or omits or will omit at the Closing to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.

ARTICLE III
Representations and Warranties of Purchaser
     Purchaser represents and warrants to the Sellers as follows:
     3.1 Organization and Standing. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. Purchaser is not in violation of any of the provisions of their respective Certificate of Incorporation, or Bylaws.
     3.2 Authority; Noncontravention.
          (a) Purchaser has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Purchaser. This Agreement has been duly executed and delivered by Purchaser and constitutes the valid and binding obligation of Purchaser enforceable against Purchaser, in accordance with its terms, subject only to the effect, if any, of (i) applicable bankruptcy and other similar laws affecting the rights of creditors generally and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.
          (b) The execution and delivery of this Agreement by Purchaser does not, and the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a benefit under, or require any consent, approval or waiver of any Person pursuant to, (i) any provision of their respective Certificate of Incorporation, as applicable, or Bylaws of Purchaser, as amended to date, (ii) any Contract to which Purchaser is a party, or (iii) any Legal Requirement applicable to the Purchaser or any of its properties or assets, except where such conflict, violation, default, termination, cancellation, acceleration or failure to obtain a consent, approval or waiver, individually or in the aggregate, would not be material to Purchaser’s ability to consummate the Share Purchase or to perform its obligations under this Agreement.
          (c) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity, is required by or with respect to Purchaser in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) the filing of Current Reports on Form 8-K with the SEC, (iii) such filings as may be required under applicable state securities laws and the securities laws of any foreign country, (iv) the filing of a registration statement on Form S-3 with the SEC after the Closing Date covering the shares of Purchaser Common Stock, (v) such filings and notifications as may be required to be made by Purchaser in connection with the Share Purchase under the HSR Act or applicable foreign antitrust laws and the expiration or early termination of applicable waiting periods under the HSR Act or applicable foreign antitrust laws, and (vii) such other consents, authorizations, filings, approvals, notices and registrations which, if not obtained or made, would not be material to Purchaser’s ability to consummate the Share Purchase or to perform their respective obligations under this Agreement.
     3.3 Issuance of Shares. The issuance and delivery of Purchaser Common Stock as Share Purchase Consideration in accordance with this Agreement shall be, at or prior to the Closing, duly authorized by all necessary corporate action on the part of Purchaser and, when issued at the Closing as contemplated hereby, such shares of Purchaser Common Stock will be duly and validly issued, fully paid and nonassessable. Such Purchaser Common Stock, when so issued and delivered in accordance with the provisions of this Agreement, shall be free and clear of all Encumbrances, other than restrictions on transfer created by applicable securities laws and will not have been issued in violation of their respective properties or any preemptive rights or rights of first refusal or similar rights.
     3.4 Securities Law Matters.
          (a) The Purchaser Common Stock is registered pursuant to Section 12(b) of the Exchange Act and is quoted on the NASDAQ Global Select Market and Purchaser has taken no action designed to, or reasonably likely to have the effect of, terminating the registration of the Purchaser Common Stock under the Exchange Act or delisting the Purchaser Common Stock from the NASDAQ Global Select Market, nor has Purchaser received any notification that the SEC or the NASDAQ Global Select Market is contemplating terminating such registration or listing. Purchaser is a “well known seasoned issuer” within the meaning of Section 405 of the Securities Act. Other than such filings and notifications as have occurred (and will be supplemented following the execution of this Agreement), no consent, approval, authorization or order of, or filing, notification or registration with, the NASDAQ Global Select Market or the SEC is required for the quoting of Purchaser Common Stock on the NASDAQ Global Select Market. Purchaser is in compliance with the listing or maintenance requirements of the NASDAQ Global Select Market.
          (b) Purchaser has been subject to, and has complied with, all of the reporting requirements of the Exchange Act, for the twelve (12) month period preceding the Closing and Purchaser is eligible to register securities on Form S-3 under the Securities Act. Purchaser has made available via filing on EDGAR to the Company true and complete copies of (i) its Annual Report on Form 10-K for the year ended December 31, 2008 as filed with the SEC, and (ii) all other reports, schedules, forms, registration statements and amendments thereto (including Quarterly Reports on Form 10-Q and Current Reports on Form 8-K) filed by Purchaser with the SEC since December 31, 2008 (collectively, the “SEC Reports”). As of their respective dates, and as of the date of the last amendment thereof, if amended after filing, none of the SEC Reports contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.
          (c) The financial statements of Purchaser included in the SEC Reports comply in all material respects with applicable accounting requirements and the rules and regulations of the SEC with respect thereto as in effect at the time of filing. Such financial statements are derived from and in accordance with the books and records of the Purchaser, have been prepared in accordance with GAAP on a consistent basis through the periods indicated, except as may be otherwise specified in such financial statements or the notes thereto and except that unaudited financial statements may not contain all footnotes required by GAAP, and fairly present in all respects the financial position of the Purchaser and its consolidated subsidiaries as of and for the dates thereof and the results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal, immaterial, year-end audit adjustments, none of which individually or in the aggregate will be material in amount), and are true, complete and correct. Since the date of the latest audited financial statements included within the SEC Reports, the Purchaser has conducted its business only in the ordinary course consistent with past practice and (i) there has been no event, occurrence or development that has had or that could reasonably be expected to result in a Material Adverse Effect on the Purchaser, (ii) Purchaser has not incurred any liabilities (contingent or otherwise) other than (A) trade payables and accrued expenses incurred in the ordinary course of business consistent with past practice and (B) liabilities not required to be reflected in Purchaser’s financial statements pursuant to GAAP or disclosed in filings made with the SEC, (iii) Purchaser has not altered its method of accounting, and (iv) Purchaser has not declared or made any dividend or distribution of cash or other property to its stockholders or purchased, redeemed or made any agreements to purchase or redeem any shares of its capital stock. Except for obligations and liabilities reflected in the SEC Reports, the Purchaser has no off balance sheet obligation or liability of any nature

(matured or unmatured, fixed or contingent) to, or any financial interest in, any third party or entities, the purpose or effect of which is to defer, postpone, reduce or otherwise avoid or adjust the recording of debt expenses incurred by the Purchaser. All reserves that are set forth in or reflected in the SEC Reports have been established in accordance with GAAP consistently applied and are adequate.
          (d) Purchaser has established and maintains a system of internal accounting controls sufficient to provide reasonable assurances (i) that transactions, receipts and expenditures of Purchaser are being executed and made only in accordance with appropriate authorizations of management and the Board of Directors of Purchaser, (ii) that transactions are recorded as necessary (A) to permit preparation of financial statements in conformity with GAAP and (B) to maintain accountability for assets, (iii) regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of Purchaser, and (iv) that the amount recorded for assets on the books and records of Purchaser is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Neither Purchaser nor, to Purchaser’s knowledge, any director, officer, auditor, accountant or representative of Purchaser has received or otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether written or oral, in each case, regarding deficient accounting or auditing practices, procedures, methodologies or methods of Purchaser or its internal accounting controls or any inaccuracy in Purchaser’s financial statements.
     3.5 Financing. Purchaser has, or has available to it, sufficient funds to consummate the transactions contemplated by this Agreement.
     3.6 Representations Exclusive. Purchaser confirms that it has not relied upon any information relating to projections, budgets or estimates of future performance or on any oral, written, express or implied representation or warranty not specifically set forth in Article II as an inducement to enter into this Agreement and the transactions contemplated hereby (even though information not represented and warranted to may have been, or may hereafter be, given to or obtained or developed by one or both of the parties hereto pertaining to the Company, the transactions contemplated hereby, or otherwise).
ARTICLE IV
Conduct Prior to the Closing
     4.1 Conduct of Business of the Company. During the period from the Agreement Date and continuing until the earlier of the termination of this Agreement and the Closing:
          (a) the Sellers will cause the Company to conduct its business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and in material compliance with all applicable Legal Requirements (except to the extent expressly provided otherwise in this Agreement or as consented to in writing by Purchaser);
          (b) the Sellers will cause the Company to, (i) pay all of its debts and Taxes when due, subject to good faith disputes over such debts or Taxes, (ii) pay or perform its other obligations when due, (iii) use commercially reasonable efforts consistent with past practice and policies to collect accounts receivable when due and not extend credit outside of the ordinary course of business consistent with past practices, (iv) sell Company products consistent with past practices as to license, service and maintenance terms, incentive programs, and in accordance with GAAP requirements as to revenue recognition and (v) use its commercially reasonable efforts consistent with past practice and policies to preserve intact its present business organizations, keep available the services of its present officers and key employees and preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with it, to the end that its goodwill and ongoing businesses shall be unimpaired at the Closing;
          (c) the Sellers will cause the Company to promptly notify Purchaser of any change, occurrence or event not in the ordinary course of its business, or of any change, occurrence or event which, individually or in the aggregate with any other changes, occurrences and events, would reasonably be expected to be materially adverse to the Company taken together or cause any of the conditions to closing set forth in Article VI not to be satisfied;
          (d) the Sellers will cause the Company to assure that each of its Contracts (other than with Purchaser) entered into after the Agreement Date will not require the procurement of any consent, waiver or novation or provide for any change in the obligations of any party in connection with, or terminate as a result of the consummation of, the Share Purchase, and shall give reasonable advance notice to Purchaser prior to allowing any Material Contract or right thereunder to lapse or terminate by its terms; and
          (e) the Sellers will cause the Company to maintain each of its leased premises in accordance with the terms of the applicable lease.
     4.2 Restrictions on Conduct of Business of the Company. Without limiting the generality or effect of the provisions of Section 4.1, during the period from the Agreement Date and continuing until the earlier of the termination of this Agreement and the Closing, the Sellers will cause the Company to not, do, cause or permit any of the following (except to the extent expressly provided otherwise in this Agreement or as consented to in writing by Purchaser):
          (a) Charter Documents. Cause or permit any amendments to its Certificate of Incorporation or Bylaws or equivalent organizational or governing documents;
          (b) Dividends; Changes in Capital Stock. Declare or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any of its capital stock, or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or repurchase or otherwise acquire, directly or indirectly, any shares of its capital stock except from former employees, non-employee directors and consultants in accordance with agreements providing for the repurchase of shares in connection with any termination of service;
          (c) Material Contracts. Enter into any Contract that would constitute a Material Contract, other material Contract or a Contract requiring a novation or consent in connection with the Share Purchase, or violate, terminate, amend, or otherwise modify (including by entering into a new Contract with such party or otherwise) or waive any of the terms of any of its Material Contracts; provided, that this provision shall not require the Company to seek or obtain Purchaser’s consent in order to set or change the prices at which the Company sells products or provides services to current customers in the ordinary course of business;
          (d) Issuance of Securities. Issue, deliver or sell or authorize or propose the issuance, delivery or sale of, or purchase or propose the purchase of any shares of Company Capital Stock or securities convertible into, or subscriptions, rights, warrants or options to acquire, or other Contracts of any character obligating it to issue any such shares or other convertible securities, other than: (i) the issuance of shares of Company Capital Stock pursuant to the exercise of any options or warrants of the Company; (ii) the repurchase of any shares of Company Capital Stock from former employees, non-

employee directors and consultants in accordance with Contracts providing for the repurchase of shares in connection with any termination of service;
          (e) Employees; Consultants; Independent Contractors. (i) Hire any additional officers or other employees, or any consultants or independent contractors, (ii) terminate the employment, change the title, office or position, or materially reduce the responsibilities of any management, supervisory or other key personnel of the Company, (iii) enter into, amend or extend the term of any employment or consulting agreement with any officer, employee, consultant or independent contractor, or (iv) enter into any Contract with a labor union or collective bargaining agreement (unless required by applicable Legal Requirements);
          (f) Loans and Investments. (i) Make any loans or advances (other than routine expense advances to employees of the Company consistent with past practice) to, or any investments in or capital contributions to, any Person, (ii) form any Subsidiary, or (iii) forgive or discharge in whole or in part any outstanding loans or advances, or prepay any indebtedness for borrowed money;
          (g) Intellectual Property. Transfer or license from any Person any rights to any Intellectual Property, or transfer or license to any Person any rights to any Company IP Rights (other than non-exclusive end-user licenses in connection with the sale of Company Products in the ordinary course of business consistent with past practice);
          (h) Exclusive Rights and Most Favored Party Provisions. Enter into or amend any agreement pursuant to which any other party is granted exclusive rights or “most favored party” rights of any type or scope with respect to any of its products, technology, Intellectual Property or business, or containing any non-competition covenants or other restrictions relating to its or Purchaser’s business activities;
          (i) Dispositions. Sell, lease, license or otherwise dispose of or encumber (other than Permitted Encumbrances) any of its properties or assets, other than sales and nonexclusive licenses of Company Products in the ordinary course of business consistent with its past practice or enter into any Contract with respect to the foregoing;
          (j) Indebtedness. Incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities or guarantee any debt securities of others, other than under the Company’s existing line of credit;
          (k) Leases. Enter into any operating lease in excess of $10,000 or any leasing transaction of the type required to be capitalized in accordance with GAAP;
          (l) Payment of Obligations. Pay, discharge or satisfy, (i) any amounts due under any promissory note issued by the Company to any Person who is an officer or director of the Company as of the Agreement Date, or (ii) any amount in excess of $10,000 in any one case or $25,000 in the aggregate, any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise) arising otherwise than in the ordinary course of business pursuant to Contracts made available to Purchaser, other than the payment, discharge or satisfaction of liabilities reflected or reserved against in the Financial Statements and Transaction Expenses or defer payment of any accounts payable other than in the ordinary course of business consistent with past practice, or in an amount in excess of $10,000, or give any discount, accommodation or other concession other than in the ordinary course of business consistent with past practice, in order to accelerate or induce the collection of any receivable; provided, however, that Purchaser hereby consents to the Company’s payment and prepayment of accounts payable to the extent such payments and prepayments have a neutral effect on the Company Net Working Capital between the Agreement Date and the Closing Date;
          (m) Capital Expenditures. Make any capital expenditures, capital additions or capital improvements in excess of $10,000 individually or $25,000 in the aggregate;
          (n) Insurance. Materially change the amount of any insurance coverage;
          (o) Termination or Waiver. Terminate or waive any right of substantial value;
          (p) Employee Benefit Plans; Pay Increases. (i) Adopt or amend any employee or compensation benefit plan, including any stock issuance or stock option plan, or amend any compensation, benefit, entitlement, grant or award provided or made under any such plan, except in each case as required under ERISA, applicable Legal Requirements or as necessary to maintain the qualified status of such plan under the Code, (ii) materially amend any deferred compensation plan within the meaning of Section 409A of the Code and Internal Revenue Service Notice 2005-1 except to the extent necessary to meet the requirements of such Section or Notice, (iii) pay any special bonus or special remuneration to any employee or non-employee director or consultant or increase the salaries, wage rates or fees of its employees or consultants (other than pursuant to preexisting plans, policies or Contracts which have been disclosed to Purchaser and are set forth on Schedule 4.2(p) of the Sellers’ Disclosure Letter), or (iv) add any new members to the board of directors of the Company;
          (q) Severance Arrangements. Grant or pay, or enter into any Contract providing for the granting of any severance, retention or termination pay, or the acceleration of vesting or other benefits, to any Person (other than payments or acceleration made pursuant to preexisting plans, policies or Contracts which have been disclosed to Purchaser and are set forth on Schedule 4.2(q) of the Sellers’ Disclosure Letter);
          (r) Lawsuits; Settlements. (i) Commence a lawsuit other than (A) for the routine collection of bills, (B) in such cases where it in good faith determines that failure to commence suit would result in the material impairment of a valuable aspect of its business (provided that it consults with Purchaser prior to the filing of such a suit), or (C) for a breach of this Agreement; or (ii) settle or agree to settle any pending or threatened lawsuit or other dispute;
          (s) Acquisitions. Acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to its business, or enter into any Contract with respect to a joint venture, strategic alliance or partnership;
          (t) Taxes. Make, other than in the ordinary course of business, or change any election in respect of Taxes, adopt or change any accounting method in respect of Taxes, file any Tax Return, other than in the ordinary course of business, or any amendment to a Tax Return, enter into any Tax sharing or similar agreement or closing agreement, settle any claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes, surrender any right to claim a refund of Taxes, enter into intercompany transactions giving rise to deferred gain or loss of any kind;
          (u) Accounting. Change accounting methods or practices (including any change in depreciation or amortization policies) or revalue any of its assets (including writing down the value of inventory or writing off notes or accounts receivable otherwise than in the ordinary course of business), except in each case as required by changes in GAAP as concurred with its independent accountants and after notice to Purchaser;
          (v) Real Property. Enter into any agreement for the purchase, sale or lease of any real property;
          (w) Encumbrances. Place or allow the creation of any Encumbrance (other than a Permitted Encumbrance) on any of its properties;
          (x) Warranties, Discounts. Materially change the manner in which it provides warranties, discounts or credits to customers;
          (y) Interested Party Transactions. Enter into any Contract in which any officer, director, employee, agent or stockholder of the Company (or any member of their immediate families) has an interest under circumstances that, if entered immediately prior to the Agreement Date, would require that such Contract be listed on Schedule 2.20 of the Sellers’ Disclosure Letter; and
          (z) Other. Take or agree in writing or otherwise to take, any of the actions described in clauses (a) through (y) in this Section 4.2, or any action which would reasonably be expected to make any of the Company’s representations or warranties contained in this Agreement untrue or incorrect (such that the condition set forth in the first sentence of Section 6.3(a) would not be satisfied) or prevent the Company from performing or cause the Company not to perform one or more covenants required hereunder to be performed by the Company (such that the condition set forth in the second sentence of Section 6.3(a) would not be satisfied).
ARTICLE V
Additional Agreements
     5.1 Confidentiality; Public Disclosure.
          (a) The parties hereto acknowledge that Purchaser and the Company have previously executed a Mutual Nondisclosure Agreement dated October 29, 2008 (the “Confidentiality Agreement”) which shall continue in full force and effect in accordance with its terms, and the Sellers’ Agent shall cause the Company to continue to adhere to the terms of the Confidentiality Agreement. The Sellers further acknowledge and agree to adhere to the terms of the Confidentiality Agreement as if each Seller were a party to such agreement.
          (b) The Sellers shall not, and shall cause the Company and each Company Representative not to, directly or indirectly, issue any press release or other public statement relating to the terms of this Agreement or the transactions contemplated hereby or use Purchaser’s name or refer to Purchaser directly or indirectly in connection with Purchaser’s relationship with the Company in any media interview, advertisement, news release, press release or professional or trade publication, or in any print media, whether or not in response to an inquiry, without the prior written approval of Purchaser, unless required by law (in which case five (5) days notice shall be given to Purchaser and, to the extent Purchaser does not believe such disclosure is required by law Purchaser may request that a satisfactory opinion of counsel that such disclosure is required by law be delivered to Purchaser, and the Company shall cause such opinion to be delivered to Purchaser prior to any such disclosure) and except as reasonably necessary for the Company to obtain the consents and approvals of third parties contemplated by this Agreement. Notwithstanding anything herein or in the Confidentiality Agreement, Purchaser may issue such press releases or make such other public statements regarding this Agreement or the transactions contemplated hereby as Purchaser may, in its reasonable discretion, determine.
     5.2 Regulatory Approvals.
          (a) The Sellers’ Agent shall, and shall cause the Company to, promptly execute and file, or join in the execution and filing of, any application, notification (including any notification or provision of information, if any, that may be required under the HSR Act or applicable foreign antitrust laws) or other document that may be necessary in order to obtain the authorization, approval or consent of any Governmental Entity, whether federal, state, local or foreign, which may be reasonably required, or which Purchaser may reasonably request, in connection with the consummation of the Share Purchase and the other transactions contemplated by this Agreement. The Sellers’ Agent shall, and shall cause the Company to use commercially reasonable efforts to obtain, and to cooperate with Purchaser to promptly obtain, all such authorizations, approvals and consents and shall pay any associated filing fees payable by the Company with respect to such authorizations, approvals and consents. The Sellers’ Agent shall, and shall cause the Company to, promptly inform Purchaser of any material communication between the Company and any Governmental Entity regarding any of the transactions contemplated hereby. If the Company or any Affiliate of the Company receives any formal or informal request for supplemental information or documentary material from any Governmental Entity with respect to the transactions contemplated hereby, then the Sellers’ Agent shall cause the Company to make, or cause to be made, as soon as reasonably practicable, a response in compliance with such request. The Sellers’ Agent shall cause the Company to direct, in its sole discretion, the making of such response, but shall consider in good faith the views of the Purchaser.
          (b) Purchaser shall promptly execute and file, or join in the execution and filing of, any application, notification (including any notification or provision of information, if any, that may be required under the HSR Act or applicable foreign antitrust laws) or other document that may be necessary in order to obtain the authorization, approval or consent of any Governmental Entity, whether foreign, federal, state, local or municipal, which may be reasonably required in connection with the consummation of the Share Purchase and the other transactions contemplated by this Agreement. Purchaser shall use commercially reasonable efforts to obtain all such authorizations, approvals and consents and shall pay any associated filing fees payable by Purchaser with respect to such authorizations, approvals and consents. Purchaser shall promptly inform the Company of any material communication between Purchaser and any Governmental Entity regarding any of the transactions contemplated hereby. If Purchaser or any Affiliate of Purchaser receives any formal or informal request for supplemental information or documentary material from any Governmental Entity with respect to the transactions contemplated hereby, then Purchaser shall make, or cause to be made, as soon as reasonably practicable, a response in compliance with such request. Purchaser shall direct, in its sole discretion, the making of such response, but shall consider in good faith the views of the Company.
          (c) Notwithstanding anything in this Agreement to the contrary, if any administrative or judicial action or proceeding is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement as violative of any federal, state or foreign statutes, rules, regulations, orders or decrees that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade (collectively, “Antitrust Laws”), it is expressly understood and agreed that: (i) Purchaser shall not have any obligation to litigate or contest any administrative or judicial action or proceeding or any decree, judgment, injunction or other order, whether temporary, preliminary or permanent; and (ii) Purchaser shall be under no obligation to make proposals, execute or carry out agreements or submit to orders providing for (1) the sale, license or other disposition or holding separate (through the establishment of a trust or otherwise) of any assets or categories of assets of Purchaser or any of its Affiliates or the Company, (2) the imposition of any limitation or regulation on the ability of

Purchaser or any of its Affiliates to freely conduct their business or own such assets, or (3) the holding separate of the shares of Company Capital Stock or any limitation or regulation on the ability of Purchaser or any of its Affiliates to exercise full rights of ownership of the shares of Company Capital Stock (any of the foregoing, an “Antitrust Restraint”). Nothing in this Section 5.2 shall limit a party’s right to terminate this Agreement pursuant to Section 7.1(b) if such party has, until such date, complied in all material respects with its obligations under this Section 5.2.
     5.3 Reasonable Efforts. Subject to the limitations set forth in Section 5.2, each of the parties hereto agrees to use its commercially reasonable efforts, and to cooperate with each other party hereto, to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, appropriate or desirable to consummate and make effective, in the most expeditious manner practicable, the Share Purchase and the other transactions contemplated hereby, including the satisfaction of the respective conditions set forth in Article VI, and including to execute and deliver such other instruments and do and perform such other acts and things as may be necessary or reasonably desirable for effecting completely the consummation of the Share Purchase and the other transactions contemplated hereby.
     5.4 Third Party Consents; Notices.
          (a) The Sellers shall cause the Company to obtain prior to the Closing, and deliver to Purchaser at or prior to the Closing, all consents, waivers and approvals under each Contract listed or described on Schedule 2.5(a)(ii)(B) of the Sellers’ Disclosure Letter (and any Contract entered into after the Agreement Date that would have been required to be listed or described on Schedule 2.5(a)(ii)(B) of the Sellers’ Disclosure Letter if entered into prior to the Agreement Date).
          (b) The Sellers shall cause the Company to give all notices and other information required to be given to the employees of the Company, any collective bargaining unit representing any group of employees of the Company, and any applicable government authority under the WARN Act, the National Labor Relations Act, as amended, the Code, COBRA and other applicable Legal Requirements in connection with the transactions contemplated by this Agreement.
     5.5 Litigation. The Sellers shall cause the Company to (a) notify Purchaser in writing promptly after learning of any action, suit, arbitration, mediation, proceeding, claim, or investigation by or before any Governmental Entity or arbitrator initiated by or against it, or known by the Company to be threatened against the Company, or any of its directors, officers, employees or stockholders in their capacity as such (a “New Litigation Claim”), (b) notify Purchaser of ongoing material developments in any New Litigation Claim, and (c) consult in good faith with Purchaser regarding the conduct of the defense of any New Litigation Claim.
     5.6 Access to Information.
          (a) During the period commencing on the Agreement Date and continuing until the earlier of the termination of this Agreement and the Closing, (i) the Sellers’ Agent shall cause the Company to afford Purchaser and its accountants, counsel and other representatives, reasonable access during business hours to (A) all of the Company’s properties, books, Contracts and records and (B) all other information concerning the business, properties and personnel of the Company as Purchaser may reasonably request, and (ii) the Sellers’ Agent shall cause the Company to provide to Purchaser and its accountants, counsel and other representatives true, correct and complete copies of the Company’s (A) internal financial statements, (B) Tax Returns, Tax elections and all other records and workpapers relating to Taxes, (C) a Schedule of any deferred intercompany gain or loss with respect to transactions to which the Company has been a party, and (D) receipts for any Taxes paid to foreign Tax Authorities.

          (b) Subject to compliance with applicable Legal Requirements, from the Agreement Date until the earlier of the termination of this Agreement and the Closing, the Sellers’ Agent shall cause the Company to confer from time to time as requested by Purchaser with one or more representatives of Purchaser to discuss any material changes or developments in the operational matters of the Company and the general status of the ongoing operations of the Company.
          (c) No information or knowledge obtained in any investigation pursuant to this Section 5.6 shall affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties hereto to consummate the Share Purchase.
          (d) Following the Closing Date, Sellers shall provide to Purchaser and its accountants, counsel and other representatives, such financial information relating to the Company as Purchaser may reasonably request in order for Purchaser to prepare its year-end audited financial statements.
     5.7 Spreadsheet. The Sellers’ Agent shall prepare and deliver to Purchaser, at or prior to the Closing, a spreadsheet (the “Spreadsheet”) in the form provided by Purchaser prior to the Closing, certified by the President of the Company, which spreadsheet shall be dated as of the Closing Date and shall set forth all of the following information (in addition to the other required data and information specified therein), as of the Closing Date and immediately prior to the Closing: (a) the names of all the Sellers and their respective addresses and where available, taxpayer identification numbers; and (b) the number and kind of shares of Company Capital Stock held by such Persons and the respective certificate numbers. Based on the Spreadsheet, at or prior to Closing, Purchaser shall deliver a modified version of the Spreadsheet listing: (c) the Purchaser Stock Price with respect to the Closing, and (d) the Pro Rata Share of cash and/or Purchaser Common Stock of each Seller and the interest of each Seller in the Escrow Consideration and the *** Holdback.
     5.8 Expenses. Whether or not the Share Purchase is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby (including Transaction Expenses) shall be paid by the party incurring such expense.
     5.9 Employees and Contractors.
          (a) Purchaser shall not have any obligation to make an offer of employment to any employee of the Company. The Company shall use commercially reasonable efforts to retain, and to cause the Manufacturer to retain, the employees listed on Schedule 6.3(g) and to cause such employees to enter into a contractor agreement with Purchaser (or its designee) prior to the Closing, and will not seek to enforce any related restriction or non-solicitation on such hiring. With respect to matters described in this Section 5.9, the Sellers’ Agent shall cause the Company to consult with Purchaser (and will consider in good faith the advice of Purchaser) prior to sending any notices or other communication materials to its employees. The Sellers’ Agent shall cause, effective no later than immediately prior to the Closing, the Company to terminate the employment of all employees prior to the Closing Date. Unless otherwise agreed in writing by Purchaser, the Sellers’ Agent shall cause the relationships of the independent contractors, consultants and advisory board members of the Company listed on Schedule 1.4(b)(ix) to be terminated at or prior to the Closing.
          (b) Seller shall be obligated in providing any employee or former employee of the Company with applicable health care continuation and comply with the notice provisions of COBRA and the regulations (including proposed regulations) hereunder.

***	Portions of this page have been omitted pursuant to a request for Confidential Treatment filed separately with the Commission.

     5.10 Termination of Financing Statements. Upon repayment of the Debt at Closing, the Company shall take all actions necessary such that (i) UCC termination statements shall be filed simultaneous with or immediately following Closing with respect to each of the UCC financing statements filed in order to perfect security interests in assets of the Company that have not yet expired and (ii) all Encumbrances (other than Permitted Encumbrances) on assets of the Company shall be released prior to, simultaneously with or immediately following the Closing.
     5.11 Certain Closing Certificates and Documents. The Sellers’ Agent shall cause the Company to prepare and deliver to Purchaser, a draft of each of the Closing Expenses Certificate, the Company Net Working Capital Certificate and the Spreadsheet not later than five Business Days prior to the Closing Date. The Company Net Working Capital shall be calculated using the same methodology and procedures as was used in the estimate of Company Net Working Capital delivered by Sellers’ Agent to Purchaser immediately prior to signing the Purchase Agreement. The Sellers’ Agent shall cause the Company to prepare and deliver to Purchaser at or prior to the Closing the Closing Expenses Certificate and the Company Net Working Capital Certificate. Without limiting the generality or effect of the foregoing or the provisions of Section 5.7, the Sellers’ Agent shall cause the Company to provide to Purchaser, promptly after Purchaser’s request, copies of the documents or instruments evidencing the amounts set forth on any such draft or final certificate.
     5.12 Corporate Matters. The Sellers’ Agent shall cause the Company to, (a) prior to the Closing, pay all corporate franchise, foreign corporation and similar taxes (including all such taxes that have accrued but are not yet due and payable), and (b) at the Closing, deliver to Purchaser the minute books containing the records of all proceedings, consents, actions and meetings of the Board of Directors, committees of the Board of Directors and stockholders of the Company and the stock ledgers, journals and other records reflecting all stock issuances and transfers.
     5.13 Tax Matters.
          (a) Commencing with the day after the Closing Date, the Purchaser will include the Surviving Corporation as part of an affiliated group of companies (within the meaning of Section 1502 of the Code) that includes Purchaser and that files a consolidated Tax Return for United States federal income tax purposes.
          (b) Purchaser shall prepare (or cause to be prepared) and timely file (or cause to be timely filed) each Tax Return of the Company required to be filed after the Closing Date. To the extent any such Tax Return affects Tax for which the Sellers are required to indemnify any Indemnified Person hereunder, (i) such Tax Return shall be prepared in a manner consistent with the prior practice of the Company unless otherwise required by applicable Tax laws; (ii) such Tax Return shall be provided to Sellers’ Agent at least thirty (30) days prior to the due date for filing such Tax Return, as extended (or, if required to be filed within thirty (30) days of Closing Date, as soon as possible following the Closing Date); and (iii) Purchaser shall permit Sellers’ Agent to review and comment on each such Tax Return and shall make such revisions as are reasonably requested by Sellers’ Agent. Purchaser (or the Company) shall, subject to indemnification pursuant to Section 8.2, timely pay the Tax shown as due on each such Tax Return.
          (c) Purchaser and Sellers shall, and the Purchaser and the Sellers’ Agent shall cause the Company to, cooperate fully, as and to the extent reasonably requested by one another, in connection with the preparation and filing of any Tax Returns and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon another’s request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The parties hereto agree, upon reasonable request, to use reasonable efforts to obtain any certificate or other document from any Tax Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could otherwise be imposed.
          (d) Except as required by applicable Tax laws or in connection with an audit resolved pursuant to Section 8.8 of this Agreement, no party may amend a Tax Return of the Company with respect to a taxable period beginning before the Closing Date, or file or amend any Tax election of the Company with respect to a taxable period ending on or before the Closing Date, in each case, without the consent of Sellers’ Agent, if such amendment or election would result in any Indemnification Damages for which any of the Sellers would be responsible hereunder.
          (e) Purchaser and the Sellers agree that, to the extent permitted by applicable law, they shall elect to have all taxable periods of the Company close as of the end of the Closing Date. In the case of any Taxes payable for a Taxable period that includes (but does not end on) the Closing Date, the portion of such Tax attributed to the pre-Closing Taxable period shall (i) in the case of any Taxes other than Taxes based upon or related to income or receipts, be deemed to be the amount of such Tax for the entire Taxable period multiplied by a fraction the numerator of which is the number of days in the Taxable period ending on the Closing Date and the denominator of which is the number of days in the entire Taxable period, and (ii) in the case of any Tax based upon or related to income or receipts be deemed equal to the amount which would be payable if the relevant Taxable period ended on the Closing Date.
ARTICLE VI
Conditions to the Share Purchase
     6.1 Conditions to Obligations of Each Party to Effect the Share Purchase. The respective obligations of each party hereto to consummate the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing of each of the following conditions:
          (a) Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Share Purchase shall be in effect, nor shall any action have been taken by any Governmental Entity seeking any of the foregoing, and no statute, rule, regulation or order shall have been enacted, entered, enforced or deemed applicable to the Share Purchase, which makes the consummation of the Share Purchase illegal.
          (b) Governmental Approvals. Purchaser and the Sellers shall have timely obtained from each Governmental Entity all approvals, waivers and consents, if any, necessary for consummation of, or in connection with, the Share Purchase and the other transactions contemplated hereby. All applicable waiting periods under the HSR Act or applicable foreign antitrust laws shall have expired or early termination of such waiting periods shall have been granted by both the Federal Trade Commission and the United States Department of Justice (or, with respect to foreign antitrust laws, the applicable foreign Governmental Entity).
     6.2 Additional Conditions to Obligations of the Sellers. The obligations of the Sellers to consummate the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing of each of the following conditions (it being understood that each such condition is solely for the benefit of the Sellers and may be waived by the Sellers’ Agent in writing in its sole discretion without notice, liability or obligation to any Person):

          (a) Representations, Warranties and Covenants. The representations and warranties of Purchaser in this Agreement shall be true and correct in all material respects (except for such representations and warranties that are qualified by their terms by a reference to materiality, which representations and warranties as so qualified shall be true and correct in all respects) on and as of the Agreement Date and on and as of the Closing Date as though such representations and warranties were made on and as of such date (except for representations and warranties which address matters only as to a specified date, which representations and warranties shall be true and correct with respect to such specified date). Purchaser shall have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by it at or prior to the Closing.
          (b) Receipt of Closing Deliveries. The Sellers’ Agent shall have received each of the agreements, instruments and other documents set forth in Section 1.4(a).
          (c) Payment. Purchaser shall have wired to each Seller the portion of the Initial Share Purchase Consideration to be paid in cash via wire transfer of immediately available funds (less such Seller’s Pro Rata Share of the Escrow Consideration to the extent the Escrow Consideration is comprised of cash), and Purchaser shall have delivered the portion of the Initial Share Purchase Consideration to be paid in Purchaser Shares to the Exchange Agent (or taken such other steps as is necessary in order for the Exchange Agent to be able to issue such Purchaser Shares) and shall have delivered the Escrow Consideration to the Escrow Agent, each as required under Section 1.6. In addition, Purchaser shall have wired an amount in immediately available funds equal to the portion of the accounts payable, the Company Debt and the Transaction Expenses (in the amounts and to the persons set forth on the Company Net Working Capital Certificate) to be paid in cash and shall have delivered to the Exchange Agent Purchaser Shares sufficient (when taken together with the cash payment to be made by Purchaser) to pay, all of the Company’s accounts payable, the Company Debt and the Transaction Expenses in the amounts set forth on the Company Net Working Capital Certificate.
     6.3 Additional Conditions to the Obligations of Purchaser. The obligations of Purchaser to consummate the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing of each of the following conditions (it being understood that each such condition is solely for the benefit of Purchaser and may be waived by Purchaser in writing in its sole discretion without notice, liability or obligation to any Person):
          (a) Representations, Warranties and Covenants. The representations and warranties of the Sellers in this Agreement shall be true and correct in all material respects (except for such representations and warranties that are qualified by their terms by a reference to materiality, which representations and warranties as so qualified shall be true and correct in all respects) on and as of the Agreement Date and on and as of the Closing Date as though such representations and warranties were made on and as of such date (except for representations and warranties which address matters only as to a specified date, which representations and warranties shall be true and correct with respect to such specified date). The Sellers and the Company shall have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by the Sellers and the Company at or prior to the Closing.
          (b) Receipt of Closing Deliveries. Purchaser shall have received each of the agreements, instruments and other documents set forth in Section 1.4(b); provided, however, that such receipt shall not be deemed to be an agreement by Purchaser that the amounts set forth on the Company Net Working Capital Certificate, the Closing Expenses Certificate or the Spreadsheet or any of the other agreements, instruments or documents set forth in Section 1.4(b) is accurate and shall not diminish Purchaser’s remedies hereunder if any of the foregoing documents is not accurate.

          (c) Injunctions or Restraints on Conduct of Business. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint provision limiting or restricting the transfer of the Shares or Purchaser’s ownership, conduct or operation of the business of the Company, following the Closing shall be in effect, nor shall there be pending or threatened any suit, action or proceeding seeking any of the foregoing or any other Antitrust Restraint.
          (d) No Material Adverse Effect. There shall not have occurred a Material Adverse Effect with respect to the Company since the Agreement Date.
          (e) No Outstanding Securities. There shall be no outstanding securities, warrants, options, commitments or agreements of the Company immediately prior to the Closing that purport to obligate the Company to issue any shares of Company Capital Stock, Company Options or any other securities under any circumstances.
          (f) Non-Competition Agreements. Each Key Stockholder set forth on Schedule 6.3(f) hereto shall have signed a Non-Competition Agreement, such Non-Competition Agreements shall continue to be in full force and effect and no action shall have been taken by any such individual to rescind such Non-Competition Agreements.
          (g) Specified Contractors. Sellers’ Agent shall have used reasonable efforts, and shall have caused Manufacturer (defined below) and its affiliates to use reasonable efforts, to assist Purchaser in hiring the employees listed on Schedule 6.3(g) (whether as an employee or consultant) and Sellers’ Agent shall not have enforced, shall have agreed not to enforce, and shall have caused Manufacturer and its Affiliates to not enforce and agree not to enforce, any related restriction or non-solicitation on such hiring.
          (h) Certification from Link. Helmut D. Link shall have provided to Purchaser a certificate in a form reasonably acceptable to Purchaser certifying as to the Company Debt and all other amounts owed by the Company to any third party affiliated with Mr. Link including, without limitation, the Manufacturer, as defined below as of the Closing Date (the “Company Debt Certificate”).
          (i) Rights Clarification Agreement. Purchaser and Waldemar Link GmbH & Co. KG., a German corporation (“Manufacturer”), shall have entered into a Rights Clarification Agreement in the form attached hereto as Exhibit F (the “Rights Clarification Agreement”).
          (j) Supply Agreement. Manufacturer and the Company shall have terminated that certain Manufacturing and Supply Agreement between the Company and Manufacturer dated March 11, 2004 and entered into a new Supply Agreement in the form attached hereto as Exhibit G (the “Supply Agreement”).
          (k) Waivers. Each Seller shall have executed and delivered to Purchaser a waiver of claims in the form attached hereto as Exhibit H (the “Claims Waivers”).
          (l) Assignment of Leases. The Company shall have terminated or assigned to LinkBio Corp. that certain Lease Agreement between Stamas Corporation and the Company, dated as of June 14, 2004, and that certain Lease Agreement between Roundhill Associates and the Company dated as of October 21, 2001, as amended.
          (m) Vesting of Shares. The Company shall have vested all Shares and none of the Shares shall be Unvested Company Shares.

          (n) Termination of Contracts. The Company shall have received the consent to assignment by each of the parties to each of the contracts listed on Schedule 1.4(b)(xii) and shall have terminated each of the contracts listed on Schedule 1.4(b)(ix) hereto and shall have provided evidence of such consents and terminations reasonably satisfactory to Purchaser.
          (o) Termination of Employees. The Company shall have terminated the employment of all employees and have provided evidence of such terminations reasonably satisfactory to Purchaser.
          (p) Assignment Agreement. The Company shall have provided evidence reasonably satisfactory to Purchaser that Helmut D. Link and Paul C. McAfee have executed the assignment agreement attached hereto as Exhibit J-3.
          (q) Licenses. Deru GmbH and the Company shall have entered into a license agreement with respect to a ceramic device, such license in a in the form attached hereto as Exhibit I-1 (the “License Agreement for Ceramic Technology”). The Company and the Manufacturer shall have entered into a license agreement with respect to the Company’s bone separator instrument set, such license in the form attached hereto as Exhibit I-2 (the “License Agreement for Bone Separator Instrument Set”).
          (r) Trademark Assignment Agreement. The Company, Deru GmbH and Purchaser shall have entered into a trademark assignment agreement in the form attached hereto as Exhibit J-1 (the “Trademark Assignment Agreement”).
          (s) Patent Assignment Agreement. The Company and Deru GmbH shall have entered into a patent assignment agreement in the form attached hereto as Exhibit J-2 (the “Patent Assignment Agreement”).
ARTICLE VII
Termination, Amendment and Waiver
     7.1 Termination. At any time prior to the Closing, this Agreement may be terminated and the Share Purchase abandoned by authorized action taken by the terminating party, whether before or after the Company Stockholder Approval:
          (a) by mutual written consent duly authorized by the Sellers’ Agent and the Board of Directors of Purchaser (or a duly authorized committee thereof);
          (b) by either Purchaser or the Sellers’ Agent, if the Closing shall not have occurred on or before May 29, 2009 or such other date that Purchaser and the Company may agree upon in writing (the “Termination Date”); provided, however, that the right to terminate this Agreement under this clause (b) of Section 7.1 shall not be available to any party whose breach of this Agreement has resulted in the failure of the Closing to occur on or before the Termination Date;
          (c) by either Purchaser or the Sellers’ Agent, if any permanent injunction or other order of a Governmental Entity of competent authority preventing the consummation of the Share Purchase shall have become final and nonappealable;
          (d) by Purchaser, if (i) the Sellers or Sellers’ Agent, as applicable, shall have breached any representation, warranty, covenant or agreement contained herein and such breach shall not have been cured within five Business Days after receipt by the Sellers’ Agent of written notice of such breach (provided, however, that no such cure period shall be available or applicable to any such breach which by its nature cannot be cured) and if not cured within the timeframe above and at or prior to the Closing, such breach would result in the failure of any of the conditions set forth in Section 6.1 or Section 6.3 to be satisfied, or (ii) there shall have been a Material Adverse Effect with respect to the Company; or
          (e) by the Sellers’ Agent, if Purchaser shall have breached any representation, warranty, covenant or agreement contained herein and such breach shall not have been cured within five Business Days after receipt by Purchaser of written notice of such breach (provided, however, that no such cure period shall be available or applicable to any such breach which by its nature cannot be cured) and if not cured within the timeframe above and at or prior to the Closing, such breach would result in the failure of any of the conditions set forth in Section 6.1 or Section 6.2 to be satisfied.
     7.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 7.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Purchaser, the Company, the Sellers, or their respective officers, directors, stockholders or Affiliates; provided, however, that (a) the provisions of this Section 7.2 (Effect of Termination), Article IX (General Provisions), the Confidentiality Agreement and Section 7.2 (Confidentiality; Public Disclosure) shall remain in full force and effect and survive any termination of this Agreement and (b) nothing herein shall relieve any party hereto from liability in connection with any breach of such party’s representations, warranties or covenants contained herein.
     7.3 Amendment. To the extent permitted by applicable Legal Requirements, Purchaser and the Sellers’ Agent may cause this Agreement to be amended at any time before or after the Closing by execution of an instrument in writing signed on behalf of Purchaser and the Sellers’ Agent.
     7.4 Extension; Waiver. At any time at or prior to the Closing, the Sellers’ Agent and Purchaser may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. At any time after the Closing, the Sellers’ Agent and Purchaser may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the agreements or conditions for the benefit of such Person contained herein. Any agreement on the part of a party hereto or the Sellers’ Agent to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Without limiting the generality or effect of the preceding sentence, no delay in exercising any right under this Agreement shall constitute a waiver of such right, and no waiver of any breach or default shall be deemed a waiver of any other breach or default of the same or any other provision in this Agreement.
ARTICLE VIII
Escrow Fund and Indemnification
     8.1 Escrow Fund. The Escrow Consideration shall be deposited with, U.S. Bank National Association (or another institution selected by Purchaser and reasonably satisfactory to the Sellers’ Agent) as escrow agent (the “Escrow Agent”), such deposit, together with any interest (and dividends and distributions relating to Purchaser Shares) that may be earned thereon, to constitute an escrow fund (the “Escrow Fund”) and to be governed by the provisions set forth herein and in the Escrow Agreement.

The Escrow Fund shall be available to compensate Purchaser (on behalf of itself or any other Indemnified Person (as such term is defined in Section 8.2 below)) for Indemnifiable Damages (as such term is defined in Section 8.2 below) pursuant to the indemnification obligations of the Sellers. If Purchaser Shares are used to compensate Purchaser or Indemnified Persons, the Escrow Shares shall be valued at the average closing price of Purchaser Common Stock on the NASDAQ Global Select Market on the five (5) trading days immediately prior to the Closing Date .
     8.2 Indemnification.
          (a) Subject to the limitations set forth in this Article VIII, the Sellers shall indemnify and hold harmless Purchaser and its officers, directors, agents and employees, and each person, if any, who controls or may control Purchaser within the meaning of the Securities Act (each of the foregoing being referred to individually as an “Indemnified Person” and collectively as “Indemnified Persons”) from and against any and all losses, liabilities, damages, costs and expenses, including costs of investigation and defense and reasonable fees and expenses of lawyers, experts and other professionals (collectively, “Indemnifiable Damages”), arising out of, resulting from or in connection with (i) any failure of any representation or warranty made by such Seller in Sections 2.1, 2.2, and 2.25 (as modified by the Sellers’ Disclosure Letter, including any exhibit or Schedule to the Sellers’ Disclosure Letter) to be true and correct as of the Agreement Date and as of the Closing Date as though such representation or warranty were made as of the Closing Date (except in the case of representations and warranties which by their terms speak only as of a specific date or dates, which representations and warranties shall be true and correct as of such date), (ii) any failure of any other representation or warranty made by the Sellers or Sellers’ Agent in this Agreement (as modified by the Sellers’ Disclosure Letter, including any exhibit or Schedule to the Sellers’ Disclosure Letter) to be true and correct as of the Agreement Date and as of the Closing Date as though such representation or warranty were made as of the Closing Date (except in the case of representations and warranties which by their terms speak only as of a specific date or dates, which representations and warranties shall be true and correct as of such date), (iii) any failure of any certification, representation or warranty made by any Seller, Sellers’ Agent or the Company in any certificate (other than the Company Net Working Capital Certificate and the Closing Expenses Certificate) delivered to Purchaser pursuant to any provision of this Agreement to be true and correct as of the date such certificate is delivered to Purchaser, (iv) any breach of or default in connection with any of the covenants or agreements made by any Seller, Sellers’ Agent or the Company in this Agreement (including any exhibit or Schedule to the Sellers’ Disclosure Letter), (v) any matter set forth on Schedule 2.8 to the Sellers’ Disclosure Letter or that is or would be an exception to the representations and warranties made on each date in Section 2.8 (Litigation), (vi) any inaccuracies in the Spreadsheet, the Company Net Working Capital Certificate or the Closing Expenses Certificate delivered at the Closing, (vi) any Indemnifiable Transaction Expenses, (viii) any *** Payments, and (ix) to the extent they arise out of or are based upon actions or omissions made in reliance upon and in conformity with information furnished by or on behalf of Sellers, any untrue statement or alleged untrue statement of any material fact contained in the Registration Statements under which the Purchaser Shares are registered under the Securities Act, any prospectus contained therein, or any amendment or supplement thereto, or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The Sellers liability under this Section 8.2(a) shall be several and not joint with respect to clause (i) above and shall be joint and not several with respect to the remainder of this Section 8.2(a).
          (b) Subject to the limitations set forth in this Article VIII, the Purchaser shall indemnify and hold harmless the Sellers and each of their officers, directors, agents and employees, and each person, if any, who controls or may control the Sellers within the meaning of the Securities Act

***	Portions of this page have been omitted pursuant to a request for Confidential Treatment filed separately with the Commission.

(each of the foregoing being referred to individually as a “Seller Indemnified Person” and collectively as “Seller Indemnified Persons”) from and against any and all Indemnifiable Damages arising out of, resulting from or in connection with (i) any failure of any representation or warranty made by the Purchaser in this Agreement to be true and correct as of the Agreement Date and as of the Closing Date as though such representation or warranty were made as of the Closing Date (except in the case of representations and warranties which by their terms speak only as of a specific date or dates, which representations and warranties shall be true and correct as of such date), (ii) any failure of any certification, representation or warranty made by the Purchaser in any certificate delivered to the Sellers’ Agent pursuant to any provision of this Agreement to be true and correct as of the date such certificate is delivered to the Sellers’ Agent, (iii) any breach of or default in connection with any of the covenants or agreements made by the Purchaser in this Agreement, and (iv) any untrue statement or alleged untrue statement of any material fact contained in the Registration Statements under which the Purchaser Shares are registered under the Securities Act, any prospectus contained therein, or any amendment or supplement thereto, or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent that they arise out of or are based upon actions or omissions made in reliance upon and in conformity with information furnished by or on behalf of Sellers.
          (c) In determining the amount of any Indemnifiable Damages in respect of the failure of any representation or warranty to be true and correct as of any particular date, any materiality standard or qualification contained in such representation or warranty shall be disregarded. In no event will Indemnifiable Damages include punitive damages, exemplary damages, lost profits, lost opportunities, consequential damages, incidental damages or special damages, except to the extent such damages are payable to a third party in a Third-Party Claim. The parties acknowledge that the Indemnifiable Damages arising out of, resulting from or in connection with a delay in any Seller’s ability to sell Share Purchase Consideration which arises out of, results from or in connection with a breach by Purchaser of Section 1.5(d) shall not be considered a lost profit, lost opportunity, incidental or consequential damage for purposes of the previous sentence.
     8.3 Indemnifiable Damage Threshold; Other Limitations.
          (a) Notwithstanding anything contained herein to the contrary, no Indemnified Person may make a claim for indemnification pursuant to clauses (i)-(vi) of the first sentence of Section 8.2 (and that does not involve fraud by a Seller or the Company) unless and until an Officer’s Certificate describing Indemnifiable Damages under such clauses in an aggregate amount greater than $*** (the “Threshold”) has been delivered, in which case the Indemnified Person may make claims for indemnification for all Indemnifiable Damages (including the amount of the Threshold). For the avoidance of doubt, the Threshold shall not apply with respect to Indemnifiable Damages relating to *** Payments.
          (b) If the Share Purchase is consummated, recovery from the *** Holdback shall constitute partial security for the indemnity obligations under Section 8.2(a)(viii), and all claims for Indemnifiable Damages relating to *** Payments by the Purchaser shall be satisfied first from the *** Holdback and then from Escrow Fund. Recovery from the Escrow Fund shall constitute partial security for all other indemnity obligations under this Agreement, and all claims for Indemnifiable Damages by the Purchaser shall be satisfied first from the Escrow Fund. In the event that the Escrow Fund is exhausted or claims upon all amounts of Escrow Consideration in the Escrow Fund have been made (after taking into account all other claims for indemnification from the Escrow Fund made by Indemnified Persons), (A) Purchaser shall have the right to withhold and set-off the Milestone Payment that has not

***	Portions of this page have been omitted pursuant to a request for Confidential Treatment filed separately with the Commission.

yet been paid against any Indemnifiable Damages to which any Indemnified Persons may be entitled hereunder (the “Set-Off Amount”), and (B) any excess Indemnified Damages shall be satisfied by the Sellers severally, and not jointly, based on their Pro Rata Share. The maximum aggregate liability of all Sellers for Indemnifiable Damages under this Agreement, when taking into account all other claims for Indemnifiable Damages, shall be limited to *** dollars ($ *** ), plus the *** Holdback to the extent it is used to pay Indemnifiable Damages (but the *** Holdback will not increase the maximum aggregate liability if and to the extent it is returned to the Sellers), plus *** ; provided, however, that (i) the maximum aggregate liability of all Sellers for Indemnifiable Damages under Section 2.12 (Intellectual Property; Regulatory Matters), when taking into account all other claims for Indemnifiable Damages, shall be limited to *** dollars ($ *** ), plus the *** Holdback to the extent it is used to pay Indemnifiable Damages (but the *** Holdback will not increase the maximum aggregate liability if and to the extent it is returned to the Sellers), plus *** , and (ii) the maximum aggregate liability of all Sellers for Indemnifiable Damages under Section 2.3, (Organization, Standing and Power), Section 2.4 (Capital Structure), Section 2.13 (Environmental Matters), Section 2.14 (Taxes), Section 2.19 (Transaction Fees) and Section 2.21 (Export Control Laws), when taking into account all other claims for Indemnifiable Damages, shall be limited to *** dollars ($ *** ), plus the *** Holdback to the extent it is used to pay Indemnifiable Damages (but the *** Holdback will not increase the maximum aggregate liability if and to the extent it is returned to the Sellers), plus *** , other than in the case of fraud or willful misconduct, for which there shall be no limitation on Indemnifiable Damages.
          (c) Notwithstanding the forgoing, no Seller shall be liable for an amount greater than such Seller’s pro rata portion of the total Share Purchase Consideration, as set forth on the Spreadsheet.
          (d) Notwithstanding anything herein to the contrary, Purchaser shall not be liable for an amount greater than the total Share Purchase Consideration.
          (e) Notwithstanding anything herein to the contrary, the Sellers shall not be required to indemnify any Indemnified Persons hereunder for the breach of any representation or warranty contained in Section 2.14, to the extent such breach (i) relates to income Taxes of the Company for periods ending on or before the Closing Date, and (ii) results in a reduction in the Company’s net operating loss for any such period, and (iii) does not result in the Company being required to pay any income Taxes for any period ending on or before the Closing Date.
          (f) From and after the Closing, the right of the parties hereto to demand and receive indemnification pursuant to this Article VIII shall be the sole and exclusive remedy exercisable by a party with respect to this Agreement or the transactions contemplated hereby, and the parties hereto hereby waive all claims they may have against the other parties under this Agreement and the transactions contemplated hereby, other than claims for indemnification in accordance with this Article VIII, except for the right to seek specific performance of any of the agreements contained herein and except in the case of fraud or willful misconduct.
     8.4 Period for Claims. Except as set forth below, the period during which claims for Indemnifiable Damages may be made (the “Claims Period”) shall commence at the Closing and terminate on the date that is 18 months following the Closing Date (the “Escrow Period”). The Claims Period for Indemnifiable Damages arising out of, resulting from or in connection with (a) fraud, (b) any failure of any of the representations and warranties contained in Section 2.4 (Capital Structure), Section 2.13 (Environmental Matters) and Section 2.14 (Taxes) to be true and correct, or (c) the failure of a Company Securityholder to hold valid title to shares of Company Capital Stock purported to be held by such Company Securityholder in the Spreadsheet, shall commence at the Closing and terminate upon the

***	Portions of this page have been omitted pursuant to a request for Confidential Treatment filed separately with the Commission.

expiration of the applicable statute of limitations (the applicable time period specified in this proviso being the “Subsequent Claim Period”). Notwithstanding anything contained herein to the contrary, such portion of the Escrow Fund at the conclusion of the Escrow Period that is subject to unresolved or unsatisfied claims for Indemnifiable Damages as specified in any Officer’s Certificate (as defined in Section 8.5) delivered to the Sellers’ Agent prior to expiration of the Escrow Period shall remain in the Escrow Fund until such claims for Indemnifiable Damages have been resolved or satisfied. The remainder of the Escrow Fund, if any, shall be paid to the Sellers promptly (and in any event within 10 Business Days) after the expiration of the Escrow Period in accordance with each such Seller’s Pro Rata Share.
     8.5 Claims.
          (a) On or before the last day of the Escrow Period, Purchaser may deliver to the Escrow Agent, and following the expiration of the Escrow Period, on or before the last day of the Subsequent Claims Period, Purchaser may deliver to the Sellers’ Agent a certificate signed by any officer of Purchaser (or, in the case of a claim by a Seller Indemnified Person against the Purchaser, the Sellers’ Agent may deliver to the Purchaser a certificate signed by an officer of the Sellers’ Agent) (an “Officer’s Certificate”):
               (i) stating that an Indemnified Person or Seller Indemnified Person has incurred, paid, reserved or accrued, or reasonably anticipates that it may incur, pay, reserve or accrue, Indemnifiable Damages (or that with respect to any Tax matters, that any Tax Authority may raise such matter in audit of Purchaser or its subsidiaries, which could give rise to Indemnifiable Damages);
               (ii) stating the amount of such Indemnifiable Damages (which, in the case of Indemnifiable Damages not yet incurred, paid, reserved or accrued, may be the maximum amount reasonably anticipated by Purchaser or the Sellers’ Agent (as applicable) to be incurred, paid, reserved or accrued); and
               (iii) specifying in reasonable detail (based upon the information then possessed by Purchaser or the Sellers’ Agent (as applicable)) the individual items of such Indemnifiable Damages included in the amount so stated; and
               (iv) describing the nature of the claim or occurrence giving rise to such Indemnifiable Damages, and specifying the Section of this Agreement under which such claim is made and the nature of the misrepresentation, breach, or claim to which such Indemnified Damages is related.
     No delay in providing such Officer’s Certificate within the Escrow Period or Subsequent Claims Period shall affect an Indemnified Person’s rights hereunder, unless (and then only to the extent that) the Purchaser, the Sellers’ Agent or the Sellers (as applicable) are materially prejudiced thereby.
          (b) At the time of delivery of any Officer’s Certificate to the Escrow Agent, a duplicate copy of such Officer’s Certificate shall be delivered to the Sellers’ Agent by or on behalf of Purchaser (on behalf of itself or any other Indemnified Person) and for a period of 30 days after such delivery to the Sellers’ Agent of such Officer’s Certificate, the Escrow Agent shall make no payment pursuant to this Section 8.5 unless the Escrow Agent shall have received written authorization from the Sellers’ Agent to make such delivery. After the expiration of such 30-day period, the Escrow Agent shall make delivery of cash from the Escrow Fund to Purchaser in accordance with this Section 8.5; provided, however, that no such delivery may be made if and to the extent the Sellers’ Agent shall object in a written statement to any claim or claims made in the Officer’s Certificate, and such statement shall have been delivered to the Escrow Agent and to Purchaser prior to the expiration of such 30-day period.

          (c) With respect to Third-Party Claims for which Sellers’ Agent is conducting the defense pursuant to Section 8.8, following delivery of a notice of claim to the Sellers’ Agent, the Sellers’ Agent shall be given such access as the Sellers’ Agent may reasonably require during the Indemnified Person’s normal business hours (or such other times as the parties may agree) to those books and records of the Indemnified Person relating to the claim in the possession of, and/or under the control of, the Indemnified Person.
     8.6 Resolution of Objections to Claims.
          (a) If the Sellers’ Agent objects in writing to any claim or claims by Purchaser made in any Officer’s Certificate within such 30-day period, Purchaser and the Sellers’ Agent shall attempt in good faith for 30 days after Purchaser’s receipt of such written objection to resolve such objection. If Purchaser and the Sellers’ Agent shall so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties and delivered to the Escrow Agent. The Escrow Agent shall be entitled to conclusively rely on any such memorandum and the Escrow Agent shall distribute cash from the Escrow Fund in accordance with the terms of such memorandum.
          (b) If no such agreement can be reached during the 30-day period for good faith negotiation, then the parties may resolve the dispute in accordance with Section 9.9, and the Escrow Agent shall be entitled to act in accordance with the results of such resolution and the Escrow Agent shall distribute cash from the Escrow Fund in accordance therewith.
          (c) For purposes of this Article VIII, in any suit hereunder in which any claim or the amount thereof stated in the Officer’s Certificate is at issue, Purchaser shall be deemed to be the non-prevailing party unless the trial court awards Purchaser more than one-half of the amount in dispute, in which case the Sellers shall be deemed to be the non-prevailing party. The non-prevailing party to a suit shall pay its own expenses and the expenses and the fees and expenses of the prevailing party, including attorneys’ fees and costs, reasonably incurred in connection with such suit.
          (d) The resolution of any objections to claims set forth in an Officer’s Certificate delivered to the Sellers’ Agent following the Escrow Period and during the Subsequent Claims Period shall be conducted in accordance with the procedures set forth in Section 8.5 and this Section 8.6.
     8.7 Sellers’ Agent.
          (a) By signing this Agreement, the Sellers hereby constitute and appoint Deru GmbH as the Sellers’ Agent. For purposes of this Agreement, the term “Sellers’ Agent” shall mean the agent for and on behalf of the Sellers to: (i) give and receive notices and communications to or from Purchaser (on behalf of itself or any other Indemnified Person) relating to this Agreement or any of the transactions and other matters contemplated hereby or thereby; (ii) authorize deliveries to Purchaser of cash from the Escrow Fund in satisfaction of claims asserted by Purchaser (on behalf of itself or any other Indemnified Person, including by not objecting to such claims); (iii) object to or initiate claims pursuant to this Article VIII; (iv) consent or agree to, negotiate, enter into settlements and compromises of, and comply with orders of courts with respect to, such claims; (v) consent or agree to any amendment to this Agreement, and (vi) take all actions necessary or appropriate in the judgment of the Sellers’ Agent for the accomplishment of the foregoing, in each case without having to seek or obtain the consent of any Person under any circumstance. No bond shall be required of the Sellers’ Agent, and the Sellers’ Agent shall receive no compensation for its services.
          (b) The Sellers’ Agent shall act for the Sellers on all of the matters set forth in this Agreement, but the Sellers’ Agent shall not be liable to any Seller for any act done or omitted hereunder as the Sellers’ Agent while acting in good faith (and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith) and without willful misconduct. The Sellers shall severally indemnify the Sellers’ Agent and hold it harmless against any loss, liability or expense incurred without willful misconduct on the part of the Sellers’ Agent and arising out of or in connection with the acceptance or administration of its duties hereunder, including any out-of-pocket costs and expenses and legal fees and other legal costs reasonably incurred by the Sellers’ Agent. If not paid directly to the Sellers’ Agent by the Sellers, such losses, liabilities or expenses may be recovered by the Sellers’ Agent from Escrow Fund otherwise distributable to the Sellers (and not distributed or distributable to an Indemnified Person or subject to a pending indemnification claim of an Indemnified Person) after the expiration of the Escrow Period pursuant to the terms hereof and of the Escrow Agreement, at the time of distribution, and such recovery will be made from the Sellers according to their respective Pro Rata Share.
          (c) Any notice or communication given or received by, and any decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of, the Sellers’ Agent that is within the scope of the Sellers’ Agent’s authority under Section 8.7(a) shall constitute a notice or communication to or by, or a decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of all the Sellers and shall be final, binding and conclusive upon each such Seller; and each Indemnified Person shall be entitled to rely upon any such notice, communication, decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction as being a notice or communication to or by, or a decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of, each and every such Seller.
     8.8 Third-Party Claims. In the event Purchaser becomes aware of a third-party claim (“Third-Party Claim”) which Purchaser believes may result in a claim for Indemnifiable Damages pursuant to this Article VIII by or on behalf of an Indemnified Person, Purchaser shall promptly notify the Sellers’ Agent of such Third-Party Claim. Other than as provided below, the Sellers’ Agent shall have the right in its sole discretion to conduct the defense of and to settle or resolve any Third-Party Claim. With respect to Third-Party Claims regarding infringement or misappropriation of Third Party Intellectual Property Right and Third-Party Claims that, if not first paid, discharged, or otherwise complied with, would result in a material interruption or cessation of Purchaser’s business with respect to the Device or would materially impair the value of the Device, the Purchaser shall have the right in its sole discretion to conduct the defense of and to settle or resolve any Third-Party Claim (and the costs and expenses incurred by Purchaser in connection with such defense, settlement or resolution (including reasonable attorneys’ fees, other professionals’ and experts’ fees and court or arbitration costs) shall be included in the Indemnifiable Damages for which Purchaser may seek indemnification pursuant to a claim made hereunder). The Sellers’ Agent shall have the right to receive copies of all pleadings, notices and communications with respect to the Third-Party Claim to the extent that receipt of such documents does not affect any privilege relating to any Indemnified Person and shall be entitled, at its expense, to participate in, but not to determine or conduct, any defense of the Third-Party Claim or settlement negotiations with respect to the Third-Party Claim. However, except with the consent of the Sellers’ Agent, which consent shall not be unreasonably withheld, conditioned or delayed and which shall be deemed to have been given unless the Sellers’ Agent shall have objected within 20 days after a written request for such consent by Purchaser, no settlement or resolution of any such claim with any third-party claimant shall be determinative of the existence of or amount of Indemnifiable Damages relating to such matter. In the event that the Sellers’ Agent has consented to any such settlement or resolution, neither the Sellers’ Agent nor any Seller shall have any power or authority to object under Section 8.5 or any other provision of this Article VIII to the amount of any claim by or on behalf of any Indemnified Person against the Escrow Fund for indemnity with respect to such settlement or resolution.

     8.9 Tax Treatment of Indemnity Payments. Any payment pursuant to this Article VIII shall be considered an adjustment to the Initial Share Purchase Consideration for Tax purposes, to the maximum extent permitted by law.
ARTICLE IX
General Provisions
     9.1 Survival of Representations and Warranties and Covenants. If the Share Purchase is consummated, the representations and warranties of the Sellers contained in this Agreement (including any exhibit or Schedule to the Sellers’ Disclosure Letter), and the other certificates contemplated hereby shall survive the Closing and remain in full force and effect, regardless of any investigation or disclosure made by or on behalf of any of the parties to this Agreement, until the date that is *** months following the Closing Date; provided, however, that the representations and warranties of the Sellers contained in *** will remain operative and in full force and effect, regardless of any investigation or disclosure made by or on behalf of any of the parties to this Agreement, until the expiration of the applicable statute of limitations (if later than the expiration of 18 months following the Closing Date) for claims against the Sellers which seek recovery of Indemnifiable Damages arising out of an inaccuracy or breach of such representations or warranties; provided further, no right to indemnification pursuant to Article VIII in respect of any claim that is set forth in an Officer’s Certificate delivered to the Escrow Agent prior to the expiration of the Escrow Period shall be affected by the expiration of such representations and warranties; and provided, further, that such expiration shall not affect the rights of any Indemnified Person under Article VIII or otherwise to seek recovery of Indemnifiable Damages arising out of any fraud or intentional misrepresentation by any Seller until the expiration of the applicable statute of limitations. If the Share Purchase is consummated, the representations and warranties of Purchaser contained in this Agreement and the other certificates contemplated hereby shall expire and be of no further force or effect as of the Closing. If the Share Purchase is consummated, all covenants of the parties (including the covenants set forth in Article IV and Article V) shall expire and be of no further force or effect on the date that is 18 months following the Closing Date, except to the extent such covenants provide that they are to be performed after the Closing; provided, however, that no right to indemnification pursuant to Article VIII in respect of any claim based upon any breach of a covenant shall be affected by the expiration of such covenant.
     9.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or mailed by registered or certified mail (return receipt requested) or sent via facsimile (with confirmation of receipt) to the parties hereto at the following address (or at such other address for a party as shall be specified by like notice):
(i) if to Purchaser, to:
NuVasive, Inc.
7475 Lusk Boulevard,
San Diego, California 92121
Attention: General Counsel
Facsimile No.: (858) 909-2479
Telephone No.: (858) 909-1979

***	Portions of this page have been omitted pursuant to a request for Confidential Treatment filed separately with the Commission.

with a copy (which shall not constitute notice) to:
DLA Piper LLP (US)
4365 Executive Drive, Suite 1100
San Diego, California 92121
Attention: Michael Kagnoff
Facsimile No.: (858) 456-3075
Telephone No.: (858) 638-6722
(ii) if to the Company, to:
Cervitech, Inc.
300 Roundhill Drive
Rockaway, NJ 07866 USA
Attention: Chief Executive Officer
Facsimile No.: (973) 625-4445
Telephone No.: (973) 625-1333
with a copy (which shall not constitute notice) to:
Dickstein Shapiro LLP
1177 Avenue of the Americas
New York, NY 10036
Attention: Eli Curi, Jr.
Facsimile No.: (917) 591-2604
Telephone No.: (212) 277-6727
(iii) If to the Sellers’ Agent, to:
Deru GmbH
Oststrasse 26
D-22844 Norderstedt, Germany
Attention: Helmut Link
Facsimile No.: +(49) 40 5544 5889
Telephone No.: +(49) 40 5544 5880
with a copy (which shall not constitute notice) to:
Dickstein Shapiro LLP
1177 Avenue of the Americas
New York, NY 10036
Attention: Eli Curi, Jr.
Facsimile No.: (917) 591-2604
Telephone No.: (212) 277-6727
     9.3 Interpretation. When a reference is made in this Agreement to Certificate, Sections or Exhibits, such reference shall be to an Article or Section of, or an Exhibit to this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The phrases “provided to,” “furnished to,” and phrases of similar import when used herein, unless the context otherwise requires, shall mean that a true, correct and complete copy of the information or material referred to has been provided or has been made available via an on-line data site to the party to whom such information or material is to be provided. Unless the context of this Agreement otherwise requires: (i) words of any gender include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; and (iii) the terms “hereof,” “herein,” “hereunder” and derivative or similar words refer to this entire Agreement.
     9.4 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties hereto; it being understood that all parties hereto need not sign the same counterpart.
     9.5 Entire Agreement; Nonassignability; Parties in Interest. This Agreement and the documents and instruments and other agreements specifically referred to herein or delivered pursuant hereto, including all the exhibits attached hereto, the Schedules, including the Sellers’ Disclosure Letter, (a) constitute the entire agreement among the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter hereof, except for the Confidentiality Agreement, which shall continue in full force and effect, and shall survive any termination of this Agreement, in accordance with its terms, (b) are not intended to confer, and shall not be construed as conferring, upon any Person other than the parties hereto any rights or remedies hereunder (except that Article VIII is intended to benefit Indemnified Persons, it being understood that the stockholders of Purchaser are not third party beneficiaries of this Agreement) and (c) shall not be assigned by operation of law or otherwise except as otherwise specifically provided herein.
     9.6 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise by any of the parties hereto without the prior written consent of the other parties hereto, and any such assignment without such prior written consent shall be null and void, except that Purchaser may assign this Agreement to any direct or indirect wholly owned subsidiary of Purchaser without the prior consent of the Sellers’ Agent; provided, however, that Purchaser shall remain liable for all of its obligations under this Agreement. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and assigns.
     9.7 Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement shall continue in full force and effect and shall be interpreted so as reasonably to effect the intent of the parties hereto. The parties hereto shall use all reasonable efforts to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that shall achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.
     9.8 Remedies Cumulative. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party hereto shall be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party hereto of any one remedy shall not preclude the exercise of any other remedy and nothing in this Agreement shall be deemed a waiver by any party of any right to specific performance or injunctive relief.
     9.9 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without reference to such state’s principles of conflicts of law. The parties hereto hereby irrevocably submit to the exclusive jurisdiction of the courts of the State of

California and the Federal courts of the United States of America located within the city of San Diego, in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby and thereby (including resolution of disputes under Section 8.6), and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or thereof, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such a California State or Federal court. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 9.2 or in such other manner as may be permitted by applicable Legal Requirements, shall be valid and sufficient service thereof. With respect to any particular action, suit or proceeding, venue shall lie solely in the city of San Diego, California.
     9.10 Rules of Construction. The parties hereto have been represented by counsel during the negotiation, preparation and execution of this Agreement and, therefore, hereby waive, with respect to this Agreement, each Schedule and each Exhibit attached hereto, the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document shall be construed against the party drafting such agreement or document.
     9.11 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ANY PARTY HERETO IN NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.
[Signature Page Next]

     IN WITNESS WHEREOF, Purchaser and the Sellers have caused this Agreement to be executed and delivered by their respective officers thereunto duly authorized, all as of the date first written above.

NUVASIVE, INC.
By:	/s/ Alexis V. Lukianov
Alexis V. Lukianov
Chairman and Chief Executive Officer

Signature Page to Stock Purchase Agreement

Deru GmbH
By:	/s/ Helmut D. Link
	Name:	Helmut D. Link
	Title:	Chief Executive Officer

/s/ Paul McAfee
Paul McAfee

/s/ Massimo Calafiore
Massimo Calafiore

/s/ Andrew Cappucino
Andrew Cappuccino

/s/ Andrew Greenberg
Andrew Greenberg

/s/ Bryan Cunnigham
Bryan Cunningham

/s/ Luis Pimenta
Luis Pimenta

/s/ Dennis Farrell
Dennis Farrell

/s/ Michael Wefers
Michael Wefers

Signature Page to Stock Purchase Agreement

Exhibit A
Schedule of Sellers

Name	Shares
Deru GMBH	8,668.5

Paul McAfee	500

Massimo Calafiore	281.5

Andrew Cappuccino	200

Andrew Greenberg	100

Bryan Cunningham	75

Luis Pimenta	75

Dennis Farrell	50

Michael Wefers	50

TOTAL	10,000

*Schedule 1.4(b)(ix) — Contracts to be Terminated
*Schedule 1.4(b)(xii) — Required Third Party Consents
*Schedule 1.4(b)(xviii) — *** Agreements to be terminated
*Schedule 2.2(b) — 83(b) elections
*Schedule 2.4 — Capital Structure
*Schedule 2.5 — Non-Contravention by the Company
*Schedule 2.6(a) — Financial Statements
*Schedule 2.6(c) — Bank Accounts
*Schedule 2.6(d) — Company Debt
*Schedule 2.7 — Absence of Certain Changes
*Schedule 2.8 — Litigation
*Schedule 2.9 — Restrictions on Business Activities
*Schedule 2.11 — Title to Property and Assets
*Schedule 2.12 — Intellectual Property
*Schedule 2.12(f) — Company Products
*Schedule 2.12(g) — Registered Intellectual Property
*Schedule 2.12(n) — Patent Numbers
*Schedules 2.12(z), (aa), (bb) and (cc) — Regulatory Matters
*Schedule 2.14 — Taxes
*Schedule 2.14(j) — Deferred Gains or Losses from Intercompany Transactions
*Schedule 2.14(t) — Nonqualified Deferred Compensation Plans
*Schedule 2.15(a) — Employee Benefit Plans and Employee Matters
*Schedule 2.15(j) — Severance Obligations
*Schedule 2.15(h) — Foreign Plans
*Schedule 2.15(i) — Employees of the Company Not Fully Available because of Disability
*Schedule 2.15(l) — Employment Agreements
*Schedule 2.15(m) — Termination Notice
*Schedule 2.17 — Lists of Insurance and Bonds
*Schedule 2.19 — Estimation of Transaction Expenses
*Schedule 2.20(a) — List of Material Contracts
*Schedule 2.20(b) — Distribution Agreements
*Schedule 2.22(a) — Significant Customers
*Schedule 2.22(b) — Suppliers of Products and Services
*Schedule 2.23 — Accounts Receivable
*Schedule 2.24 — Non-Balance Sheet Inventory
*Schedule 6.3(f) — Stockholders Executing Non-Competition Agreements as of the Agreement Date
*Schedule 6.3(g) — Specified Contractors

*	Schedules have not been filed pursuant to paragraph (b)(2) of Item 601 of Regulation S-K. NuVasive, Inc. agrees to furnish supplementally a copy of any omitted schedule to the Securities and Exchange Commission upon request.

***	Portions of this page have been omitted pursuant to a request for Confidential Treatment filed separately with the Commission.